     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1999.



                                                      REGISTRATION NO. 333-77737

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------
                      LEISURE TIME CASINOS & RESORTS, INC.
             (Exact name of registrant as specified in its charter)

             COLORADO                             7980                            34-1763271
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                           4258 COMMUNICATIONS DRIVE
                            NORCROSS, GEORGIA 30093
                                 (770) 923-9900
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                ALAN N. JOHNSON
                           4258 COMMUNICATIONS DRIVE
                            NORCROSS, GEORGIA 30093
                                 (770) 923-9900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With Copies to:

               THOMAS S. SMITH, ESQ.                              ROBERT W. WALTER, ESQ.
              KEVIN J. KANOUFF, ESQ.                      BERLINER ZISSER WALTER & GALLEGOS, P.C.
              SMITH MCCULLOUGH, P.C.                                1700 LINCOLN STREET
        4643 SOUTH ULSTER STREET, SUITE 900                             SUITE 4700
              DENVER, COLORADO 80237                              DENVER, COLORADO 80203
                  (303) 221-6000                                      (303) 830-1700

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the date on which the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                            AMOUNT TO BE       OFFERING PRICE        AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED                        REGISTERED          PER SHARE       OFFERING PRICE(1)       FEE
-----------------------------------------------------------------------------------------------------------------------
 Common Stock...............................  1,265,000 shares(2)        $13.00           $16,445,000       $4,572.00
-----------------------------------------------------------------------------------------------------------------------
 Representative's Warrants(3)...............  1 Warrant                  $   --           $       100       $    1.00
-----------------------------------------------------------------------------------------------------------------------
 Common Stock Underlying Representative's
   Warrants.................................  110,000 shares(4)(5)       $15.60           $ 1,716,000       $  478.00
-----------------------------------------------------------------------------------------------------------------------
          Total.............................                                              $18,161,100       $5,050.00
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(2) Includes 165,000 shares that the underwriters have the option to purchase from the registrant to cover over allotments, if any.

(3) To be issued to the representative of the underwriters.

(4) In accordance with Rule 416 under the Securities Act of 1933, as amended, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event provisions preventing dilution become operative, as provided in the representative's warrants. No additional registration fee has been paid for these shares of common stock.

(5) Issuable upon exercise of the representative's warrants for the purchase of common stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Leisure Time will amend and complete the information in this prospectus. Although Leisure Time is permitted by US federal securities laws to offer these securities using this prospectus, Leisure Time may not sell them or accept an offer to buy them until the registration statement filed with the Commission relating to these securities has been declared effective by the Commission. This prospectus is not an offer to sell these securities or Leisure Time's solicitation of an offer to buy these securities in any jurisdiction where that would not be permitted or legal.


                   SUBJECT TO COMPLETION, DATED JULY 22, 1999


PROSPECTUS

                        1,100,000 SHARES OF COMMON STOCK


                              [LEISURE TIME LOGO]


     This is an initial public offering of shares of common stock of Leisure Time Casinos & Resorts, Inc. Leisure Time expects that the public offering price of the common stock will be between $11.00 and $13.00 per share.


     Leisure Time principally develops, manufactures and sells programmable touchscreen video gaming machines. In addition, Leisure Time operates an offshore gaming vessel and a gaming machine route and is renovating a hotel property that Leisure Time anticipates will include space where Leisure Time will be able to display its video pulltab and bingo machines for marketing to charities. Leisure Time plans to list the common stock on the Nasdaq National Market(R) under the symbol "LTCR."



     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                             PER SHARE                  TOTAL
-------------------------------------------------------------------------------------------------------
Public offering price................................            $                        $
-------------------------------------------------------------------------------------------------------
Underwriting discounts...............................            $                        $
-------------------------------------------------------------------------------------------------------
Proceeds to Leisure Time.............................            $                        $
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

     The underwriters have a 45 day option to purchase up to an additional 165,000 shares from Leisure Time to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


     The underwriters expect to deliver the common stock on           .


                           SCHNEIDER SECURITIES, INC.

                                           , 1999

                               INSIDE FRONT COVER



                                   Excellence
                                       in
                          gaming software development



Leisure Time Casinos & Resorts(TM) takes pride in our imagination and state of the art technology.



These factors enable us to design software that pushes our competition to the edge.



                          [PHOTOS OF GAMES AND LOGOS]

                               TABLE OF CONTENTS



                                                               PAGE
                                                               ----
Prospectus Summary..........................................      1
Risk Factors................................................      6
Forward Looking Statements..................................     13
Use of Proceeds.............................................     13
Dividend Policy.............................................     14
Dilution....................................................     14
Capitalization..............................................     16
Selected Consolidated Financial Data........................     17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19
Business....................................................     29
Management..................................................     63
Security Ownership of Certain Beneficial Owners and
  Management................................................     73
Description of Securities...................................     75
Shares Eligible for Future Sale.............................     76
Underwriting................................................     77
Legal Matters...............................................     78
Experts.....................................................     79
Index to Financial Statements...............................    F-1



     UNLESS OTHERWISE STATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVERALLOTMENT OPTION BY THE UNDERWRITERS.

                               PROSPECTUS SUMMARY


     Please refer to the Business section for a diagram that will help you better understand Leisure Time and its related companies. This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock.


     Leisure Time. Leisure Time principally develops, manufactures and sells programmable touch screen video gaming machines that offer players a choice of up to 12 different games of chance on one machine. Leisure Time's proprietary software features various well known games such as:

     - poker;

     - blackjack;

     - keno;

     - slots; and

     - bingo


as well as other games developed by Leisure Time. Each machine is programmed by Leisure Time prior to delivery with from one to 12 games selected by the location operator from a menu of approximately 50 games with multiple payout options. Since its acquisition of its video gaming machine manufacturing operations in September 1996, Leisure Time has:


     - successfully expanded its installed base of video gaming machines;

     - introduced software upgrades designed to enhance player appeal and engender operator loyalty; and

     - increased recurring revenue through the sale of new and upgraded game software.

     The video gaming machines manufactured by Leisure Time are used in:

     - retail locations such as taverns, restaurants, supermarkets, drug stores and convenience stores;

     - small and medium sized casinos operated by Native American tribes;

     - smaller casinos with limited floor space; and

     - gaming arcades and bingo halls.

     In addition to seeking recurring revenue from software upgrades on a growing base of installed video gaming machines, Leisure Time has recently implemented strategies designed to enhance recurring revenue through:

     - the sale of video pulltab machines and the refillable, replaceable pulltab cartridges used in the machines;

     - purchase and operation of a "cruise to nowhere" vessel out of Gloucester, Massachusetts that offers a range of gaming activities in international waters, including Leisure Time's video gaming machines, table games and traditional "slot" games;

     - acquisition of a multiple retail location base of video gaming machines that Leisure Time will own and operate or provide to third parties on a revenue sharing basis, known as a gaming route;


     - acquisition of a hotel now undergoing renovation that is next to Lake Erie in Cleveland, Ohio and that Leisure Time plans will include space where Leisure Time will be able to display its video pulltab and bingo machines for marketing to charities; and


     - acquisition of a finance company to finance purchases of video gaming machines from Leisure Time.

     Strategy. Leisure Time's objectives are to be a leading provider of video gaming, pulltab and bingo products and related software and to expand its gaming operations to increase recurring revenue. Key strategies to achieve Leisure Time's objectives include to:

     - increase the installed base of Pot O Gold and Pulltab Gold product lines;

     - leverage growth in installed products to increase recurring revenue from software sales;

     - continue to identify and develop new touchscreen video games and game enhancements;

     - increase revenue through addition of gaming vessels and passengers;

     - expand gaming machine route operations;

     - promote acceptance and use of video pulltab and bingo products; and

     - selectively explore domestic acquisition opportunities and international expansion.


     Factors that could impact Leisure Time attaining its objectives include:



     - the possible discontinuance of gaming in South Carolina;



     - a decrease in popularity of Leisure Time's video gaming machines;



     - technological innovations in video gaming machines;



     - competition;



     - increased regulation of the gaming industry;



     - availability of financing; and



     - adverse outcome of pending lawsuits.

     Financial Performance. The following tables represent total revenue, total gross profit, net income (loss) before income taxes, and the net income (loss) for Leisure Time Technology (predecessor) for the years ended June 30, 1994, 1995 and 1996. In September 1996 Leisure Time commenced operations by acquiring Leisure Time Technology. The same information is presented for Leisure Time for the fiscal years ended June 30, 1997 and 1998 and for the nine months ended March 31, 1999:


         [TOTAL REVENUE GRAPH]               [TOTAL GROSS PROFIT GRAPH]

This bar graph shows Leisure Time's          This bar graph shows Leisure Time's
total revenues by year and for the           total gross profit by year and for
nine months. The figures range from          the nine months. The figures range
$15.5 million to $45.1 million.              from $6.8 million to $22.6 million.

 [NET INCOME BEFORE INCOME TAXES                [NET INCOME (LOSS) GRAPH]
             GRAPH]


This bar graph shows Leisure Time's          This bar graph shows Leisure Time's
net income from operations before            net income (loss) by year and for
income taxes by year and for the nine        the nine months. The figures range
months. The figures range from               from $.2 million to $3.2 million
$.3 million to $5.2 million except for       except for 1998 which shows a loss
1998 which shows a loss of $1.4 million.     of $1.1 million.



     Leisure Time's principal executive offices are located at 4258 Communications Drive, Norcross, Georgia 30093. Leisure Time's telephone number is (770) 923-9900 and its facsimile number is (770) 923-3344.


     Leisure Time has a website on the World Wide Web at www.leisuretime casinos.com. Leisure Time's website is not intended to be and should not be considered a part of this prospectus.


THE OFFERING

Securities offered.........  1,100,000 shares of common stock


Shares of common stock to
be outstanding after the
  offering.................  6,271,829 shares



     In addition to the 6,271,829 shares of common stock outstanding after the offering, Leisure Time may issue 5,536,423 shares of common stock on exercise of currently outstanding options and warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table summarizes the financial data for Leisure Time's business for the years ended June 30, 1997 and 1998, and for the nine months ended March 31, 1998 and 1999. As Leisure Time Technology is considered a predecessor, similar information is presented for Leisure Time Technology for the years ending June 30, 1994, 1995 and 1996 and for the period July 1, 1996 to September 13, 1996. Leisure Time Technology was acquired on September 13, 1996. Leisure Time Financial was not acquired until April 1, 1999. Florida Casino Cruises was not acquired until May 4, 1999.


                 SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                          LEISURE TIME TECHNOLOGY
                                        (F/K/A U.S. GAMES, INC.)(1)
                             -------------------------------------------------

                                                                JULY 1, 1996
                              FOR THE YEAR ENDED JUNE 30,            TO
                             ------------------------------    SEPTEMBER 13,
                               1994       1995       1996           1996
                             --------   --------   --------   ----------------
Revenue....................  $ 15,494   $ 22,393   $ 28,291       $  2,671
Cost of goods sold.........     8,657     12,429     15,677          1,300
Gross profit...............     6,837      9,964     12,614          1,371
Operating expenses.........     4,612      6,322      9,158          2,997
Net income (loss) before
  income taxes.............     2,225      3,642      3,456         (1,626)
Income tax benefit
  (expense)................      (811)    (1,343)    (1,293)           554
                             --------   --------   --------       --------
Net income (loss)..........  $  1,414   $  2,299   $  2,163       $ (1,072)
                             ========   ========   ========       ========
Earnings (loss) per common
  share -- basic...........  $   2.05   $   3.34   $   3.14       $  (1.56)
                             ========   ========   ========       ========
Earnings (loss) per common
  share -- diluted.........  $   2.05   $   3.34   $   3.14       $  (1.56)
                             ========   ========   ========       ========
Weighted average number of
  common shares
  outstanding -- basic.....   688,850    688,850    688,850        688,850
                             ========   ========   ========       ========
Weighted average number of
  common shares
  outstanding -- diluted...   688,850    688,850    688,850        688,850
                             ========   ========   ========       ========

                                                 LEISURE TIME
                                   CASINOS & RESORTS, INC. AND SUBSIDIARIES
                             -----------------------------------------------------
                               FOR THE        FOR THE
                                 YEAR           YEAR         FOR THE NINE MONTHS
                                ENDED          ENDED           ENDED MARCH 31,
                               JUNE 30,       JUNE 30,     -----------------------
                                 1997           1998          1998         1999
                             ------------   ------------   ----------   ----------
Revenue....................   $   29,838     $   28,643    $   22,268   $   45,056
Cost of goods sold.........       16,616         16,517        12,377       22,475
Gross profit...............       13,222         12,126         9,891       22,581
Operating expenses.........        6,796         13,252         8,459       17,369
Net income (loss) before
  income taxes.............        6,426         (1,126)        1,432        5,212
Income tax benefit
  (expense)................       (1,738)           197          (629)      (1,975)
                              ----------     ----------    ----------   ----------
Net income (loss)..........   $    4,688     $     (929)   $      803   $    3,237
                              ==========     ==========    ==========   ==========
Earnings (loss) per common
  share -- basic...........   $     1.08     $     (.21)   $      .18   $      .69
                              ==========     ==========    ==========   ==========
Earnings (loss) per common
  share -- diluted.........   $      .65     $     (.21)   $      .08   $      .42
                              ==========     ==========    ==========   ==========
Weighted average number of
  common shares
  outstanding -- basic.....    4,343,397      4,516,528     4,505,380    4,663,648
                              ==========     ==========    ==========   ==========
Weighted average number of
  common shares
  outstanding -- diluted...    7,664,903      4,516,528     9,839,303    7,726,386
                              ==========     ==========    ==========   ==========


---------------

(1) Represents the financial results of U.S. Games, Inc. a "Predecessor" to the Company acquired by Leisure Time Casinos on September 13, 1996.


     The following table sets forth a summary of Leisure Time's balance sheet as of March 31, 1999.


     The as adjusted column reflects:

     - Leisure Time's receipt of the estimated net proceeds from the sale of 1,100,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and estimated underwriting expenses.


                                                                                MARCH 31, 1999
                                                                             ---------------------
                                                             JUNE 30, 1998   ACTUAL    AS ADJUSTED
                                                             -------------   -------   -----------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................     $   888      $ 2,540     $13,788
Working capital (deficit)..................................      (3,891)        (313)     10,935
Total assets...............................................      22,413       29,840      41,088
Long-term liabilities......................................       9,186       11,226      11,226
Total stockholders' equity.................................       3,706        8,611      19,859
Total liabilities and stockholders' equity.................      22,413       29,840      41,088

     The foregoing table does not give effect to:


     - 200,000 shares of common stock and warrants to purchase 400,000 shares of common stock issued after March 31, 1999, upon the conversion of $250,000 of debt;



     - 6,998 shares of common stock issued after March 31, 1999, upon the conversion of approximately $17,500 of debt;



     - 49,996 shares of common stock issued for approximately $265,000 after March 31, 1999, upon the exercises of an option and warrants;



     - 2,000 shares of common stock and warrants issued after March 31, 1999, for $20,000;



     - 100,000 shares of common stock and an option issued after March 31, 1999, in connection with the acquisition of Leisure Time Financial;



     - 80,000 shares of common stock and warrants issued after March 31, 1999, in connection with the acquisition of Florida Casino Cruises;



     - 5,536,423 shares of common stock issuable on exercise of outstanding options and warrants; and



     - 110,000 shares of common stock issuable on exercise of the representative's warrants.



                                                                                    NINE MONTHS
                                                       YEAR ENDED JUNE 30,        ENDED MARCH 31,
                                                   ---------------------------   -----------------
                                                    1996      1997      1998      1998      1999
                                                   -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
CONSOLIDATED STATEMENT OF CASH FLOWS AND OTHER
  DATA:
Cash flow (used in) provided by operating
  activities.....................................  $  (629)  $ 7,379   $ 2,592   $ 3,684   $ 5,710
Cash flow used by investing activities...........     (292)   (6,862)   (3,097)   (3,585)   (4,024)
Cash flow provided by (used in) financing
  activities.....................................      904       570       304       302       (34)
EBITDA (loss)....................................   (1,329)    8,523     1,578     3,257     8,793



     "EBITDA" reflects net income or loss plus depreciation, amortization and net interest expense, income taxes and stock based compensation expense, if any. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow because it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other measures of performance. EBITDA as calculated by Leisure Time may not be comparable to EBITDA as calculated and reported by other companies.

                                  RISK FACTORS


     You should carefully consider the following risks before you decide to buy Leisure Time's common stock. The risks and uncertainties described below are not the only ones facing Leisure Time. Additional risks and uncertainties not presently known to Leisure Time or that Leisure Time currently deems immaterial may also impair Leisure Time's business.

     If any of the events described in the following risks actually occur, Leisure Time's business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of Leisure Time's common stock could decline and you could lose all or part of your investment.


LEISURE TIME'S HISTORICAL SALES ARE CONCENTRATED IN ONE GEOGRAPHIC MARKET THAT MAY BECOME SATURATED CAUSING A REDUCTION OF LEISURE TIME'S SALES IN THAT STATE AND A REDUCTION IN THE VALUE OF YOUR INVESTMENT



     The majority of Leisure Time's sales of video gaming machines over the past few years has been in South Carolina. Leisure Time believes that the market for its video gaming machines in South Carolina may level off over the next two years as a result of factors including:



     - court interpretations limiting the maximum payout on video gaming machines in South Carolina;



     - increased regulation;



     - market saturation;



     - competition; and



     - general economic conditions in South Carolina.



Leisure Time has marketed and been less successful in selling its video gaming machines in the Native American markets in Kansas, Michigan, Minnesota, New Mexico, New York, North Carolina and Wisconsin. Leisure Time plans to market its video gaming machines in other jurisdictions. A decline in sales of video gaming machines in South Carolina combined with the failure of Leisure Time to sell video gaming machines in other jurisdictions would materially adversely affect Leisure Time's financial condition and operating results.



A REFERENDUM IN NOVEMBER 1999 COULD MAKE GAMING ILLEGAL IN SOUTH CAROLINA IN JUNE 2000; UNTIL THE REFERENDUM IS HELD, LEISURE TIME EXPECTS REDUCED SALES OF LEISURE TIME'S VIDEO GAMING MACHINES IN SOUTH CAROLINA, WHICH WOULD MATERIALLY ADVERSELY AFFECT LEISURE TIME'S REVENUE AND BUSINESS



     On November 2, 1999, South Carolina is to have a referendum which could make gaming illegal in South Carolina after June 30, 2000. Leisure Time's sales in South Carolina likely will diminish until the referendum is held. If the referendum makes gaming illegal in South Carolina after June 30, 2000, Leisure Time's sales in South Carolina will further decline after November 2, 1999 and sales of video gaming machines and revenue from gaming route operations will terminate by June 30, 2000, causing an adverse impact on Leisure Time's business.



COURT INTERPRETATIONS LIMITING THE PAYOUT OF VIDEO GAMING MACHINES IN SOUTH CAROLINA HAS DECREASED AND MAY CONTINUE TO DECREASE LEISURE TIME'S SALES IN SOUTH CAROLINA



     Courts in South Carolina have interpreted a South Carolina statute to limit to $125 per day per machine the total amount of cash that can be paid to any individual at the conclusion of play by that individual on that machine. The interpretations have decreased Leisure Time's sales of video gaming machines in South Carolina and likely will decrease further Leisure Time's video gaming machine sales in South Carolina unless the interpretations are overturned on appeal or the South Carolina referendum is adopted that amends the statute.

A DECREASE IN THE POPULARITY OF THE PRODUCT LINE OF VIDEO GAMING MACHINES FROM WHICH LEISURE TIME HAS RECEIVED SUBSTANTIALLY ALL OF ITS REVENUE COULD MATERIALLY ADVERSELY AFFECT LEISURE TIME AND DECREASE THE VALUE OF YOUR INVESTMENT


     Substantially all of Leisure Time's revenue has resulted from the sale of the Pot O Gold product line of video gaming machines. A decrease in the popularity of the Pot O Gold product line of video gaming machines with gaming patrons could materially adversely affect Leisure Time's business, financial condition and operating results. The popularity of the Pot O Gold may decrease because of the introduction by competitors of other, more popular video gaming machines.


LEISURE TIME FACES SIGNIFICANT COMPETITION IN THE SALE OF VIDEO GAMING MACHINES WHICH COULD MATERIALLY ADVERSELY AFFECT LEISURE TIME


     The video gaming machine industry in which Leisure Time competes is characterized by intense competition. The competition is based on the following:


     - the ability of a video gaming machine to generate wins because players want to play the video gaming machine;


     - the ease of use, ease of service and support of video gaming machines;
       and

     - training, distribution, name recognition and price of video gaming machines.


International Game Technology, Inc. is the largest manufacturer of gaming machines and is a significant competitor of Leisure Time. IGT has, and other competitors may have, greater financial and technical resources than Leisure Time and IGT has, and other competitors may have, larger customer bases and wider distribution channels than Leisure Time that may enable them to move rapidly into Leisure Time's market and acquire significant market share. Competition from IGT or another competitor would likely result in:


     - reductions in the price Leisure Time charges for video gaming machines;

     - reduced operating margins; and

     - loss of market share.

Increased competition from IGT or another competitor will likely materially adversely affect Leisure Time's financial condition and operating results.


LEISURE TIME'S BUSINESS COULD BE ADVERSELY AFFECTED IF LEISURE TIME FAILS TO MAINTAIN ITS EXISTING LICENSES OR OBTAIN NEW LICENSES


     Leisure Time must maintain its existing licenses and approvals to sell video gaming machines in its current markets. Leisure Time must also obtain necessary licenses in all additional jurisdictions in which it intends to distribute its video gaming machines. The loss of a license in a particular jurisdiction will prohibit Leisure Time from distributing in that jurisdiction and may prohibit Leisure Time from selling its video gaming machines in other jurisdictions. The loss of one or more licenses held by Leisure Time could have a material adverse effect on its financial condition and operating results.

     The licensing and approval processes can involve extensive investigation into Leisure Time and its:

     - officers;

     - directors;

     - principal stockholders; and

     - products.

     The licensing and approval process can require significant expenditures of time and resources by Leisure Time. Leisure Time must comply with all applicable regulations for its activities in any international jurisdictions into which it expands. Leisure Time may not receive licensing approvals in the jurisdictions in which it is currently seeking such approvals.



ADOPTION OR CHANGES IN GAMING LAWS OR REGULATIONS COULD ADVERSELY AFFECT LEISURE TIME



     Gaming laws and regulations, including the imposition of gaming taxes, could be adopted or changed which could materially adversely affect Leisure Time.



A FAILURE OF ADDITIONAL JURISDICTIONS TO LEGALIZE GAMING COULD CAUSE LOWER DEMAND FOR LEISURE TIME'S VIDEO GAMING MACHINES AND A REDUCTION IN LEISURE TIME'S REVENUE



     If new jurisdictions do not legalize gaming, Leisure Time believes that the demand for video gaming machines could decline and Leisure Time's financial condition and operating results will be materially adversely affected.



ENACTMENT INTO LAW OF RECOMMENDATIONS BY THE NATIONAL GAMBLING IMPACT AND POLICY COMMISSION COULD ADVERSELY AFFECT LEISURE TIME'S BUSINESS



     In 1997, Congress created the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The commission issued a report on June 18, 1999. The report contained recommendations for legislative, regulatory and administrative action with respect to the expansion of legalized gaming, the nature of such legalized gaming, the study and treatment of compulsive gambling and the regulation of Native American tribal gaming. The commission recommended:



     - that it was "time to consider a pause in the expansion of gambling";



     - that states should not authorize any further convenience gambling operations and should cease or rollback existing operations of this type;



     - that jurisdictions considering the introduction of new forms of gaming or the significant expansion of existing gaming operations should sponsor comprehensive gambling impact statements;



     - that "cruises to nowhere" should be prohibited unless the state from which the cruise originates adopts legislation specifically legalizing such cruises consistent with existing law; and



     - that states adopt restrictions on political contributions from entities, corporate, private or tribal, that have applied for or have been granted the privilege of operating gambling facilities.



Any such recommendations, if enacted into law, could adversely affect the gaming industry and have a material adverse effect on Leisure Time's business, financial condition and operating results.



THE VIDEO GAMING MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE WHICH COULD LEAD TO VIDEO GAMING MACHINES THAT ARE TECHNOLOGICALLY SUPERIOR AND MORE POPULAR THAN LEISURE TIME'S MACHINES WHICH COULD DECREASE LEISURE TIME'S SALES



     The video gaming industry is characterized by rapid technological change and frequent new product announcements and enhancements. The emergence of video gaming machines that are technologically superior to Leisure Time's video gaming machines or that achieve higher levels of player acceptance would materially adversely affect Leisure Time's financial condition and operating results. Leisure Time's future success depends to a large extent upon Leisure Time's ability to design, manufacture and market video gaming machines that take full advantage of state-of-the-art hardware and software and that achieve high levels of player acceptance.



LEISURE TIME HAS INCURRED AND MAY CONTINUE TO INCUR LOSSES IN OPERATING ITS OFFSHORE GAMING VESSEL


     Leisure Time has incurred losses in operating its first offshore gaming vessel in Massachusetts and the prior owner incurred losses in operating the vessel in Florida. Leisure Time has plans to operate additional offshore gaming vessels. If Leisure Time is unable to generate sufficient revenue to cover expenses incurred in operating offshore gaming vessels, its financial condition and operating results will be materially adversely affected.


THERE ARE LIMITATIONS ON EXPANSION OF OFFSHORE GAMING VESSEL OPERATIONS WHICH COULD AFFECT LEISURE TIME'S PLANS FOR ADDING GAMING VESSELS


     Leisure Time plans to expand its offshore gaming vessel operations to other United States ports. The availability of desirable ports is affected by:

     - the population base of the area surrounding the port;

     - existence or absence of intense competition;

     - the presence of the port in an established vacation market;

     - availability of suitable docking facilities and water depth;


     - the refusal of jurisdictions to permit offshore gaming vessels to dock at ports in the jurisdiction;


     - ability to comply with federal, state and local laws;

     - favorable weather and sea conditions; and

     - proximity to international waters.

If Leisure Time is unable to expand its offshore gaming vessel operations into additional ports, its financial condition and operating results might be materially adversely affected.


LEISURE TIME'S OFFSHORE GAMING VESSEL IS AFFECTED BY ADVERSE WEATHER WHICH COULD DECREASE THE NUMBER OF CUSTOMERS TAKING CRUISES


     The number of customers taking cruises on Leisure Time's gaming vessel decreases significantly immediately before and after poor weather and high seas are encountered. Leisure Time's offshore gaming vessel operations and resulting revenue are and will be adversely affected by adverse weather and sea conditions.


LEISURE TIME'S OFFSHORE GAMING VESSEL AND GAMING ROUTE OPERATIONS FACE COMPETITION FROM OTHER ENTERTAINMENT ACTIVITIES WHICH COULD ADVERSELY AFFECT THE NUMBER OF CUSTOMERS TAKING CRUISES


     Leisure Time competes with a variety of other entertainment activities in the areas where Leisure Time operates its offshore gaming vessel and has its gaming route operations. Such entertainment activities include land based gaming, resort attractions, sporting events and other recreational activities. Any increase in the popularity of these other activities could materially adversely affect Leisure Time's financial condition and operating results.


LEISURE TIME COULD INCUR UNINSURED LOSSES FROM OFFSHORE GAMING VESSEL OPERATIONS IN EXCESS OF INSURANCE COVERAGE RESULTING IN MATERIAL LOSSES TO LEISURE TIME


     Leisure Time maintains $15,000,000 of liability and property insurance related to its offshore gaming vessel operations. Leisure Time could suffer uninsured losses as a result of an accident or catastrophic event affecting Leisure Time's offshore gaming vessel operations. Any uninsured loss could materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME MAY NOT BE ABLE TO RECOUP ITS HOTEL INVESTMENT WHICH COULD CAUSE A FINANCIAL LOSS TO LEISURE TIME AND REDUCE THE VALUE OF YOUR INVESTMENT



     Leisure Time plans to make a significant investment renovating a hotel. Leisure Time has no experience in operating a hotel. Leisure Time may not be able to recoup its investment in the hotel. This could materially adversely affect Leisure Time's financial condition and operating results.



THERE IS COMPETITION FOR LEISURE TIME'S HOTEL WHICH COULD AFFECT LEISURE TIME'S ABILITY TO GENERATE REVENUE FROM THE HOTEL


     The hotel that Leisure Time is renovating will encounter significant competition from several other lodging facilities in the area. The hotel was vacant and was not operated for approximately seven years prior to Leisure Time purchasing the hotel. The previous failure and closing of the hotel may be an indication that the hotel will not succeed in generating sufficient revenue after it is renovated and reopened by Leisure Time. This may materially adversely affect Leisure Time's financial condition and operating results.


LEISURE TIME COULD ENCOUNTER SIGNIFICANT COMPETITION IN GAMING ROUTE OPERATIONS WHICH COULD REDUCE LEISURE TIME'S REVENUE AND ABILITY TO ADD ADDITIONAL GAMING ROUTE OPERATIONS



     Leisure Time currently has a gaming route in South Carolina in which Leisure Time shares, with the proprietors of the establishments where the video gaming machines are located, a percentage of the revenue from the video gaming machines. Numerous others have gaming routes in South Carolina and many are adding locations to their gaming routes. The establishment of gaming routes by others could reduce the revenue from Leisure Time's gaming route locations and limit Leisure Time's ability to open or acquire additional gaming route locations on terms acceptable to Leisure Time.



LEISURE TIME MAY NOT BE ABLE TO RECOUP ITS INVESTMENT IN GAMING ROUTE OPERATIONS WHICH COULD CAUSE LEISURE TIME TO REDUCE OR WRITE OFF THE VALUE OF ITS INVESTMENT



     Leisure Time plans to operate and acquire additional gaming route locations. A lack of play on video gaming machines on Leisure Time's gaming routes because of the unpopularity of the machines or their placement in an undesirable location could result in Leisure Time not being able to recoup the cost of the video gaming machines Leisure Time places in additional locations. For the same reasons, Leisure Time may not be able to recoup the investment it makes if it acquires additional gaming route locations. A failure to recoup Leisure Time's investment could require Leisure Time to reduce or write off the value of its investment, thereby materially adversely affecting Leisure Time's financial condition and operating results.



THE ADOPTION OF LAWS RESTRUCTURING OR PROHIBITING GAMING ROUTE OPERATIONS BY STATES IN ADDITION TO SOUTH CAROLINA COULD ADVERSELY AFFECT LEISURE TIME'S BUSINESS



     In addition to South Carolina, other states could adopt laws that restrict or prohibit gaming route operations. In the event such laws are adopted, Leisure Time's financial condition and operating results would be materially adversely affected.



LEISURE TIME HAS MINIMAL WORKING CAPITAL AND SUBSTANTIAL DEBT WHICH COULD LIMIT LEISURE TIME'S ABILITY TO BORROW ADDITIONAL AMOUNTS OR RESULT IN A FORECLOSURE ON LEISURE TIME'S ASSETS



     As of March 31, 1999, Leisure Time had working capital of approximately $313,000 and at June 30, 1999, had approximately $15.2 million in debt with interest rates ranging from 6.64% to 10.25% that is due between January 2000 and November 2003. Leisure Time may not be able to service its debt if Leisure Time experiences a decrease in cash flow. The significant level of debt may increase Leisure Time's vulnerability to general adverse economic and industry conditions, including increases in interest rates, and may limit Leisure Time's ability to borrow additional funds. Leisure Time's debt is secured by a significant portion of Leisure Time's assets. If Leisure Time is unable to service its debt and the lenders foreclose upon its assets, Leisure Time's financial condition and operating results would be materially adversely affected.

LEISURE TIME'S FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY CURRENT LITIGATION WHICH COULD RESULT IN MATERIAL JUDGMENTS AGAINST LEISURE TIME ADVERSELY AFFECTING LEISURE TIME'S FINANCIAL CONDITION



     Leisure Time recently paid a judgment of approximately $3.3 million including interest against Leisure Time resulting from litigation with one of its former video gaming machine distributors. Leisure Time has filed a lawsuit against the same distributor alleging the distributor failed to complete a purchase order. The distributor has counterclaimed against Leisure Time and has filed another lawsuit against Leisure Time alleging similar claims to those the distributor alleged in the lawsuit in which it was awarded the judgment. Any additional judgment awarded the distributor could have an adverse effect upon Leisure Time's financial condition.



     In addition, Leisure Time is currently involved in a lawsuit filed by a former officer of a subsidiary of Leisure Time that alleges Leisure Time failed to issue to him options to purchase 200,000 shares of Leisure Time's common stock at a price of $1.00 per share and claims unspecified damages as a result of the failure. Any such issuance could potentially cause dilution to shares of common stock that you purchase and result in Leisure Time incurring compensation expense. Any judgment awarded the former officer for damages could have an adverse effect on Leisure Time's financial condition. Leisure Time is unable to predict the outcome of this litigation.



DISPUTE WITH FORMER HOLDERS OF CONVERTIBLE PROMISSORY NOTES COULD CAUSE ISSUANCE OF ADDITIONAL SECURITIES WHICH COULD DILUTE YOUR INVESTMENT



     In January 1999, Leisure Time paid in full the remaining balance of 11% convertible promissory notes after the notes were accelerated as a result of a default in payment by Leisure Time. The notes were convertible into units consisting of 920,000 shares of Leisure Time's common stock and warrants to purchase 920,000 shares of Leisure Time's common stock at a price of $1.75 and 920,000 shares of Leisure Time's common stock at a price equal to 120% of the offering price of an initial public offering by Leisure Time. The former holders of the notes have claimed that they reserved their respective rights to convert their notes even though they accepted full payment of the notes. Leisure Time believes that the conversion features of the notes have expired. It is possible that the holders of the notes could bring an action to attempt to exercise their conversion rights. Leisure Time cannot predict the outcome of any such litigation. Leisure Time may attempt to settle this matter by issuing shares of Leisure Time's common stock and warrants to purchase shares of Leisure Time's common stock. Any adverse judgment against Leisure Time as a result of this matter or any issuance of Leisure Time's common stock or warrants as a result of this matter could dilute your investment.



EFFECTIVELY MANAGING LEISURE TIME'S GROWTH MAY BE DIFFICULT CAUSING AN ADVERSE IMPACT ON LEISURE TIME'S OPERATING RESULTS AND REDUCING THE VALUE OF YOUR INVESTMENT


     Leisure Time has recently experienced significant growth and expects to continue to grow rapidly by pursuing strategies intended to expand its business domestically and internationally. This growth is likely to place a significant strain on Leisure Time's financial, managerial and other resources. To manage its growth, Leisure Time must continue to implement effective systems and hire additional employees. Leisure Time's ability to manage its growth effectively will depend on Leisure Time's ability to continue to improve its operational, financial and management information systems and to attract, motivate and train key employees. Leisure Time's business, operating results and financial condition will be materially adversely affected if Leisure Time is unable to effectively manage its growth.


LEISURE TIME NEEDS ADDITIONAL CAPITAL FOR ITS LONG-TERM GROWTH WITHOUT WHICH ITS GROWTH WILL BE LIMITED


     Leisure Time will need additional capital after this offering in order to implement its long-term growth strategy. Leisure Time may be unable to obtain such additional capital when needed. Leisure Time may have to scale back its long-term growth strategy if it is not successful in raising additional capital.

ALL OF LEISURE TIME'S OUTSTANDING SHARES OF COMMON STOCK ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF LEISURE TIME'S COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF LEISURE TIME'S BUSINESS IS DOING WELL



     After this offering, Leisure Time will have outstanding 6,271,829 shares of common stock. This includes the 1,100,000 shares Leisure Time is selling in this offering, which may be resold in the public market immediately. The remaining approximately 84% or 5,271,829 shares, of Leisure Time's outstanding shares of common stock will become available for resale in the public market 180 days to one year after the date of this prospectus due to an agreement these shareholders have with the representative of the underwriters. However, the representative of the underwriters can waive this restriction and allow these shareholders to sell their shares at any time. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.



EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL AFTER THE OFFERING TO THE POSSIBLE DETRIMENT OF PURCHASERS IN THIS OFFERING



     After the offering, the existing stockholders of Leisure Time will own approximately 82% of Leisure Time's outstanding common stock. Alan N. Johnson will own approximately 35% of Leisure Time's outstanding common stock. The existing stockholders will be able to control all matters requiring stockholder approval and Alan N. Johnson will be able to influence most matters presented to stockholders for approval.



LEISURE TIME MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES INTO LEISURE TIME, LIMITING LEISURE TIME'S GROWTH OR DISRUPTING ITS OPERATIONS



     One of Leisure Time's strategies is to selectively explore domestic acquisition opportunities. Leisure Time may not be able to make attractive acquisitions or integrate the acquired companies into Leisure Time. The failure of Leisure Time to make attractive acquisitions could impede Leisure Time's planned growth. Leisure Time's inability to successfully integrate an acquired company into Leisure Time could disrupt Leisure Time's operations.



ANTI-TAKEOVER PROVISIONS AND THE RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD PARTY ACQUISITION OF LEISURE TIME DIFFICULT DEPRIVING STOCKHOLDERS OF THE ABILITY TO TAKE ADVANTAGE OF AN ATTRACTIVE BID



     Leisure Time's articles of incorporation provide that its board of directors may issue preferred stock without stockholder approval. In addition, Leisure Time's articles of incorporation provide that:


     - directors will be elected for three-year terms, with approximately one-third of the board of directors standing for election each year;

     - the affirmative vote of stockholders holding not less than two-thirds of the votes entitled to be cast in the election of directors is required to alter or repeal the staggered board provision;


     - directors may only be removed for cause; and



     - directors may be removed for cause only by the affirmative vote of stockholders holding not less than two-thirds of all stock entitled to vote.



The issuance of preferred stock and the existence of anti-takeover provisions in Leisure Time's articles of incorporation might discourage third party bids to acquire Leisure Time. As a result, Leisure Time's stockholders may not be able to take advantage of an attractive bid that might increase the value of their investment.



ANTI-TAKEOVER PROVISIONS IN EMPLOYMENT AGREEMENTS WILL LIKELY INHIBIT A THIRD PARTY ACQUISITION OF LEISURE TIME DEPRIVING STOCKHOLDERS OF THE ABILITY TO TAKE ADVANTAGE OF AN ATTRACTIVE BID



     Leisure Time has employment agreements with its executive officers and an employee pursuant to which they can require Leisure Time to repurchase their common stock upon the occurrence of a change in control of Leisure Time. Leisure Time also is required to issue low priced options to replace their current options upon the occurrence of a change in control of Leisure Time. If enforceable, these provisions will likely inhibit a third party from acquiring Leisure Time without the consent of these persons. As a result, Leisure Time's stockholders may not be able to take advantage of an attractive bid that might increase the value of their investment.



                           FORWARD LOOKING STATEMENTS



     Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking. They include statements that involve risks and uncertainties that might materially adversely affect Leisure Time's operating results in the future. Such risks and uncertainties include:



     - the possible discontinuance of gaming in South Carolina;



     - a decrease in popularity of Leisure Time's video gaming machines;



     - technological innovations in video gaming machines;



     - competition;



     - regulation of the gaming industry;



     - availability of financing; and



     - adverse outcome of pending lawsuits.



Most of these risks are beyond Leisure Time's control. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed above.


                                USE OF PROCEEDS

     Based on an assumed initial public offering price of $12.00 per share, the net proceeds from the sale of the shares of common stock are estimated to be approximately $11.0 million.

     Leisure Time intends to use the net proceeds as follows:


     - approximately $4.0 million for acquisitions;



     - approximately $3.0 million as working capital, including the payment of accounts payable;



     - approximately $2.0 million to develop a new Pot O Gold line of video gaming machines and to develop new software; and



     - approximately $2.0 million to expand manufacturing and research and development facilities.



     Leisure Time currently has proposed the acquisition of Best Amusement, Inc., a company that has a gaming route operation in South Carolina. Except for such proposal, Leisure Time has no agreements, arrangements or understandings with respect to any acquisitions of additional gaming routes or any other gaming or other businesses or assets. Any net proceeds realized from the exercise of the underwriters' over-allotment option will be used as working capital.


     Leisure Time reserves the right to change the uses of the proceeds if market conditions or unexpected changes in operating conditions or results of operations occur. The amounts actually expended for each use may vary significantly depending upon a number of factors including, but not limited to, future growth, the amount expended for acquisitions and the amount of cash generated by Leisure Time's operations. If the board of directors determines that the proposed uses of proceeds are not in the best interests of Leisure Time, the board of directors will decide how the proceeds will be used. Net proceeds not immediately required to be used will be invested principally in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     Leisure Time has never declared nor paid any dividends on its common stock. Leisure Time currently anticipates that all earnings will be retained for use in Leisure Time's business and that no cash dividends will be paid to stockholders. One of Leisure Time's loan agreements prohibits Leisure Time from paying, in any fiscal year, dividends in excess of Leisure Time's net income for such fiscal year. Another of Leisure Time's loan agreements prohibits Leisure Time from paying dividends if Leisure Time is in default on the loan. Leisure Time is currently in compliance with all material terms of its loan agreements. Any payment of cash dividends in the future on the common stock will depend on Leisure Time's:

     - financial condition;

     - results of operations;

     - current and anticipated cash requirements;

     - plans for expansion;

     - existing or future debt obligations and any restrictions imposed by such obligations; and

other factors deemed relevant by the board of directors.

                                    DILUTION


     Leisure Time's net tangible book value as of March 31, 1999 was $227,000, or approximately $.05 per share.



     Net tangible book value per share represents Leisure Time's tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of the 1,100,000 shares of common stock offered hereby at an assumed initial public offering price of $12.00 per share, the net tangible book value of Leisure Time as of March 31, 1999, would have been $11,475,000 or $1.97 per share of common stock. This amount represents an immediate increase in net tangible book value of $1.92 per share of common stock to the existing holders of common stock and an immediate dilution of $10.03 per share of common stock to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share of common
  stock.....................................................          $12.00
  Net tangible book value per share of common stock as of
     March 31, 1999.........................................  $ .05
  Increase in net tangible book value per share of common
     stock attributable to new investors....................   1.92
Net tangible book value per share of common stock after the
  offering..................................................            1.97
                                                                      ------
Dilution in net tangible book value per share of common
  stock to new
  investors.................................................          $10.03
                                                                      ======



     The following table sets forth as of March 31, 1999, the number of shares of common stock acquired, the total cash consideration paid and the average cash price per share of common stock paid to Leisure Time by Leisure Time's stockholders and by new investors at an assumed initial public offering price of $12.00 per share before deducting underwriting discounts and other estimated offering expenses payable by Leisure Time.



                                           SHARES PURCHASED      TOTAL CONSIDERATION
                                          -------------------   ---------------------   AVERAGE PRICE
                                           NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                          ---------   -------   -----------   -------   -------------
Existing stockholders...................  4,732,835     81.1%   $ 5,152,000     28.1%      $ 1.09
New investors...........................  1,100,000     18.9%    13,200,000     71.9%      $12.00
                                          ---------    -----    -----------    -----
          Total.........................               100.0%   $18,352,000    100.0%
                                                       =====    ===========    =====

     The foregoing table excludes:


     - 200,000 shares of common stock and warrants to purchase 400,000 shares of common stock issued after March 31, 1999, upon the conversion of $250,000 of debt;



     - 6,998 shares of common stock issued after March 31, 1999, upon the conversion of approximately $17,500 of debt;



     - 49,996 shares of common stock issued for approximately $265,000 after March 31, 1999, upon the exercises of an option and warrants;



     - 2,000 shares of common stock and warrants issued after March 31, 1999, for $20,000;



     - 100,000 shares of common stock and an option issued after March 31, 1999, in connection with the acquisition of Leisure Time Financial;



     - 80,000 shares of common stock and warrants issued after March 31, 1999, in connection with the acquisition of Florida Casino Cruises;



     - 5,536,423 shares of common stock issuable on exercise of outstanding options and warrants; and



     - 110,000 shares of common stock issuable on exercise of the representative's warrants.

                                 CAPITALIZATION


     The following table sets forth the capitalization of Leisure Time as of March 31, 1999. Leisure Time's capitalization is presented:



     - on an actual basis; and


     - on an as adjusted basis to reflect:

      - Leisure Time's receipt of the estimated net proceeds from the sale of 1,100,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and other estimated offering expenses.


                                                                 MARCH 31, 1999
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                 (IN THOUSANDS)
Long term debt (net of current portion).....................  $11,226     $11,226
                                                              =======     =======
Stockholders' equity:
  Preferred Stock, par value $0.001 per share; 5,000,000
     shares authorized; no shares issued or outstanding.....  $    --     $    --
  Common Stock, par value $0.001 per share; 45,000,000
     shares authorized; 4,732,835 shares issued and
     outstanding, and 5,832,835 shares issued and
     outstanding, as adjusted...............................        5           6
  Additional paid-in capital................................    5,147      16,394
  Retained earnings.........................................    3,459       3,459
                                                              -------     -------
          Total stockholders' equity........................  $ 8,611     $19,859
                                                              =======     =======
          Total capitalization..............................  $19,837     $31,085
                                                              =======     =======


     The foregoing table does not give effect to:


     - 200,000 shares of common stock and warrants to purchase 400,000 shares of common stock issued after March 31, 1999, upon the conversion of $250,000 of debt;



     - 6,998 shares of common stock issued after March 31, 1999, upon the conversion of approximately $17,500 of debt;



     - 49,996 shares of common stock issued for approximately $265,000 after March 31, 1999, upon the exercises of an option and warrants;



     - 2,000 shares of common stock and warrants issued after March 31, 1999, for $20,000;



     - 100,000 shares of common stock and an option issued after March 31, 1999, in connection with the acquisition of Leisure Time Financial;



     - 80,000 shares of common stock and warrants issued after March 31, 1999, in connection with the acquisition of Florida Casino Cruises;



     - 5,536,423 shares of common stock issuable on exercise of outstanding options and warrants; and



     - 110,000 shares of common stock issuable on exercise of the representative's warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and are qualified by reference to the financial statements and notes beginning on page F-1. The unaudited data at and for the nine months ended March 31, 1999 include, in the opinion of Leisure Time, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Leisure Time's financial position at that date and results of operations for that period. The results of operations for the nine months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal year or future periods.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                      LEISURE TIME TECHNOLOGY
                                                    (F/K/A U.S. GAMES, INC.)(1)
                                         -------------------------------------------------

                                                                            JULY 1, 1996
                                          FOR THE YEAR ENDED JUNE 30,            TO
                                         ------------------------------    SEPTEMBER 13,
                                           1994       1995       1996           1996
                                         --------   --------   --------   ----------------
Revenue Manufacturing..................  $ 15,494   $ 22,393   $ 28,291       $  2,671
  Gaming...............................        --         --         --             --
  Other................................        --         --         --             --
                                         --------   --------   --------       --------
        Total revenue..................    15,494     22,393     28,291          2,671
                                         --------   --------   --------       --------
Cost of goods sold Manufacturing.......     8,657     12,429     15,677          1,300
  Gaming...............................        --         --         --             --
  Other................................        --         --         --             --
                                         --------   --------   --------       --------
        Total cost of goods sold.......     8,657     12,429     15,677          1,300
                                         --------   --------   --------       --------
Gross profit Manufacturing.............     6,837      9,964     12,614          1,371
  Gaming...............................        --         --         --             --
  Other................................        --         --         --             --
                                         --------   --------   --------       --------
        Total gross profit.............     6,837      9,964     12,614          1,371
                                         --------   --------   --------       --------
Selling, general and administrative
  expenses.............................     3,696      5,023      8,284          2,856
Research and development costs.........       778      1,134        800            132
Stock based compensation...............        --         --         --             --
Interest, net..........................       138        165         74              9
Litigation.............................        --         --         --             --
                                         --------   --------   --------       --------
        Total operating expenses.......     4,612      6,322      9,158          2,997
                                         --------   --------   --------       --------
Net (loss) income before income tax
  benefit (expense)....................     2,225      3,642      3,456         (1,626)
Income tax benefit (expense)...........      (811)    (1,343)    (1,293)           554
                                         --------   --------   --------       --------
Net income (loss)......................  $  1,414   $  2,299   $  2,163       $ (1,072)
                                         ========   ========   ========       ========
Earnings (loss) per common
  share -- basic.......................  $   2.05   $   3.34   $   3.14       $  (1.56)
                                         ========   ========   ========       ========
Earnings (loss) per common
  share -- diluted.....................  $   2.05   $   3.34   $   3.14       $  (1.56)
                                         ========   ========   ========       ========
Weighted average number of common
  shares outstanding -- basic..........   688,850    688,850    688,850        688,850
                                         ========   ========   ========       ========
Weighted average number of common
  shares outstanding -- diluted........   688,850    688,850    688,850        688,850
                                         ========   ========   ========       ========

                                                             LEISURE TIME
                                               CASINOS & RESORTS, INC. AND SUBSIDIARIES
                                         -----------------------------------------------------
                                           FOR THE        FOR THE
                                             YEAR           YEAR         FOR THE NINE MONTHS
                                            ENDED          ENDED           ENDED MARCH 31,
                                           JUNE 30,       JUNE 30,     -----------------------
                                             1997           1998          1998         1999
                                         ------------   ------------   ----------   ----------
Revenue Manufacturing..................   $   29,838     $   28,643    $   22,268   $   41,037
  Gaming...............................           --             --            --        3,738
  Other................................           --             --            --          281
                                          ----------     ----------    ----------   ----------
        Total revenue..................       29,838         28,643        22,268       45,056
                                          ----------     ----------    ----------   ----------
Cost of goods sold Manufacturing.......       16,616         16,517        12,377       21,796
  Gaming...............................           --             --            --          400
  Other................................           --             --            --          279
                                          ----------     ----------    ----------   ----------
        Total cost of goods sold.......       16,616         16,517        12,377       22,475
                                          ----------     ----------    ----------   ----------
Gross profit Manufacturing.............       13,222         12,126         9,891       19,241
  Gaming...............................           --             --            --        3,338
  Other................................           --             --            --            2
                                          ----------     ----------    ----------   ----------
        Total gross profit.............       13,222         12,126         9,891       22,581
                                          ----------     ----------    ----------   ----------
Selling, general and administrative
  expenses.............................        5,615          8,727         4,243       14,908
Research and development costs.........          469            642           462          174
Stock based compensation...............           --             --            --        1,400
Interest, net..........................          712            840           748          887
Litigation.............................           --          3,043         3,006           --
                                          ----------     ----------    ----------   ----------
        Total operating expenses.......        6,796         13,252         8,459       17,369
                                          ----------     ----------    ----------   ----------
Net (loss) income before income tax
  benefit (expense)....................        6,426         (1,126)        1,432        5,212
Income tax benefit (expense)...........       (1,738)           197          (629)      (1,975)
                                          ----------     ----------    ----------   ----------
Net income (loss)......................   $    4,688     $     (929)   $      803   $    3,237
                                          ==========     ==========    ==========   ==========
Earnings (loss) per common
  share -- basic.......................   $     1.08     $     (.21)   $      .18   $      .69
                                          ==========     ==========    ==========   ==========
Earnings (loss) per common
  share -- diluted.....................   $      .65     $     (.21)   $      .08   $      .42
                                          ==========     ==========    ==========   ==========
Weighted average number of common
  shares outstanding -- basic..........    4,343,397      4,516,528     4,505,380    4,663,648
                                          ==========     ==========    ==========   ==========
Weighted average number of common
  shares outstanding -- diluted........    7,664,903      4,516,528     9,839,303    7,726,386
                                          ==========     ==========    ==========   ==========


---------------

(1) Represents the financial results of U.S. Games, Inc. a "Predecessor" to the Company acquired by Leisure Time Casinos on September 13, 1996.

     The following table sets forth a summary of Leisure Time's balance sheet as of March 31, 1999.


     The as adjusted column reflects:

     - Leisure Time's receipt of the estimated net proceeds from the sale of 1,100,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and estimated underwriting expenses.


                                                                                MARCH 31, 1999
                                                                             ---------------------
                                                             JUNE 30, 1998   ACTUAL    AS ADJUSTED
                                                             -------------   -------   -----------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................     $   888      $ 2,540     $13,788
Working capital (deficit)..................................      (3,891)        (313)     10,935
Total assets...............................................      22,413       29,840      41,088
Long-term liabilities......................................       9,186       11,226      11,226
Total stockholders' equity.................................       3,706        8,611      19,859
Total liabilities and stockholders' equity.................      22,413       29,840      41,088


     The foregoing table does not give effect to:


     - 200,000 shares of common stock and warrants to purchase 400,000 shares of common stock issued after March 31, 1999, upon the conversion of $250,000 of debt;



     - 6,998 shares of common stock issued after March 31, 1999, upon the conversion of approximately $17,500 of debt;



     - 49,996 shares of common stock issued for approximately $265,000 after March 31, 1999, upon the exercises of an option and warrants;



     - 2,000 shares of common stock and warrants issued after March 31, 1999, for $20,000;



     - 100,000 shares of common stock and an option issued after March 31, 1999, in connection with the acquisition of Leisure Time Financial;



     - 80,000 shares of common stock and warrants issued after March 31, 1999, in connection with the acquisition of Florida Casino Cruises;



     - 5,536,423 shares of common stock issuable on exercise of outstanding options and warrants; and



     - 110,000 shares of common stock issuable on exercise of the representative's warrants.



                                                                                          NINE MONTHS
                                                             YEAR ENDED JUNE 30,        ENDED MARCH 31,
                                                         ---------------------------   -----------------
                                                          1996      1997      1998      1998      1999
                                                         -------   -------   -------   -------   -------
                                                                         (IN THOUSANDS)
CONSOLIDATED STATEMENT OF CASH FLOWS AND OTHER DATA:
Cash flow (used in) provided by operating activities...  $  (629)  $ 7,379   $ 2,592   $ 3,684   $ 5,710
Cash flow used by investing activities.................     (292)   (6,862)   (3,097)   (3,585)   (4,024)
Cash flow provided by financing activities.............      904       570       304       302       (34)
EBITDA (loss)..........................................   (1,329)    8,523     1,578     3,257     8,793



     "EBITDA" reflects net income or loss plus depreciation, amortization and net interest expense, income taxes and stock based compensation expense, if any. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow because it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other measures of performance. EBITDA as calculated by Leisure Time may not be comparable to EBITDA as calculated and reported by other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Leisure Time's actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under "risk factors" and elsewhere in this prospectus.

OVERVIEW


     Leisure Time's manufacturing and gaming operations are the segments of Leisure Time's business that generated revenue during the nine months ended March 31, 1999. The following chart provides revenue, cost of goods sold and gross profit information for these two segments and for corporate operations as a percentage of total revenue, cost of goods sold and gross profit for Leisure Time for the nine months ended March 31, 1999.



ITEM                                            MANUFACTURING   GAMING   CORPORATE AND OTHER
----                                            -------------   ------   -------------------
Revenue.......................................       91%           8%             1%
Cost of goods sold............................       97            2              1
Gross profit..................................       85           15             --


MANUFACTURING


     Description. Leisure Time's largest business segment is the manufacture and sale of video gaming and pulltab machines. The Pot O Gold product line comprises Leisure Time's principal product line. Since September 1996, Leisure Time has sold the Pot O Gold product line of video gaming machines in 10 states in the United States and in Argentina, Brazil and Norway. In 1998, Leisure Time completed its first video pulltab machine called the Pulltab Gold. A major component of the Pulltab Gold machine is the replaceable cartridge that contains encrypted electronic pulltabs. Each cartridge has a finite number of pulltabs and, when they are depleted, the cartridge must be returned to Leisure Time to be refilled. Additionally, Leisure Time is currently developing a video bingo machine that Leisure Time expects to introduce in the fourth quarter of 1999.



     Historically, Leisure Time has sold software as a part of its video machine manufacturing operations. Leisure Time plans to expand its software sales through sales of new games, chip upgrades and new operating boards. One time software sales relate to changes in the operating software that are necessary to comply with technological or regulatory changes, such as the year 2000 issue and South Carolina regulations. Leisure Time has completed the software revisions necessary for its video gaming machines to be year 2000 compliant and is selling the software to the current owners of the Pot O Gold product line of machines. South Carolina has required that all owners of video gaming machines comply with new requirements that each video gaming machine be electronically connected through a data communication device with a state centralized processing center by February 1, 2000. By December 1, 1999, the owners must have in place contracts to purchase the data communication device. Leisure Time has developed a data communication device that will enable South Carolina operators of Leisure Time video gaming machines to comply with these provisions. To date, all expenses related to the development of software and software upgrades have been expensed as incurred.



     Analysis and Trends. For the nine months ended March 31, 1999, Leisure Time's manufacturing segment accounted for 97% of Leisure Time's total revenue and 85% of gross profit. Approximately 95% of revenue and 94% of gross profit generated by the manufacturing segment resulted from sales of the Pot O Gold product line. The remaining 5% of revenue and 6% of gross profit generated by the manufacturing segment related to the sale of software.



     During the last calendar quarter of 1998, the formal distribution agreements with two customers that collectively accounted for 65% of Leisure Time's total sales for the six months ended December 31, 1998, were terminated or not renewed by Leisure Time in accordance with the provisions of the agreements. Thereafter,

Leisure Time directly began distributing its video gaming machines in South Carolina. In addition, the two distributors continued to purchase Leisure Time's video gaming machines for distribution in South Carolina. For the three months ended March 31, 1999, the two distributors accounted for approximately 18% and 8%, respectively, of Leisure Time's sales in South Carolina. As the purchases of Leisure Time's video gaming machines by the two distributors declined, Leisure Time has increased its direct sales of video gaming machines in South Carolina. Accordingly, Leisure Time does not anticipate that the termination of the distribution agreements with the two distributors will materially adversely affect Leisure Time's sales in South Carolina.



     Leisure Time's profit margin on the sale of video gaming machines in South Carolina has improved as a result of eliminating use of third party distributors in South Carolina in the fourth calendar quarter of 1998.



     Leisure Time plans to continue to expand its market for the Pot O Gold product line of video gaming machines through the development of new video gaming machines and game software, additional marketing and obtaining licenses in states in which it is not currently licensed. One such state is California. Leisure Time understands that the office of the Governor of California is currently negotiating gaming compacts with California-based Native American tribes. If compacts are concluded, Leisure Time anticipates selling its Pot O Gold product line of video gaming machines in California in the third or fourth quarter of calendar 1999. Leisure Time believes that sales to the various Native American tribes in California could have a material positive effect on its revenue.



     Leisure Time anticipates increasing sales of its Pulltab Gold machines as more operators and regulators discover the benefits that video pulltab technology provides to charitable organizations that sponsor pulltab and bingo games. Leisure Time believes that the primary benefit that video pulltab technology provides to charitable organizations that sponsor pulltab and bingo games are:



     - enhanced tracking and accountability through data collection devices incorporated in each machine;



     - extended hours of operation, thus increasing opportunities for revenue generation; and



     - improved earnings potential through enhancing the speed of play.



     As the number of Pulltab Gold machines sold increases, so will the number of cartridges that will need to be refilled and replaced by Leisure Time. Leisure Time realizes a higher profit margin on cartridge sales than on machine sales. The frequency of cartridges that need to be refilled depends upon how quickly they are used. Leisure Time's experience to date is that the cartridge in each Pulltab Gold machine is replaced approximately every two weeks.


     Leisure Time acquired an equipment financing company in April 1999 to provide financing to persons who purchase Leisure Time's video gaming, pulltab and bingo machines. Financing in South Carolina had previously been provided by Leisure Time's distributors.


     If the referendum is passed in South Carolina in November 1999, video gaming machine operators will be required to purchase software that will enable their machines to gather data and communicate with a statewide central computer system. Operators that fail to comply with these regulations may have their games confiscated. Of the approximately 17,000 Pot O Gold product line of video gaming machines in South Carolina, Leisure Time believes that approximately 15,000 will require upgrading to include a data communication device.



     Leisure Time expects that its data communication device will be approved before December 1, 1999. Therefore, if the referendum is passed, by December 1, 1999 the South Carolina operators who own video gaming machines will be required to enter into a contract to purchase a data communication device from Leisure Time or IGT if the operators intend to continue to operate their video gaming machines in South Carolina after January 31, 2000. Leisure Time currently estimates that it will receive revenue of approximately $5.1 million from the sale of the data communication device in South Carolina by January 31, 2000. Leisure Time can provide no assurances that its data communication device will be approved or that the sales will occur or by what date they will occur.

     Factors that could adversely impact Leisure Time's manufacturing revenue and associated income include:


     - failure of Leisure Time's data communication device to be approved in South Carolina;



     - the discontinuance of gaming in South Carolina;


     - decreasing demand for video machines in South Carolina and elsewhere;

     - failure of new jurisdictions to permit gaming or video games operated by charitable organizations;

     - increasing competition that could affect the number of video machines sold and decrease Leisure Time's gross margin; and

     - regulatory changes or the belief that regulatory changes could be implemented that limit gaming in jurisdictions where Leisure Time sells its machines.


GAMING


  Offshore Gaming Cruises


     Description. Leisure Time's second largest revenue generating segment for the nine months ended March 31, 1999, was offshore gaming cruises. Leisure Time currently has two offshore gaming vessels. The first vessel, the Vegas Express, was chartered under a long term arrangement in March 1998 from an independent third party. Through June 1998, Leisure Time completed significant renovations to the vessel and in July 1998 the vessel commenced offshore gaming cruises from Gloucester, Massachusetts. Florida Casino Cruises owns the Vegas Express and was purchased by Leisure Time in May 1999. Leisure Time's second vessel is the Leisure Lady, which was purchased in January 1997 and since that time has undergone repairs and renovations. Until Leisure Time locates a port for the Leisure Lady, Leisure Time cannot predict when the Leisure Lady will commence offshore gaming cruises. Leisure Time also owns the Biloxi Belle, a dockside gaming vessel located on the Mississippi River that Leisure Time plans to renovate when a site is located for the vessel.



     Analysis and Trends. For the nine months ended March 31, 1999, Leisure Time's offshore gaming cruise segment accounted for 8% of Leisure Time's total revenue and 15% of gross profit. All of the revenue and gross profit were derived from the operations of the Vegas Express.



     Leisure Time anticipates that the passenger count on the Vegas Express will increase over the upcoming summer season because of a longer operating season and as a result of the public exposure that the Vegas Express has received since commencing operations in July 1998. Leisure Time believes that at least five offshore gaming vessels are necessary to adequately service the New England area and to allow Leisure Time to achieve certain anticipated operating efficiencies. Leisure Time currently is investigating the possible acquisition of additional vessels for this and other areas. It is planned that the Biloxi Belle will commence dockside gaming during the third or fourth quarters of the fiscal year ending June 30, 2000.


     Factors that could adversely impact Leisure Time's results from operating offshore gaming cruises include:

     - a failure to recoup startup and continuing costs of operating one or more offshore gaming vessels;


     - a failure to locate a port for the Leisure Lady;


     - increased competition;

     - adverse weather; and

     - uninsured losses.


  Gaming Route Operations


     Description. Leisure Time's third segment of business is gaming route operations. Gaming route operations involve the installation, operation and servicing of video gaming machines under various types of revenue participation agreements. Leisure Time first realized revenue from this segment in February 1999, when Leisure Time acquired a small number of gaming route locations in South Carolina.


     Analysis and Trends. Through March 1999, Leisure Time has received nominal revenue from its gaming route operations. Leisure Time anticipates that significant revenue can be generated from gaming route operations if Leisure Time acquires or establishes a significant base of gaming route locations. Leisure Time anticipates building this base through the acquisition or establishment of gaming route operations. Leisure Time plans to acquire or establish additional gaming routes in South Carolina if the voters of South Carolina do not vote in November 1999 to eliminate gaming in South Carolina. Additional states that Leisure Time has identified as potential markets for gaming route operations include Louisiana, Montana and New Mexico. Leisure Time is investigating several gaming route operations for acquisition and has proposed the acquisition of one company that has gaming route operations in South Carolina. However, Leisure Time has not finalized any agreements, understandings or arrangements with respect to any acquisitions of additional gaming routes.



     Factors that could adversely impact Leisure Time's results of gaming route operations include:


     - changes in competitive or other conditions that cause location owners to seek an increased share of revenue under revenue sharing arrangements;

     - inability to acquire new routes or expand existing routes such that Leisure Time can realize operating efficiencies associated with larger route operations;


     - a failure to realize sufficient revenue such that the cost of route acquisitions exceeds Leisure Time's expected return on invested capital; and



     - adoption of laws that make gaming illegal or otherwise that adversely affect gaming.


HOSPITALITY


     Description. Leisure Time's fourth segment consists of a hotel overlooking Lake Erie in the Cleveland, Ohio metropolitan area. Leisure Time is currently renovating the hotel.



     Analysis and Trends. When renovations of the hotel are complete, it is expected to have approximately 210 rooms, a conference center, enclosed swimming pool and other amenities. Leisure Time anticipates that the hotel will be open in early 2000. Leisure Time plans that a portion of the space in the hotel will be used by Leisure Time as a showcase to market Leisure Time's Pulltab Gold and bingo machines to charitable organizations in Ohio.


     Factors related to the hotel that could adversely impact Leisure Time's operating results and financial condition include:


     - a failure to borrow sufficient funds to complete the renovation of the hotel;


     - a failure to recoup the significant investment in the hotel;

     - a failure to obtain an experienced manager of the hotel; and

     - losses incurred in operating the hotel.

REVENUE RECOGNITION

     Leisure Time's accounting policy is to recognize manufacturing revenue as the product is shipped.


     Offshore gaming cruise revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Gaming revenue also includes ticket sales and food and beverage revenue generated from each offshore gaming cruise. Gaming revenue does not include the retail amount of tickets and food and beverages provided gratuitously to customers, which if material, reduces revenue as promotional allowances.


     Revenue from gaming route operations is recognized at the time the play activity takes place and is based upon the terms of the individual revenue participation agreement.

     No revenue has been generated from the hotel and no revenue was generated from equipment financing until after March 31, 1999.


RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentages of total revenue of those items included in Leisure Time's consolidated statements of operations.


                                                                                      FOR THE NINE
                                                                                         MONTHS
                                                                                          ENDED
                                                               YEAR ENDED JUNE 30,      MARCH 31,
                                                              ---------------------   -------------
                                                              1996    1997    1998    1998    1999
                                                              -----   -----   -----   -----   -----
Total revenue...............................................   100%    100%    100%    100%    100%
Cost of goods sold..........................................    56      56      58      56      50
Gross profit................................................    44      44      42      44      50
Selling, general and administrative expenses................    29      19      30      19      33
Research and development costs..............................     3       2       2       2      --
Stock based compensation....................................    --      --      --      --       3
Interest expense, net.......................................    --       2       3       3       2
Litigation..................................................    --      --      11      14      --
          Total operating expenses..........................    32      23      46      38      39
Income (loss) before income taxes...........................    12      21      (4)      6      11
Income tax benefit (expense)................................     5      (6)      1      (3)     (4)
          Net income (loss).................................     7%     15%      3%      3%      7%



     As indicated on page 30, information for 1996 represents the results of operations for Leisure Time Technology (f/k/a U.S. Games, Inc.), a predecessor to Leisure Time. No separate presentation or discussion is provided for these statements because adjustments due to the acquisition make the results of operations not comparable. The information for the fiscal year ended June 30, 1997 is for the period from September 13, 1996, the date Leisure Time acquired Leisure Time Technology, to June 30, 1997.

     The following chart provides information as to material changes in Leisure Time's historical statements of operations for the nine months ended March 31, 1999 as compared to the nine months ended March 31, 1998:



STATEMENTS OF                        INCREASE      PERCENTAGE
OPERATIONS ITEM                     (DECREASE)       CHANGE            REASON FOR CHANGE
---------------                   --------------   ----------          -----------------
Manufacturing revenue             $18.8 Million    84%          Increased sales in South
                                                                Carolina due to a favorable
                                                                resolution of uncertainties
                                                                regarding the continued legality
                                                                of gaming in November 1998
Offshore gaming cruise revenue    $ 3.7 Million    N/A          Commenced offshore gaming
                                                                cruises in July 1998
Cost of manufacturing revenue     $ 9.4 Million    76%          Increased sales in South
                                                                Carolina
Cost of offshore gaming cruise    $ 0.4 Million    N/A          Direct costs incurred in
  revenue                                                       connection with commencement of
                                                                offshore gaming cruises in July
                                                                1998
Selling, general and              $10.7 Million    251%         $6.0 million related to costs
  administrative expenses                                       associated with the Vegas
                                                                Express, including startup and
                                                                low season maintenance, payroll
                                                                and establishing a reservations
                                                                system; $4.0 million related to
                                                                increased manufacturing
                                                                overhead; $0.7 million related
                                                                to renovation of the Leisure
                                                                Lady
Research and development costs    $ (.3 Million)   (62%)        Reduced research and development
Stock based compensation          $ 1.4 Million    N/A          No comparable amount in prior
                                                                period
Interest expense, net             $ 0.1 Million    19%          Increased borrowings principally
                                                                related to refinancing of
                                                                Leisure Lady and acquisition of
                                                                Biloxi Belle
Litigation                        $(3.0 Million)   N/A          Judgment recorded in fiscal 1998
                                                                with no comparable amount in
                                                                fiscal 1999
Total operating expenses          $ 8.9 Million    105%
Income taxes                      $ 1.3 Million    214%         Increase in income in fiscal six
                                                                months correlates to increase in
                                                                taxes payable
Net income                        $ 2.4 Million    303%

     The following chart provides information as to material changes in Leisure Time's historical statements of operations for the fiscal year ended June 30, 1998, as compared to the fiscal year ended June 30, 1997:


         STATEMENTS OF                INCREASE      PERCENTAGE
        OPERATIONS ITEM              (DECREASE)       CHANGE            REASON FOR CHANGE
        ---------------            --------------   ----------          -----------------
Manufacturing revenue              $(1.2 Million)   (4%)         Decreased sales in South
                                                                 Carolina due to uncertainties
                                                                 regarding the continued legality
                                                                 of gaming
Cost of manufacturing revenue      $(0.1 Million)   (0.6%)       Decreased sales in South
                                                                 Carolina
Gross profit                       $(1.1 Million)   (8%)         Higher labor and material costs
                                                                 and higher facility costs as a
                                                                 result of a move of facilities
Selling, general and               $ 3.1 Million    55%          Increased activities, including
  administrative expenses                                        an increase of $.7 million in
                                                                 salaries; $.5 million due to
                                                                 increased costs associated with
                                                                 the amortization for a full year
                                                                 of the covenant not to compete
                                                                 related to the purchase of
                                                                 Leisure Time Technology in
                                                                 September 1996; new corporate
                                                                 facilities which resulted in
                                                                 depreciation and amortization
                                                                 costs of $.5 million; costs of
                                                                 $.5 million associated with the
                                                                 startup operations of the Vegas
                                                                 Express; a $.2 million increase
                                                                 in rent; and $.7 million due to
                                                                 increased marketing and
                                                                 investigation of other product
                                                                 lines
Research and development costs     $ 0.2 Million    37%          Increased research and
                                                                 development related to video
                                                                 pulltab machines and to video
                                                                 gaming machines for use in
                                                                 foreign countries
Interest expense, net              $ 0.1 Million    18%          Increased borrowings primarily
                                                                 related to refinancing of
                                                                 Leisure Lady
Litigation                         $ 3.0 Million    N/A          Judgment recorded in fiscal 1998
Total operating expenses           $ 6.5 Million    95%
Income taxes                       $(1.9 Million)   (111%)       Effective tax rate of tax
                                                                 benefit in fiscal 1998 is less
                                                                 than effective tax rate in
                                                                 fiscal 1997 due to nondeductible
                                                                 goodwill amortization
Net income                         $(5.6 Million)   (120%)



     As discussed elsewhere in this prospectus, Leisure Time acquired Leisure Time Technology in September 1996. Prior to the acquisition, Leisure Time was in the development stage. Leisure Time Technology (f/k/a U.S. Games, Inc.) is considered a predecessor to Leisure Time. The following chart provides information as to material changes in Leisure Time's historical sales and cost of sales for the combined year ended June 30, 1997, as compared to the fiscal year ended June 30, 1996, for Leisure Time Technology. The combined year ended June 30, 1997 includes the period from July 1, 1996 through

September 13, 1996 (prior to the acquisition) and September 14, 1996 through June 30, 1997 (after the acquisition). No other comparisons will be made due to the differences created by the acquisition.



          STATEMENTS OF               INCREASE     PERCENTAGE
         OPERATIONS ITEM             (DECREASE)      CHANGE             REASON FOR CHANGE
         ---------------            ------------   ----------           -----------------
Manufacturing revenue               $4.2 Million   15%          Increased sales in South Carolina
                                                                and to Native American tribes
Cost of manufacturing revenue       $2.2 Million   14%          Increased sales in South Carolina
                                                                and to Native American tribes
Gross profit                        $2.0 Million   16%


LIQUIDITY AND CAPITAL RESOURCES


     Since the acquisition of Leisure Time Technology in September 1996, Leisure Time has funded its operations primarily through revenue generated by the sale of video gaming machines. Leisure Time has acquired its assets, such as the Vegas Express and the Leisure Lady offshore gaming vessels and its hotel property, through long term debt and cash available from operations. As of March 31, 1999, Leisure Time had a working capital deficit of approximately $313,000.



     The following information relates to Leisure Time's sources and uses of cash during the nine months ended March 31, 1999.



     Leisure Time generated $5.7 million of cash from operations that resulted primarily from:


     - net income of $3.2 million;


     - $1.4 million in stock based compensation



     - $1.3 million in depreciation;



     - a $1.2 million increase in accounts payable; and



     - a $1.9 million increase in income taxes payable.



     Leisure Time utilized $4.0 million in cash in investing activities related primarily to the purchase of:


     - the Biloxi Belle for $1.5 million;

     - the hotel for approximately $1.0 million; and


     - approximately $1.7 million of equipment for the manufacturing and gaming segment.


     Leisure Time received cash from financing activities that consisted of:

     - receipt of proceeds of approximately $5.3 million of long term debt.

     Leisure Time used this cash as follows:

     - approximately $2.8 million to refinance the debt on the Leisure Lady;

     - approximately $1.5 million to finance the purchase of the Biloxi Belle;
       and

     - approximately $1.0 million to finance the purchase of the hotel.


     Leisure Time paid approximately $5.4 million of the following debt:


     - approximately $3.0 million to refinance the Vegas Express; and


     - approximately $2.4 million to pay other debt at maturity.

     Leisure Time's current financial plan requires capital to be used during the next 12 months as follows:


     - approximately $4.0 million for acquisition;



     - approximately $2.0 million to develop a new Pot O Gold line of video gaming machines and to develop new software;



     - approximately $2.0 million to expand manufacturing and research and development;


     - approximately $9.5 million to renovate the hotel; and

     - approximately $1.0 million as capital for the equipment financing business.


     Leisure Time believes that the proceeds from the offering together with cash flow and additional debt financing it may obtain will be sufficient for it to satisfy its short term capital needs.



     Leisure Time has a $1.0 million working capital credit facility. As of June 30, 1999, Leisure Time had borrowed all $1.0 million under the credit facility. Leisure Time has obtained additional financing in the amount of $3.4 million by financing a judgment it paid in May 1999. The amount financed must be repaid in installments of approximately $308,000 each month for twelve months commencing July 18, 1999.



     Leisure Time's long term liquidity needs will consist primarily of working capital to pay for receivables and inventory as Leisure Time grows and to pay for long term investments. These investments could include vessels used for gaming operations, businesses that Leisure Time acquires, such as gaming routes, and facilities in which to operate its business. Future profits retained in the business as well as bank debt or additional equity financing will be necessary to pay for these needs. To date, Leisure Time has obtained debt financing from various financial institutions. There can be no assurances that Leisure Time will obtain long term liquidity for the future from these or any other sources. If unable to obtain its long term liquidity, then Leisure Time may have to scale back its long-term growth strategy.


     Leisure Time expects to secure bank or other institutional financing to complete the planned hotel renovations. If Leisure Time is unsuccessful in obtaining this financing at all or at competitive rates, Leisure Time may elect to extend its renovation schedule or to sell the hotel.


     In January 1999, Leisure Time entered into an agreement with an unaffiliated financing company to guarantee loans made to third parties to purchase Leisure Time's video gaming machines. At May 31, 1999, such guarantees totaled approximately $860,000. If Leisure Time is required to perform under such guarantees with respect to a material principal amount, its liquidity could be adversely affected.


INFLATION

     Although Leisure Time cannot accurately anticipate the effect of inflation on its operations, Leisure Time does not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on its financial condition or operating results.

YEAR 2000 COMPLIANCE

     Leisure Time is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when 1999 changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.


     All of Leisure Time's material internal information technology and non-information technology systems are year 2000 compliant. Leisure Time expended approximately $75,000 in making all of its internal IT and non-IT systems year 2000 compliant.



     Leisure Time is in the process of verifying whether or not its primary suppliers are year 2000 compliant. Leisure Time has completed year 2000 compliance warranty language to be included in all of its purchase orders placed with its suppliers for the last two quarters of 1999. Further, Leisure Time has obtained and is obtaining suppliers' notices of compliance as they recognize their preparedness. Leisure Time has not yet completed its full assessment of the potential effect a failure of one or more of its primary suppliers to be year 2000 compliant will have on Leisure Time's operations. As a contingency plan, Leisure Time will work with suppliers in reviewing and correcting identified problems. If ascertained that a supplier will be unable to supply Leisure Time with needed inventory, Leisure Time will divert purchases to alternate suppliers. Currently, Leisure Time is defining and refining the list of approved alternate suppliers as a precaution against a present supplier's inability to fulfill orders, thereby minimizing, if not eliminating, disruptions to manufacturing. In the unlikely event no approved alternate supplier can be identified, inventory levels of the specific product will be reviewed with the present supplier and raised to provide a buffer against potential outages. Leisure Time will continue to monitor the lead-times of products and the market to ensure availability of supplies.


INTRODUCTION OF THE EURO

     On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries agreed to adopt the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. The existing sovereign currencies will remain legal tender in these countries until January 1, 2002. On that date the Euro is scheduled to replace the sovereign legal currencies of the member countries.


     Leisure Time plans to sell its video gaming machines in countries that have adopted the Euro. Leisure Time will evaluate the impact the implementation of the Euro will have on its business operations, but does not expect the Euro to have a material effect on its competitive position. Leisure Time can provide no assurance that the implementation of the Euro will not have a material adverse effect on its financial condition and operating results. In addition, Leisure Time cannot accurately predict the impact the Euro will have on currency exchange rates or its currency exchange risk. Leisure Time has historically priced its foreign sales in dollars and, as a result, Leisure Time has had no material need to hedge any foreign currency exposure. If competitive conditions require Leisure Time to sell its products for the Euro or other currencies, it may engage in currency hedging to manage this exposure in the future if appropriate for it to do so.



ACCOUNTING STANDARDS NOT YET ADOPTED BY LEISURE TIME


     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." Statement 132 revises employers' disclosures about pension and other postretirement benefit plans. Statement 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and 106. Statement 132 is effective for financial statements with fiscal years beginning after December 15, 1997.

     During June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 establishes new standards by which derivative financial instruments must be recognized in an entity's financial statements. Besides requiring derivatives to be included on balance sheets at fair value, Statement 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. Statement 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. Statement 133 is required to be adopted by Leisure Time in 2000.

     Leisure Time has not determined what additional disclosures, if any, may be required by the provisions of Statements 132, and 133 but does not expect adoption of these statements to have a material effect on its results of operations.

     During April 1998, Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" was issued. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is required to be adopted by Leisure Time in 1999. Upon adoption, Leisure Time does not anticipate SOP 98-5 will have a material impact on its financial statement presentation, financial position or results of operations.

                                    BUSINESS

     Leisure Time:

     - manufactures and distributes video gaming and video pulltab machines, related software and replacement cartridges for video pulltab machines;


     - owns and operates one and owns and plans to operate another offshore gaming vessel and one dockside gaming vessel;


     - owns and operates video gaming machines; and


     - owns and is renovating a hotel which Leisure Time plans will feature video pulltab and bingo machines operated by charities.



     The chart below should help you understand Leisure Time's structure.






                                        LEISURE TIME CASINOS & RESORTS, INC. is a Colorado corporation formed on
LOGO                                    February 4, 1993. Leisure Time principally develops, manufactures and sells programmable video gaming machines and related software.
                                        LEISURE TIME TECHNOLOGY, INC. was acquired by Leisure Time in September
                                        1996 and it develops, manufactures and sells programmable video gaming machines and related software.
                                        SOLUTIA GAMING SYSTEMS is developing new video games and new video game software.
                                        LEISURE TIME CRUISE CORPORATION conducts offshore gaming cruises on the
                                        "Vegas Express" and plans to conduct offshore gaming cruises on the
                                        "Leisure Lady."
                                        LEISURE EXPRESS CRUISE, LLC owns Florida Casino Cruises, Inc.
                                        FLORIDA CASINO CRUISES, INC. owns the "Vegas Express" offshore gaming vessel.
                                        LEISURE BELLE CRUISE, LLC owns and is refurbishing the "Biloxi Belle," a dockside gaming vessel for use in Mississippi.
                                        LEISURE TIME GAMING, INC. owns One Eyed Jacks Gaming, Inc. and distributes video gaming machines in South Carolina.
                                        ONE EYED JACKS GAMING, INC. operates a video gaming route in which it shares the revenue with location operators.
                                        LEISURE TIME HOSPITALITY, INC. is renovating a hotel property that it anticipates will include space where Leisure Time will be able to display its video pulltab and bingo machines for marketing to charities.
                                        LEISURE TIME FINANCIAL CORP. provides equipment financing for purchas-
                                        ers of Leisure Time's products and other equipment.
                                        LEISURE TIME INTERNATIONAL, LTD. operates as a foreign international sales corporation.



     All of the entities are wholly-owned by Leisure Time Casinos & Resorts, Inc.

INDUSTRY BACKGROUND


     U.S. Gaming Machine Market. Bear Stearns & Co. Inc. has estimated in its 1998 Global Gaming Almanac that there were approximately 417,000 gaming machines installed in the United States at the end of 1998. The estimates in the Almanac are based on industry data gathered by Bear Stearns. The industry data will continue to be updated by Bear Stearns. However, after the date of this prospectus, Leisure Time does not intend to update the estimated Bear Stearns' information or provide other similar estimated information. In 1997, traditional slot machines accounted for approximately 64% of the total U.S. gaming machine market. Video gaming machines, like those manufactured and sold by Leisure Time, accounted for approximately 32% of the total U.S. gaming machine market. The following table represents Bear Stearns' estimate of the gaming machines installed in the U.S.:


                                           1996      1997      1998E     1999E     2000E     2001E     2002E    CAGR*
                                          -------   -------   -------   -------   -------   -------   -------   -----
INSTALLED BASE (BEGINNING OF PERIOD)....  321,386   367,340   401,516   416,705   445,565   453,740   462,965
New Machines............................   45,955    34,176    14,545    27,860     9,175     9,225    23,875
Replacement Machines....................   30,204    31,222    25,068    34,889    38,511    40,093    43,438
INSTALLED BASE (END OF PERIOD)..........  367,340   401,516   416,705   444,565   453,740   462,965   486,840   12.4%

---------------

* Compound annual growth rate.

  Source: Bear Stearns & Co. Inc. estimates

     The following table represents Bear Stearns' forecast of the demand for new gaming machines in the U.S.:

                                                  1996     1997     1998    1999E    2000E    2001E    2002E    CAGR*
                                                 ------   ------   ------   ------   ------   ------   ------   -----
TOTAL MACHINE DEMAND...........................  76,159   65,398   39,613   62,749   47,686   49,318   67,313
New Machines...................................  45,955   34,176   14,545   27,860    9,175    9,225   23,875    5.0%
% of Total.....................................    60.3%    52.3%    36.7%    44.4%    19.2%    18.7%    35.5%
Replacement Machines...........................  30,204   31,222   25,068   34,889   38,511   40,093   43,438    7.4%
% of Total.....................................    39.7%    47.7%    63.3%    55.6%    80.8%    81.3%    64.5%

---------------

*  Compound annual growth rate.

   Source: Bear Stearns & Co. Inc. estimates

     Leisure Time believes that traditional slot machines are currently losing market share to video gaming machines. Leisure Time believes that the increased demand for video gaming machines results from:

     - legalization of gaming in new jurisdictions;

     - casino expansion; and

     - replacement of older machines.

     Demand for gaming equipment is influenced by the legalization of gaming in the U.S. The increased legalization and popularity of gaming as a component of the "leisure time" industry has presented growth opportunities for Leisure Time. In the last decade, the introduction of riverboat gaming in the Midwest U.S., the expansion of Native American casino gaming, the growth in state markets and government-sponsored gaming have expanded markets for video gaming machines. While Leisure Time anticipates future growth in the gaming industry, the rate of growth in the U.S. market has diminished since the substantial growth experienced in the early 1990's. The further expansion of gaming will continue to be the subject of public debate with legalization typically requiring a public referendum or other legislative action.

     Leisure Time believes that video gaming machines have a useful life cycle of approximately seven to ten years. Replacement cycle times are driven by market preferences and technical advancements and may shorten the typical life cycle. Leisure Time believes that replacement occurs as a result of technological advancements, new designs, graphic improvements and improved audio quality, the development of new games, general wear and tear from use and the evolving preferences of players. The replacement market has also expanded due to increased competition in the industry to provide customers more entertaining and sophisticated games than traditional slot machines.


     Replacement Market. Leisure Time has concentrated its sales and marketing efforts in South Carolina because it has achieved its greatest success in selling its video gaming machines in South Carolina. As a result, most of its video gaming machine revenue is derived from South Carolina. According to the South Carolina Video Game Machine quarterly report for the 3rd and 4th quarters of 1997, there were approximately 30,000 video gaming machines in operation in the state. According to the same report, of these 30,000 video gaming machines, approximately 17,000 were video gaming machines manufactured by Leisure Time. This represents a better than 50% market share in video gaming machines for Leisure Time in South Carolina.



     Assuming gaming is not discontinued in South Carolina, Leisure Time believes that there is a market opportunity as operators in South Carolina and elsewhere consider replacing their existing video gaming machines. Leisure Time believes that operators will evaluate available video gaming and other machines and will, in certain cases, consider new types of machines with the objective of maximizing revenue. Bear Stearns & Co. Inc. estimates the demand for the replacement market in the U.S. was approximately 30,000 machines in 1996, and will grow to approximately 43,000 machines in 2002. Conversely, Bear Stearns estimates that the demand for new machines (from new properties and expansions) was approximately 46,000 machines in the U.S. in 1996, declining to approximately 24,000 machines in 2002. This suggests that the replacement market will represent a greater proportion of total gaming machine sales in the future. Demand for replacement products is dependent, in part, upon the willingness of owners or operators to incur the costs associated with replacing existing gaming machines with new machines.


     The existence of Leisure Time's video gaming machines that operators may decide to replace in South Carolina and elsewhere, coupled with the Bear Stearns' estimate that there are 417,000 installed gaming machines in the U.S., creates an opportunity for the sale by Leisure Time of new video gaming machines to replace currently installed machines.

STRATEGY

     Leisure Time's objectives are to be a leading provider of video gaming, pulltab and bingo products and related software and to expand its gaming operations to increase recurring revenue. Key strategies to achieve Leisure Time's objectives include:

  Increase Installed Base of Pot O Gold, Pulltab Gold and Bingo Product Lines

     Leisure Time intends to continue increasing its installed base of video gaming and pulltab products by:

     - continuing to market its Pot O Gold product line to newly established casinos and route operators both in existing markets and in jurisdictions in which gaming is legalized, including to Native American tribes;


     - expanding the sale of the Pot O Gold product line through marketing directed at the replacement market;


     - placing Pot O Gold, Pulltab Gold and bingo products in locations owned or operated on a revenue sharing basis by Leisure Time;

     - seeking to expand its market for Pulltab Gold and bingo products by promoting its video pulltab and video bingo machines for use by charitable organizations;

     - providing casino and route customers with equipment financing to facilitate increased sales; and

     - offering a wide variety of interactive touchscreen video games featuring new designs, graphic improvements, improved audio quality, sophisticated data communication capabilities, customized formats and features designed to increase player appeal.

  Leverage Growth in Installed Products to Increase Recurring Revenue From Software Sales

     To date, most of Leisure Time's revenue has been derived from the sale of video gaming machines. As its installed product base has grown, Leisure Time has experienced an increase in customers for, and sales of:

     - newly developed game software;

     - software enhancements for existing games; and

     - cartridge replacements for video pulltab machines.

     Because software and cartridge sales have a lower associated cost of goods sold than Leisure Time's other products, Leisure Time believes growth in software and cartridge sales will have a favorable impact on Leisure Time's gross profit. In addition, growth in the installed base of machines offers Leisure Time the opportunity to spread software research and development costs over a wider base, thereby reducing development costs per machine or game sold. Leisure Time believes it can leverage its growing installed base of video gaming machines to expand software and cartridge sales to existing and new customers.

  Continue to Identify and Develop New Touchscreen Video Games and Game Enhancements

     Leisure Time intends to continue to pursue the development and introduction of new and enhanced video games designed to increase player appeal. The objectives of Leisure Time's continuing research and development activities are to:

     - develop new video games and game enhancements using common platforms, thereby enhancing manufacturing efficiencies and accelerating development times;

     - identify new games or enhancements with substantial player appeal;

     - enhance player entertainment using improved sound and graphics;

     - incorporate attractive bonus features and local game preference options;

     - increase operator appeal through reliability improvements and use of sophisticated security and data communication devices; and

     - promote early identification of trends in patron preferences.

     Leisure Time believes that achievement of these objectives may result in increased revenue, creation of economies of scale and improved earning power for Leisure Time's video gaming, video pulltab and video bingo machines.

  Increase Revenue Through Addition of Gaming Vessels and Passengers


     Leisure Time expects to commence the operation of and to acquire additional offshore gaming vessels in the near future that are expected to be based in ports near that of its currently operating offshore gaming vessel. By achieving density within adjacent markets sharing similar demographic profiles, Leisure Time will seek to:


     - increase its rate of market penetration;

     - spread the costs of centralized services such as reservations, advertising and promotion and management and training over a larger base of vessels;

     - obtain volume pricing discounts for fuel, food and beverage and port services;

     - concentrate its marketing and promotional activities to develop loyalty among patrons and thereby increase revenue; and

     - expand the installed base of Leisure Time video gaming machines to broaden market awareness of its products.

     As Leisure Time expands its offshore gaming vessel operations, Leisure Time anticipates increasing its market presence, realizing economies of scale and utilizing its cumulative experience to achieve operating efficiencies. Subject to licensing, Leisure Time expects to initiate dockside gaming operations in Mississippi and may increase additional dockside installations as it gains operating experience in this market.


  Expand Gaming Machine Route Operations

     Leisure Time acquired its first gaming machine route in South Carolina in February 1999. Leisure Time expects to expand its gaming route operations through:


     - acquisition of additional locations in South Carolina if gaming is not discontinued in South Carolina;


     - acquisition or establishment of routes in Louisiana, Montana, New Mexico and selected other states; and

     - addition of route locations in establishments not currently served by existing route operations.

     Leisure Time believes that creation of additional gaming route operations will offer benefits such as:

     - recurring revenue;

     - increases in market share for the Pot O Gold product line, thereby facilitating additional software sales; and

     - opportunities for Leisure Time to increase video gaming product sales to the replacement market.

  Promote Acceptance and Use of Video Pulltab and Bingo Products


     Leisure Time intends to complete the renovation of its hotel overlooking Lake Erie in early 2000. Leisure Time anticipates that a portion of the space in the hotel will be used to showcase Leisure Time's video pulltab and video bingo machines for marketing to charities. Leisure Time's video pulltab machines offer, and Leisure Time's video bingo machines will offer, a number of benefits over traditional paper pulltabs and bingo games, including:


     - enhanced tracking and accountability through data collection devices incorporated in each machine;

     - extended hours of operation, thus increasing opportunities for revenue generation; and

     - improved earnings potential through enhancing the speed of play.

     Leisure Time will seek to use its hotel facility to demonstrate these benefits for charitable organizations active in these forms of fundraising, thereby:

     - increasing its market presence;

     - increasing revenue from machine sales; and

     - increasing recurring revenue from software and cartridge sales.

  Selectively Explore Domestic Acquisition and International Expansion Opportunities

     Leisure Time expects to pursue acquisitions of domestic companies engaged in:

     - development and sale of software designed for the gaming market;

     - operation or ownership of offshore gaming vessels;

     - gaming route operations; and

     - purchase, ownership or licensing of rights to proprietary games or enhancements.

     Leisure Time will selectively evaluate potential international expansion opportunities as they become available. Although Leisure Time has proposed the acquisition of a company that has gaming route operations, Leisure Time currently has no formal agreement for any acquisition. Leisure Time's acquisition strategy will continue to focus on enhancing video machine sales, promoting recurring revenue through increased software sales and gaming operations and offering leading technologies in the video gaming industry.

POT O GOLD PRODUCT LINE


     Leisure Time's principal video gaming machine is the Pot O Gold product line. The retail price for a video gaming machine in the Pot O Gold product line varies from approximately $5,400 to approximately $9,000 depending on the features included. This product line offers three video gaming machines, the Pot O Gold, Shamrock Poker and Keno Gold, which share a common central processing unit. The common central processing unit contains all of the components of a single video gaming machine with software and cosmetic variations. Leisure Time's common central processing unit strategy allows:


     - a streamlined manufacturing process with lower inventories;

     - the versatility to develop new games through software updates and cosmetic changes; and

     - a synergy between all of the games in the product line where the improvement of one game is useable to improve other games.

     Leisure Time's principal video gaming machine, the Pot O Gold, features a multi-game video package, including poker, blackjack, keno, slots and bingo, that can be chosen by the operator from a library of approximately 50 games. The Pot O Gold is designed to enable the player to have a desirable level of interactivity without excessively slowing play. Leisure Time believes that the Pot O Gold provides a balance of player interactivity and game sequence that results in desired entertainment quality and continuing player interest to maximize revenue for the operator. The Shamrock Poker and Keno Gold video gaming machines that are a part of the Pot O Gold product line are similar to the Pot O Gold with different games and cosmetics.

     The current technology in the Pot O Gold product line is designed to offer the operator game play configurations that Leisure Time believes are unmatched by other current video gaming machines. The Pot O Gold product line has the ability to display up to 12 games represented by icons on the video monitor. The player may choose any one game for individual play from this menu. Each game program may be set by the operator for up to six different percentages of the total amount bet that will be paid to the player. This enables the operator to select the desired percentage payout of each game for the targeted market.

     A standard feature of the Pot O Gold product line, usually an option offered at extra cost by other manufacturers, is a built-in LED display located above the video monitor which offers a "progressive jackpot." The "progressive jackpot" is a prize that a player may win by striking a combination of symbols or cards. The "progressive jackpot" is set at a base amount that varies according to the value of the coin or token denomination for which the machine is set. The base amount and the progressive rate of each game is easily configured by the operator.

     Leisure Time believes that the Pot O Gold product line is attractive to operators because of its:

     - large library of approximately 50 games from which the operator may choose;

     - ability to utilize different percentage payouts set by the operator;

     - ability to display 12 games from which the player may choose;

     - multi-colored LED display and progressive jackpot feature; and

     - ability to provide an interactive experience for the player.

     Leisure Time believes the negative attributes of the Pot O Gold product line as compared with other video gaming machine products are:



     - the Pot O Gold has a slightly larger cabinet than most other video gaming machines which limits the number of Pot O Gold machines that an operator is able to place in a given location;



     - the bill acceptor on the Pot O Gold is currently located on the left side of the machine whereas the industry standard is to have the bill acceptor located on the right side and the difference may limit the earning potential of the machine; and



     - the Pot O Gold has one basic cabinet style whereas most manufacturers offer a variety of cabinet styles and the one cabinet style may limit the operator in the placement of the machines.


     Leisure Time believes that it has developed a successful formula that creates a higher level of entertainment and video game appeal that generates player loyalty and revenue for operators. Leisure Time carefully evolves its product designs to take advantage of the latest technology and materials with a modern look and play that still retains the critical elements of the Pot O Gold product line identity.

     Leisure Time has implemented a product quality construction and design improvements program and in the third quarter of 1999 plans to introduce its current Pot O Gold product line with:

     - new graphic art on the machine glass;


     - signs that are located above the machines to identify the machines; and


     - new game software graphic presentations of the most popular games which will feature additional variations of game pay-table configurations to meet new market requirements.


Also, in the third or fourth quarter of 1999, Leisure Time plans to introduce its current Pot O Gold product line in upgraded and redesigned cabinets. The new cabinets will include newly designed upright cabinets in the traditional "round top," "square top" and "no top" versions and will feature two versions of the front of the machine which will enable the bill acceptor to be placed on the right or left side of the machines as specified by route operators and by casino operators. The new designs will be engineered to house the latest industry standard bill acceptors and other hardware to facilitate the interface and integration with casino and route operations.


     The Pot O Gold product line library of games has been developed to meet various market and jurisdictional requirements in the United States and internationally. Leisure Time is designing and developing new game software for its video gaming machines. The new games will be sold separately to owners of Leisure Time's video gaming machines.

     Leisure Time believes that the experience it has gained from its current markets will assist it in marketing the Pot O Gold product line in other jurisdictions.


     New Pot O Gold Video Gaming Machine. Leisure Time is currently developing a new Pot O Gold video gaming machine. Leisure Time anticipates that the new Pot O Gold video gaming machine will be available in the first quarter of 2000. Leisure Time's Pot O Gold video gaming machine has historically been based upon various combinations of poker, blackjack, keno, slots and bingo style video games that are custom tailored for each gaming jurisdiction according to regulatory requirements and player preferences. The new video gaming machine will incorporate this and other desirable features of the current Pot O Gold video gaming machine. The new video gaming machine will also feature updated memory and software functions for the latest integrated banknote currencies, validation acceptors and industry standard required interfaces to all major on line data systems providers.



     Leisure Time plans to incorporate personal computer technology in its next generation of video gaming machines because personal computer technology:


     - expedites the game development process by utilizing commercially available hardware and software development tools which are readily available from many different suppliers;

     - is cheaper than custom technology;

     - is familiar to operators and players alike; and

     - offers increased speed, video resolution and color depth and compact disk audio quality.

     Leisure Time believes that the newly redesigned video gaming machines will enable it to expand its market, including in traditional casinos and in jurisdictions where Leisure Time is or plans to be licensed. Most or all of the jurisdictions where Leisure Time has applied for licenses or plans to apply for licenses require that all gaming machines meet certain hardware and software configurations. These requirements are dictated by the computer system installed in the casino property that links all installed machines to collect data for security, financial and maintenance information.

PULLTAB GOLD PRODUCT LINE AND PLANNED VIDEO BINGO PRODUCT LINE


     Pulltab Gold Product Line. Leisure Time has developed a product line of video machines that offer the popular game of pulltabs. The Pulltab Gold video machine is Leisure Time's first pulltab product. The retail price of a Pulltab Gold video machine will be approximately $3,995. It was designed to address what Leisure Time believes are the growing concerns of pulltab operators and regulators. Frequently, paper pulltabs are used in environments that require integrity and accountability levels that cannot easily be achieved with paper pulltabs. Pulltabs are often sold by attendants or sales representatives that receive gratuities. Leisure Time believes that this invites corruption because the attendants or sales representatives coach patrons to purchase from a particular box or to avoid a box that has no large winners left. Some pulltab boxes purchased for resale can be manipulated to pay out less by removing some of the winners. The winners are often shipped from the factory bound separate from the losers. Ensuring that the proper funds are received for pulltabs sold is often another labor-intensive activity, increasing the overhead of the operation.



     Leisure Time's Pulltab Gold video machine provides pulltab cartridges that cannot be manipulated and automates many of the tasks associated with paper pulltab operations. Leisure Time believes that the Pulltab Gold video machine increases not only the integrity of the game, but also the profit potential for the operator. Leisure Time believes that regulators and operators alike are realizing that there are no solid arguments against the application of technology, such as that contained in the Pulltab Gold, to bring heightened security and play appeal to the game.



     The Pulltab Gold video machine is comprised of one or more touchscreen-based video pulltab dispensers that are used by patrons to play the game of pulltabs. Each machine has a minimum of a bill acceptor for taking cash and a printer for either printing pulltabs or vouchers in high security situations. Instead of using printed pulltabs for determining gameplay outcomes, the Pulltab Gold system utilizes encrypted electronic pulltabs stored inside operator-replaceable cartridges. Each cartridge currently contains 40,000 pulltabs. Leisure Time believes that these cartridges add significantly to the simplicity and security of the Pulltab Gold machine. Cartridges are recyclable and are filled in random order at Leisure Time's manufacturing facility. No one knows the sequence of the various winners and losers. Encrypted data is used to discourage hackers from manipulating the cartridges. Leisure Time sells the replacement cartridges directly to Pulltab Gold operators. The retail price of a replacement cartridge is approximately $800, or $0.02 per pulltab.



     Each Pulltab Gold video machine can be configured to contain its own set of cartridges or a number of the Pulltab Gold video machines can be linked into what is called a bank. Only one of the machines contains the cartridges and is considered the master machine. The other machines in the bank are called slaves and receive pulltabs from the master machine. This allows everyone playing the same game to play out of the same cartridge and to compete for the available prizes. Leisure Time believes that this is an important aspect of many pulltab operations, since it puts players in competition with each other, not with the pulltab operator.


     To help ensure a smooth operation, the cartridges in the master machine are organized as pairs. One cartridge is opened for use and when that cartridge is emptied the machine automatically opens the other in the pair. This allows the operator to replace the empty cartridge without disrupting play and without the players knowing that a new cartridge was opened.

     Since it is common for a pulltab operation to offer many different games, the Pulltab Gold video machine can accommodate up to eight different games at one time, meaning that up to sixteen cartridges can be loaded into the master machine. For added flexibility, the choice of how many games and which games are available on each machine is separately configurable. Games installed in the master do not have to be enabled for play on the master. If desired, an eight-machine bank can be configured to have each machine playing only one game, with a different game on each machine. Conversely, all eight machines could have all eight games available. The bank size limit for cartridge-based machines is 32, but Leisure Time recommends that there be no more than 20 machines on a bank if the master machine is going to be available for play.


     There are approximately 30 graphics sets for the Pulltab Gold from which an operator may choose. Leisure Time can match any of these graphics sets to any of over 150 lot payables that have been created for various pulltab games. Leisure Time can also customize pulltab cartridges to a particular jurisdiction's regulatory requirements.


     Video Bingo. Leisure Time is currently developing a video bingo machine. In 1997 Leisure Time believes that there were approximately 37,000 licensed bingo halls operating in 46 states and the District of Columbia. Most people learn to play bingo in church basements or at charity fund-raisers. Bingo is one of the oldest and most popular types of entertainment in the country and provides revenue for both suppliers and sponsors. Leisure Time believes that bingo is exciting because it involves risk, reward, and in many cases, big dollar prizes all housed in a unique social environment that people value. Current laws are changing to allow bigger prizes and faster games and technology is now capable of delivering those games.


     Traditional bingo is played on a paper bingo card. Players "mark" the card face with an ink dauber when the bingo number is called. Most skilled paper bingo players can manage up to 20 paper cards a time. As players are able to play more cards at one time, their odds of winning greatly improve.

     Leisure Time believes that video bingo combines the excitement of traditional paper bingo with the advanced multimedia and networking capabilities of the latest computers. With the aid of these computers, called player stations, video bingo players are capable of playing as many as 600 bingo cards simultaneously. Leisure Time believes that, because a significant majority of players who use video bingo player stations also purchase paper cards, the use of Leisure Time's video bingo player stations will generate additional revenue for bingo hall operators. Leisure Time is developing the following video bingo related products:


     - Frame Relay Network. Leisure Time has developed and plans to implement a state-of-the-art telecommunications infrastructure that will be used as the backbone for Leisure Time's wide area network, progressive jackpot video bingo games. With this network Leisure Time anticipates being able to monitor, service and upgrade its products from a single location. The frame relay network may also be used to deliver other services such as e-mail, Internet access, video-conferencing, software upgrades and voice communications.



     - Progressive Jackpot Bingo Game. In the third quarter of 1999, Leisure Time expects to have developed a nationwide, progressive jackpot bingo game. By linking player stations and progressive jackpot prize pools locally, regionally and nationally into a single bingo game, Leisure Time will be able to offer prizes surpassing those offered by single bingo halls and casinos. Leisure Time expects these progressive jackpots to enhance player attraction, generate increased revenue for the operator and promote long-term player participation. All of the development for the nationwide, progressive jackpot bingo game is completed except for the development of certain hardware which is in process, the development of animation software, which is currently in process, and the development of the data base and accounting software which is in process.



     - Network Operations Center. Once the progressive jackpot bingo game is completed, Leisure Time plans to complete its network operations center. Leisure Time expects the network operations center to be completed in the third quarter of 1999. The network operations center will maintain Leisure Time's frame relay communications network. This network operations center will also monitor Leisure Time's wide area networked, progressive jackpot video bingo games.

     - Sit-Down Player Station. Leisure Time anticipates that its video bingo player station will be available in the third quarter of 1999. The video bingo player station is simply a hardware modification to the nationwide, progressive jackpot bingo game. The standard sit-down player station will use 15" and 17" monitors that will be mounted on a table where players mark bingo cards. This will give players the ability to play traditional paper bingo concurrently with video bingo. Leisure Time also plans to develop a next-generation video bingo sit-down cabinet using three full-color, 15" touch-screen LCD panels that will be mounted side-by-side. With this design, Leisure Time will be able to offer 200% more viewable area than that of a conventional 19" sit-down cabinet. The casino operator will have control over the "attraction mode graphics." Instead of manually replacing static attraction graphics, using software, the operator will be able to display full-motion advertisements on the LCD panels. Leisure Time believes that this design will offer durability, longevity, flexibility and esthetic appeal all in a footprint that is smaller than that of today's existing 19" sit-down cabinets.



     - Player Tracking/Cashless Gaming. In the fourth quarter of 1999, Leisure Time plans to have developed a player tracking system for its video bingo player stations. The player tracking system will be developed after the jackpot bingo game is completed. This system will store player account information, player tracking information and the player's personalized game preferences. A copy of the player's account information will be stored in a high-performance database that is updated in real time. Any time the player is logged into a player station, the database will automatically update the player's account information including credits, spendings, winnings and player points. This information will be available to the player from any player station. The database will be updated, through Leisure Time's high-speed frame relay network, to all participating locations. This will allow the player to use the player's player card to play Leisure Time's video bingo games at any participating location. The casino operator will be able to use player tracking to monitor its player base and for marketing and promotions. This system will be the basis for implementing a cashless gaming environment.



     - Enhanced Player Services. In the fourth quarter of 1999, Leisure Time plans to offer enhanced services to the player. The enhanced player services is a software feature that will be developed after the completion of the progressive jackpot bingo game. These services will enable the player to order food, drinks or merchandise directly from the player station, monitor the player's point information and make reservations for future gaming events. Other services may include Internet access, personalized e-mail accounts and e-commerce capabilities directly accessed from the player station. The player will be able to access the services offered and still continue to play without interruption.



     - Handheld Video Bingo Units. In the first quarter of 2000, Leisure Time plans to have developed a wireless, touch-screen handheld video bingo player station. The handheld video bingo player station is basically the progressive jackpot bingo game with fewer features. This station will give the video bingo player the same advantage over the paper bingo player as the standard sit down station with the added benefits of portability and a smaller footprint. The station will be offered with either a monochrome LCD panel or a full color LCD panel. Leisure Time anticipates that various video bingo games will be able to be played from any location within a casino using the handheld unit.


     - Continuing Game Development. In the first quarter of 2000 Leisure Time plans to continue developing new interactive linked video bingo games with even larger progressive jackpots. These games will operate on Leisure Time's frame relay network and will be available for play 24 hours a day, 365 days a year. They will include such features as multi-game and multi-level buy-in, ever-increasing progressive jackpot prizes, player interaction and fast-paced game play. As facilitator of these linked games, Leisure Time has the opportunity to enter into revenue sharing arrangements with each facility operating these games. In addition to the revenue from the initial sale of games, Leisure Time will have the opportunity to generate revenue directly proportional to gameplay for the life of the game. Leisure Time also expects reduced development cost and time for these games due to the versatility of Leisure Time's universal gaming platform and Leisure Time's planned high-speed frame relay network backbone.

     Leisure Time's estimates of the completion dates for the above items are based upon the various stages of development of each of the above items.


SOFTWARE SALES AND DEVELOPMENT


     Leisure Time believes that it will realize material revenue during the remainder of 1999 through the sale of a data communication device that may be required to be installed into all video gaming machines in South Carolina and through the sale of year 2000 software upgrades for its installed video gaming machines.



     Data Communication Device. If a referendum is passed in South Carolina on November 2, 1999, all gaming devices in South Carolina will be required to be connected with the state's central computer system. This proposal has required the development of a data communication device that will collect and forward accounting information to the system. Leisure Time has responded to this requirement with its latest product, the N-DAT 1000(TM). The retail price of the N-DAT 1000(TM) will be approximately $1,895. Leisure Time has worked closely with an independent testing laboratory for the gaming industry to ensure that development efforts closely follow regulatory requirements. The laboratory is testing the N-DAT 1000(TM) and Leisure Time expects approval before December 1, 1999. Of the approximately 30,000 video gaming machines in South Carolina, approximately 17,000 are Pot-O-Gold product line machines. A data communication device is required for every five video gaming machines. Further, under the proposed law, each Pot O Gold will need new software that sets single payout percentages per machine. The retail price of the software will be approximately $795. Leisure Time believes that due to its established customer base in the state, sales of the N-DAT 1000(TM) and new payout software will be a significant source of revenue. No N-DAT 1000(TM)'s have been sold. If sales commence, Leisure Time expects revenue of up to approximately $5.1 million from the sale of the N-DAT 1000(TM) and that most of the revenue will be realized by January 31, 2000. Leisure Time provides no assurances as to the amount of revenue or by when the revenue will be received.



     Year 2000 Software. Leisure Time has developed and is selling software upgrades for its video gaming machines which enable the machines to operate past the year 2000. Leisure Time is making this year 2000 software upgrade available to the owners of its currently installed video gaming machines. The retail price of the year 2000 software upgrade is approximately $500.



     Software Development. In addition to Leisure Time's sales of the data communication device and year 2000 software, Leisure Time anticipates receiving recurring revenue from the sale of software upgrades which each currently have a retail price of approximately $750. Leisure Time believes that it has created games that are user friendly, entertaining and comfortable to play for extended periods of time and that instill in the player a desire to return to play again. Leisure Time plans to incorporate the aspects of its current software into its future generation of games.



     Leisure Time believes that the basis for competition in most gaming markets is driven by two primary elements: the costs of the gaming equipment and the potential profit to the location operator. Many of the games developed by Leisure Time are offered as software upgrades. These software upgrade packages allow the operator to change existing games and cabinet glass display artwork without changing the actual video gaming machine. For many operators, this process can extend the life of the video gaming machine. Leisure Time believes that as its base of installed video gaming machines increases, its market for software upgrades will also increase. Leisure Time's software upgrades have a greater gross margin than sales of its video gaming machines. Software engineering personnel are being added to help Leisure Time attain its goal of developing approximately six new games per year for existing video gaming machines. Leisure Time plans to continue developing new game software to support its current Pot O Gold product line for approximately 2 to 3 years. After that time, owners of the current Pot O Gold video gaming machine will have to purchase a new circuit board from Leisure Time to be able to use new game software developed by Leisure Time. Leisure Time plans to introduce the next generation of its Pot O Gold video gaming machine with new systems and games in the second quarter of 2000.

RESEARCH AND DEVELOPMENT EXPENSES


     During the fiscal years ended June 30, 1996, 1997 and 1998 and during the nine months ended March 31, 1999, Leisure Time spent $0, $469,000, $642,000 and $174,000 on research and development, all of which was conducted and paid for by Leisure Time.


MANUFACTURING AND SERVICING

     Leisure Time's manufacturing facility is approximately 40,000 square feet. In a work week of four ten-hour days with 45 employees and a supervisory staff, Leisure Time is able to produce up to 400 video gaming machines. Leisure Time conducts both sub-assembly and final assembly operations. Leisure Time's manufacturing operation builds the components at the sub-assembly stage and, in turn, the sub-assemblies are placed in stations where they are incorporated into a final assembly or cabinet. As the cabinet moves along the production line from station to station, sub-assembled components, complete components or parts are built into the cabinet. The completed video gaming machine is then tested to ensure the software is functioning properly and all operating standards are met. After testing, the video gaming machine is packaged for shipment to the customer.


     As of June 30, 1999, Leisure Time had a backlog of orders of approximately $8.4 million that Leisure Time believes is firm. Leisure Time anticipates that all of the backlog at June 30, 1999, will be filled by August 1999. Leisure Time believes that backlog may not be a meaningful indicator of revenue expected in future periods. As of June 30, 1998, Leisure Time had a backlog of orders of approximately $.3 million.



     As of March 31, 1999, Leisure Time had an inventory value of approximately $4.1 million that Leisure Time maintains to meet the delivery and repair requirements of its customers. Leisure Time's inventory increases in anticipation of orders and a significant amount of Leisure Time's current assets is invested in inventory and accounts receivable until payment is received from the sale of video machines.


     Leisure Time currently services the video gaming machines it sells. Leisure Time is considering expanding its service operations by becoming an authorized repair center for manufacturers of items such as bill acceptors and printers so that Leisure Time can service video gaming machines sold by others. Leisure Time has not yet been authorized as a repair center by any other manufacturer.

SALES AND MARKETING OF VIDEO MACHINES

     Leisure Time believes that the experience it has gained from the markets where its video gaming machines are currently located will assist its marketing personnel in developing new markets. In order to achieve these goals, Leisure Time believes in utilizing experienced gaming industry personnel for its sales and marketing efforts. These gaming personnel are able to interface, guide and advise the operator on methods that will contribute to profitability for the operator.

     Leisure Time has developed a customer base for its video gaming machines in South Carolina, on Native American reservations in several states, in Brazil and in Norway. Leisure Time plans to continue to expand its customer base in those areas and is evaluating the marketing of its video gaming machines in other states and countries.

     Leisure Time believes that in order to be successful in expanding the market for its video gaming machines into new states and jurisdictions, a good customer relationship needs to be established by a professional and experienced sales and service organization. Leisure Time is continuing to create such a sales and service organization to support market opportunities in the various geographical areas of the United States and in the international market. The sales organization utilizes a central reporting system linked to Leisure Time's headquarters that is complemented by sales policies, training, market analysis and operations meetings held on a regular basis.


     As of June 30, 1999, Leisure Time had nine employees engaged in sales and marketing. Of the nine employees, at least seven have at least five years of experience in the gaming industry. Leisure Time plans to add additional sales and marketing people in the near future.

     Leisure Time has appointed Sao Paulo Games Comercial LTDA as the exclusive distributor of the Pot O Gold product line in Brazil. Sao Paulo purchases the Pot O Gold machines at a fixed price for resale or for Sao Paulo's use. The agreement is in effect until December 31, 2000, if Sao Paulo purchases a minimum number of Pot O Gold machines each calendar quarter. If not, Leisure Time has the right to terminate the agreement. The agreement will be automatically renewed for two one-year terms unless either party determines not to renew the agreement. Leisure Time also has orally agreed that Sao Paulo can test market the Pot O Gold product line in Argentina. If the test marketing proves successful, it is contemplated that Sao Paulo would become a distributor for the Pot O Gold product line in Argentina.



     Leisure Time received total revenue of approximately $5.7 million, $3.2 million and $65,833 from sales in foreign countries during Leisure Time's fiscal years ended June 30, 1999, 1998 and 1997, respectively. The following chart provides information pertaining to the revenue Leisure Time received from sales in foreign countries:



YEAR ENDED
JUNE 30                                               ARGENTINA     BRAZIL      NORWAY
----------                                            ---------   ----------   --------
1999................................................  $141,875    $5,232,652   $202,330
1998................................................        --     3,210,691         --
1997................................................        --        65,833         --



     Leisure Time did not commence sales in Norway until Leisure Time's fiscal year ended June 30, 1999. Leisure Time anticipates that Leisure Time will derive additional revenue from Norway in the future. Leisure Time's Pot O Gold product line is being test marketed in Argentina. Leisure Time cannot predict whether or not Leisure Time will ever derive any significant revenue from Argentina in the future.



     Leisure Time has no significant long-lived assets in any foreign country.


     In the Native American bingo/casino markets, laws are changing to allow for games with a higher level of player interaction that will generate more player interest. Leisure Time believes that these changes will provide an increase in video bingo revenue and a demand for more video bingo player stations. In some Native American bingo markets, operators are beginning to replace paper bingo games with video bingo games.

     Laws are changing in the charity bingo markets as well. These changes allow for wide area networked, progressive jackpot games and games with larger cash prizes. Leisure Time believes that these changes will facilitate an increase of the current player base and thus an increased demand for Leisure Time's video pulltabs and bingo gaming machines. Leisure Time markets and plans to market sit-down video pulltabs and bingo machines, wireless portable video bingo units and wide area networked, progressive jackpot units within the charity markets.

     Leisure Time's video bingo player stations will be marketed to Native American bingo/casino venues and charity bingo halls. Leisure Time can sell, lease or rent video bingo player stations to both markets. Leisure Time plans to enter into one to three year contracts under which it will receive a portion of the revenue generated by the player stations where permitted by applicable law or, to a lesser extent, a fixed rate per bingo session. Although capital intensive, Leisure Time believes that the "revenue share" agreement is typical within the bingo industry where permitted by applicable law and has been profitable for the vendor of the machines.

     Leisure Time has sold approximately 70 Pulltab Gold machines in Ohio. Leisure Time intends to increase its marketing efforts for Pulltab Gold machines in Ohio and in other jurisdictions where pulltab operations may be conducted.


     Leisure Time also plans to enter into distribution agreements and/or strategic alliances with qualified representatives where jurisdictional and/or particular market situations make it advantageous to do so. For example, Leisure Time acted as a nonexclusive agent on a commission basis for the sale to a casino in Europe of casino signs, electronic progressive meters and animated technology manufactured by a European company.

     During the fiscal year ended June 30, 1998, Drews Distributing, Inc. and Collins Entertainment Corp. accounted for approximately 47% and 23% of Leisure Time's total sales. During the nine months ended March 31, 1999, Drews Distributing, Inc., Collins Entertainment Corp. and Sao Paulo accounted for approximately 33%, 11% and 10% of Leisure Time's total sales. Leisure Time's distributor agreements with Drews Distributing, Inc. and Collins Entertainment Corp. were terminated or not renewed in November and December, 1998, respectively. Leisure Time is currently in litigation with both former distributors. See "-- Litigation."


GAMING VESSELS


     Offshore Gaming Cruises. Leisure Time currently owns two offshore gaming vessels, the Vegas Express and the Leisure Lady, which are or will be in the "cruise-to-nowhere" business. Federal law allows gaming on a vessel once the vessel has left state waters. On the East Coast of the United States, state waters generally extend three miles from land. Each offshore gaming cruise vessel departs from its respective port and returns to the same port without any intervening stops, hence the name "cruise-to-nowhere."


     The "cruise-to-nowhere" industry began in the mid-1980s in Florida. Until 1992, only foreign flagged vessels could have gaming equipment on board. In 1992, United States flagged vessels were permitted to have gaming equipment on board. The new law provides that any state could "opt out" and make "cruises-to-nowhere" illegal in that particular state. To date, only California and Hawaii have done so.


     The Vegas Express operates out of Gloucester, Massachusetts, which is approximately 35 miles north of Boston, Massachusetts. The Vegas Express began operations in July 1998. Until Leisure Time locates a port for the Leisure Lady, Leisure Time cannot predict when the Leisure Lady will commence offshore gaming cruises. In addition to offering full gaming casinos that include reel and video slot machines, blackjack, roulette, dice and poker, the cruises offer dining, dancing and entertainment. The cruises last from four to six hours.


     The Vegas Express is a United States flagged vessel. She is approximately 202 feet long and approximately 38 feet wide with a capacity for approximately 426 gaming passengers. In addition, she has approximately 277 positions in which to place gaming machines.

     The Leisure Lady is a United States flagged vessel. She is approximately 137 feet long and approximately 45 feet wide with a capacity for approximately 400 gaming passengers. She has approximately 257 positions in which to place gaming machines.

     The Vegas Express, weather permitting, conducts nine cruises each week during the winter months and two cruises each day during the summer months. The current price for a cruise on the Vegas Express is $39.00. The price for a cruise on the Leisure Lady will depend on the port, the market, the competition in the market, the day of the week, the time of day, the time of year and whether or not it is a holiday season. Leisure Time offers various discount passenger rates to groups, charterers of an entire vessel, and others and offers various special fares and complimentary fare programs for its rated casino patrons.

     The offshore gaming cruise business is subject to seasonal fluctuations as a result of adverse weather conditions. The revenue derived from offshore gaming cruises suffers as a direct result of inclement weather, decreasing both the number of cruises conducted and passenger counts. In addition, passenger counts are lower immediately before and immediately after inclement weather conditions.

     Other than local, occupational, liquor and food licensing and permitting, Leisure Time's offshore gaming cruise vessels are not subject to gaming regulation or licensing. Gaming cruise vessels are regulated by the United States Coast Guard and are periodically inspected for regulatory compliance. Both the Vegas Express and the Leisure Lady hold current certificates of inspection from the United States Coast Guard.


     Marketing. Leisure Time focuses and will focus its marketing in areas primarily within a 50 mile radius of Gloucester. Leisure Time must attract passengers from both the local and tourist populations to offset to some degree the seasonal fluctuations that are known to occur in the Massachusetts tourist industry. Leisure Time focuses its efforts on local markets and on tourists visiting the local markets on vacation. Leisure Time markets its offshore gaming cruises through general advertising, direct mailings, travel agents and Leisure Time's own sales and reservation personnel.


     Dockside Vessel. Leisure Time has acquired the Biloxi Belle, a dockside gaming vessel that is currently located on the Mississippi River. The Biloxi Belle is approximately 217 feet long and approximately 40 feet wide with a capacity for approximately 1,900 passengers. The Biloxi Belle has approximately 780 gaming positions. Leisure Time plans to renovate the Biloxi Belle when a site is located for the vessel. Leisure Time plans to have the Biloxi Belle operational during the third or fourth quarters of the fiscal year ending June 30, 2000, provided Leisure Time becomes licensed in Mississippi. Leisure Time intends to locate the Biloxi Belle as a riverboat operation on the Mississippi River in Mississippi. The competition for the Biloxi Belle will include the many other riverboats and dockside gaming vessels and land-based casinos within a 200 mile radius from where the Biloxi Belle is finally located. If Leisure Time does not become licensed in Mississippi, Leisure Time will attempt to sell the Biloxi Belle.



     Reservations System. Leisure Time is developing a central reservations system that will link each port to a web site via the Internet. This system also will enable customers to make their own reservations "on line," monitor their "frequent traveler" information and purchase Leisure Time merchandise. Leisure Time believes this centralization will allow it to operate each vessel more efficiently, control passenger counts and enable guest services to utilize capacity in each vessel by offering more than one port, time and vessel to the customer. The system is also expected to allow Leisure Time to verify credit card information and inform passengers via e-mail of new promotions.


GAMING MACHINE ROUTE OPERATIONS


     In February 1999, Leisure Time acquired a gaming machine route operation in South Carolina. A gaming machine route operation involves the installation, operation and servicing of video gaming machines under revenue participation agreements with local retail establishments, such as taverns, restaurants, supermarkets, drug stores and convenience stores. Leisure Time's route operation currently has 17 locations containing approximately 78 video gaming machines in various parts of South Carolina. Leisure Time's agreements for its locations generally are in the form of revenue sharing agreements and give Leisure Time the exclusive right to install gaming machines at such locations. The agreements are generally terminable by either party on 30 days' written notice.



     Leisure Time believes that gaming machine route operations will provide Leisure Time with a long-term, stable revenue source. Accordingly, unless gaming is discontinued in South Carolina, Leisure Time intends to acquire additional gaming machine route operations in South Carolina. Leisure Time intends to either establish or acquire gaming machine route operations in other states with the initial focus being on Louisiana, Montana and New Mexico. Although Leisure Time has proposed the acquisition of a company that currently operates gaming routes, Leisure Time has no formal agreements for the acquisition of any gaming machine route operations.



     Market. Leisure Time believes that the single biggest factor in determining the success of gaming machine routes is player demand. Based on reported revenue for the locations, Leisure Time's Pot 0 Gold video gaming machine product line has been the most popular video gaming machine route product line in South Carolina. Leisure Time believes that the Pot O Gold product line will continue to be the game of choice in South Carolina.


     Leisure Time attempts to attract and retain gaming machine route patrons through direct mailings which offer an attractive selection of video gaming machines. Prior to installing video gaming machines at a location, Leisure Time studies the market potential and customer base and determines the appropriate video gaming machine mix for the location. Most of the video gaming machines in Leisure Time's route operation have progressive jackpots.

     In marketing its services to location owners, Leisure Time emphasizes quality of service. Leisure Time operates and services its video gaming machines using its own employees, who routinely repair and maintain Leisure Time's video gaming machines in order to improve reliability and in-service time. Leisure Time believes that its video gaming machines and related equipment in its route locations are well maintained and in good working condition.

     In addition to physically servicing the gaming machines, employees of Leisure Time may also remove coins and bills from the machines, refill machines that have exhausted their supply of coins and provide payment of jackpots in excess of machine limits. The services provided by Leisure Time can vary based on the terms of its revenue sharing arrangements with location owners.


     Possible Acquisition. Leisure Time has proposed the acquisition of Best Amusement, Inc., a company that has gaming route operations in South Carolina. The owner of Best Amusement, Inc. has orally indicated to Leisure Time that he agrees with the proposal. If the acquisition is consummated as proposed, the owner would receive the following from Leisure Time:



     - at the closing, $2 million plus certain machine license renewal fees paid by Best Amusement, Inc.;


     - at the closing, 363,640 shares of Leisure Time's common stock;

     - an agreement by Leisure Time to repurchase the 363,640 shares if the owner is not able to sell them for at least $13.00 per share one year after the date of closing;

     - an additional $2 million 90 days after the closing;


     - up to $75,000 in income taxes associated with Best Amusement, Inc.'s income prior to the closing; and



     - a three year consulting agreement that will pay the owner $7,500 per month plus a commission of 10% of the first $500,000 and 5% of any amount over $500,000 paid by Best Amusement, Inc. upon acquisition of a gaming route from the owner of the route.



     Best Amusement, Inc. has approximately 65 locations containing approximately 333 video gaming machines.


     There are no assurances Leisure Time and the owner will enter into an agreement or that the acquisition will occur.

RELATED BUSINESSES


     Hotel. In June 1998, Leisure Time acquired a hotel property in the Cleveland, Ohio area that Leisure Time plans to open in the first quarter of 2000. The hotel has been closed for approximately seven years and was formerly operated as a Howard Johnson Plaza hotel. Leisure Time is currently renovating the hotel and, when completed, it is planned that the hotel will have approximately 210 rooms, all with a view of Lake Erie, a full-service conference center, an enclosed swimming pool, a fitness center and a restaurant. Leisure Time has entered into a license agreement with Radisson Hotels International, Inc. to operate the hotel under the Radisson franchise system. The license agreement entitles Leisure Time to use the Radisson system and marks and requires Leisure Time to name the hotel the "Radisson Hotel Lakefront Cleveland." The license agreement is for a term of 20 years and requires that the hotel to be open no later than April 30, 2000. Leisure Time paid Radisson an initial license fee of $35,000 and is required to pay Radisson the following additional fees:



     - a royalty fee of 4% of the daily gross revenue derived from the operation of the hotel;



     - a promotion, marketing and advertising fee of 1 3/4% of the daily gross room sales;



     - a reservation fee of 2 % of the daily gross room sales;



     - set fees for reservations through Radisson's global distribution system, other reservation systems and Radisson's internet website;



     - $0.75 per occupied guest room per night for participation in system advertising and marketing programs; and

     - any other fees and charges incurred with respect to participation in system advertising and marketing programs and for services rendered by Radisson for which a fee is charged.



Leisure Time will be required to operate the hotel either directly or through a management company approved by Radisson. The hotel will be required to be operated pursuant to Radisson's standards. Most transfers of the hotel will require the approval of Radisson.


     Leisure Time is currently investigating an affiliation with a national restaurant chain that, if obtained, would result in the hotel restaurant being operated by an independent third party.


     Leisure Time has approximately 70 Pulltab Gold machines that it has sold in Ohio. Leisure Time plans that a portion of the space in the hotel will be used to display Leisure Time's Pulltab Gold and video bingo machines for marketing to charities.



     The total cost per room to Leisure Time in renovating the hotel is approximately $50,000, including real property acquisition costs. Leisure Time anticipates that approximately $9.5 million will be spent by Leisure Time in renovating the hotel. Leisure Time plans to finance most of the amount needed for the renovation with construction financing. Upon execution of Radisson's standard license agreement and finalization of Radisson build-out specifications, Leisure Time will seek both construction and permanent financing for the hotel. Leisure Time has had preliminary discussions with several mortgage brokers as well as direct lenders who have expressed interest in the financing. No commitments for financing have been received. If financing is not obtained, Leisure Time will have to curtail the project.



     Finance Company. Leisure Time began its financing operations in April 1999, when it acquired Leisure Time Financial. Leisure Time Financial was established in 1989 as a service oriented lessor of diversified types of equipment. Leisure Time Financial provides equipment financing to qualified applicants in the small to middle markets in Minnesota and in the surrounding five states. The primary objective of Leisure Time Financial is to provide financing services to purchasers of Leisure Time's video gaming, pulltab and bingo machines as well as to purchasers of other equipment.


     Leisure Time believes that having financing available for a vendor's products enhances the ability of a vendor to market the products. Leisure Time believes that the financing program will enhance its marketing efforts for its machines and provide a potential new profit center.


     Leisure Time Financial's marketing efforts historically have been directed at establishing vendor relationships and calling on equipment users primarily in the printing, construction and machine tool industries. As of June 30, 1999, Leisure Time Financial had three people engaged in marketing Leisure Time Financial's financing arrangements.



     Leisure Time Financial has acquired a lease accounting operating system to assure year 2000 compliance and manage the volume of information associated with originating and servicing of financing arrangements. Leisure Time Financial expects to upgrade and enhance its administrative and technical capabilities in order to provide professional service to its customers and accurate reporting for Leisure Time. Leisure Time Financial's marketing strategy is to increase its volume of lease originations by:



     - maintaining a strong, experienced sales force;



     - establishing a network of independent lease brokers;



     - structuring relationships with small and medium-sized local accounting firms; and



     - supplying lease programs to rural community banks that do not have internal leasing capabilities.



Many of these community banks provide funding for Leisure Time Financial's current lease portfolio.



     Leisure Time Financial competes for equipment financing with brokers, major bank leasing companies and three other small lease companies in the Minneapolis-St. Paul area that are similar in size to Leisure Time Financial. Each of these companies is successful in that market.

     Leisure Time Financial had unaudited net income of approximately $74,000 and $19,000 on revenue of approximately $633,000 and $102,000 for the year ended December 31, 1998, and for the three months ended March 31, 1999, respectively.


COMPETITION

     Video Machines. The video gaming machine market is highly competitive and is dominated by a small number of manufacturers. Leisure Time believes that the principal competitive factors in this market are the appeal of the machine to players, knowledge of customer requirements and player preferences, service, support and training, distribution, name and product recognition and price. The principal competitors in the video gaming machine market are IGT and WMS Industries, Inc. IGT may be viewed as a dominant competitor. Leisure Time estimates that IGT had a market share in video game machines of 70% and that WMS Industries had a market share of 15% in 1998. Additional competitors or potential competitors include Acres Gaming, Inc., Atronic Casino Technology, Inc., Anchor Games, Aristocrat Leisure Limited, Bally Gaming, a subsidiary of Alliance Gaming Corporation, Casino Data Systems, Innovative Gaming Corporation of America, Sigma Games, Inc. and Video Lottery Consultants, Inc. Companies in historically unrelated industries, such as Sega, have technological resources that could give them a competitive advantage in developing multimedia-based video gaming machines. There can be no assurance that other companies in the video gaming or multimedia market will not successfully enter the market for video gaming machines, nor can there be any assurance that the manufacturers of traditional slot machines will not develop products that are superior to, or that achieve greater market acceptance than, Leisure Time's video gaming machines.


     Oasis Gaming, Infinity and Diamond Games are Leisure Time's most significant competitors in the pulltab video machine industry.



     Worldlink Gaming Corporation and Multimedia Games, Inc. are Leisure Time's significant competitors in the wide area networked, progressive jackpot bingo industry and GameTech and Bingo King are Leisure Time's significant competitors in the video bingo industry.


     In general, Leisure Time's existing competitors, as well as many potential new competitors, have significantly greater financial and technical resources than Leisure Time, as well as more established customer bases and distribution channels, which may afford them competitive advantages. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially and adversely affect Leisure Time's business, operating results and financial condition.


     Gaming Route Operations. Leisure Time currently has very few locations from which it shares in the revenue from video gaming machines. All of these locations are within South Carolina. Competition from other locations having video gaming machines in South Carolina has increased and, if gaming is not discontinued in South Carolina, will likely increase in the future. Additional competition will reduce income from the locations from which Leisure Time currently, and in the future, may derive revenue. Leisure Time plans to acquire or establish additional gaming route operations. Leisure Time may be unable to acquire or establish additional gaming route operations on acceptable terms.



     Offshore Gaming Cruises. Competition for Leisure Time's offshore gaming cruises arises from all forms of entertainment available in the general area in which the cruises operate. At the present time, there only is one other offshore gaming cruise operator in the Boston, Massachusetts area and there are no local land-based casinos. An influx of operators into Massachusetts will place a premium on new port locations that will make expansion more expensive and cause greater competition for customers. Once the Leisure Lady commences operations, Leisure Time will be subject to the same competitive factors within the area of operations. Any material increase in competition could have an adverse impact upon Leisure Time's operating results and financial condition.


     Leisure Time intends to acquire additional vessels that Leisure Time can renovate and use as offshore gaming vessels. At this time, however, Leisure Time has no agreements for the acquisition of any such additional vessels.

REGULATION


     General. The manufacture and distribution of gaming machines and the operation of gaming facilities are subject to extensive federal, state, local and foreign regulation. Although the laws and regulations of the various jurisdictions in which Leisure Time or its subsidiaries operate and into which Leisure Time or its subsidiaries may expand their gaming and gaming related operations vary in their technical requirements and are subject to amendment from time to time, virtually all of these jurisdictions require licenses, permits, documentation of qualification, including evidence of financial stability, and other forms of approval for companies engaged in the manufacture and distribution of gaming devices and the operation of gaming facilities, as well as for the officers, directors, major shareholders and key personnel of such operations. Any person who acquires a controlling interest in Leisure Time would have to meet the requirements of all governmental bodies that regulate Leisure Time's gaming business.



     Leisure Time or its subsidiaries are subject to government regulation in a number of different jurisdictions related to its operation as a manufacturer and distributor of gaming devices, operator of offshore and future dockside gaming vessels, and operator of a video gaming route. Leisure Time or its subsidiaries are licensed in the following jurisdictions to distribute gaming devices:
Kansas, Michigan, Minnesota, New Mexico (Native American jurisdictions), New York, North Carolina and Wisconsin. Leisure Time or its subsidiaries have applied for gaming or gaming device related licenses and approvals in the following jurisdictions: Montana and Ontario, Canada. Leisure Time or its subsidiaries intend to apply for licenses to distribute gaming devices in the following jurisdictions: Arizona, Mississippi, New Mexico (charities and fraternal organizations) and Nevada. Regulatory investigations and licensing or other forms of approval may relate to Leisure Time and its key personnel as well as its subsidiaries and their key personnel. As such, the regulatory process may be lengthy and expensive.



     Although regulatory requirements vary from jurisdiction to jurisdiction, generally, gaming devices may not be manufactured, distributed or operated unless appropriate licenses are obtained from appropriate regulatory authorities in each jurisdiction. Ordinarily, licenses may only be obtained by filing an application. A regulatory agency within a jurisdiction usually may deny the application if it believes the applicant did not satisfy the particular requirements for licensing in that jurisdiction. Furthermore, each such regulatory agency usually retains jurisdiction with respect to licensees within its jurisdiction and may take formal or informal disciplinary action, including but not limited to the suspension or revocation of the license and/or the imposition of a monetary fine against any licensee it believes failed to operate in accordance with the laws and regulations of the jurisdiction. Changes in such laws, regulations and procedures or the initiation of disciplinary action against Leisure Time or its subsidiaries could have an adverse effect on Leisure Time's operations.



     As indicated above, most of the jurisdictions in which Leisure Time or its subsidiaries conduct business or intends to conduct business in the future require various licenses, permits, findings of suitability or other approvals in connection with the manufacture/distribution of gaming devices. However, some jurisdictions allow manufacturer/distributors to operate under a temporary government approval or on a transactional basis during the pendency of a comprehensive background investigation. Although Leisure Time or its subsidiaries have been licensed or approved in several jurisdictions, there can be no assurances that any government approval currently applied for or intended to be applied for will be given or renewed.



     It should be noted that most jurisdictions in which Leisure Time or its subsidiaries conduct business, or intends to conduct business in the future, require gaming devices to meet certain standards and specifications established by each jurisdiction. Moreover, most jurisdictions require gaming devices to be reviewed and approved either by the regulatory agency or an independent testing laboratory prior to the gaming device being sold or offered for public play. In evaluating the suitability of any applicant, the regulatory agency will examine the prior compliance with laws and regulations in other jurisdictions where Leisure Time or its subsidiaries have been operating. There can be no assurance that any approval applied for or required of Leisure Time or its subsidiaries in this regard will be received. Nor can there be any assurances that any approval already received by Leisure Time or its subsidiaries will be maintained, or that additional approvals will not be required.

     Federal Registration. The Federal Gambling Devices Act of 1962 makes it unlawful for any person to manufacture, deliver or receive gaming machines, gaming machine devices and components thereof across interstate boundaries unless that person has first registered with the Attorney General of the United States. Leisure Time or its subsidiaries that are involved in gaming activities are required to register annually with the Attorney General of the United States in connection with the sale, distribution or operation of gaming machines. In addition, various record keeping and equipment identification requirements are imposed by the Federal Act. Violation of the Federal Act may result in seizure or forfeiture of equipment, as well as other penalties.



     Native American Gaming. Leisure Time or its subsidiaries distribute gaming devices to certain gaming operations located on Native American land. Gaming on Native American lands, including the terms and conditions under which gaming equipment can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the Tribes, the laws of the host states, the Indian Gaming Regulatory Act of 1988, which is administered by the National Indian Gaming Commission, and the Secretary of the U.S. Department of Interior and also may be subject to the provisions of statutes relating to contracts with Native American tribes, which are administered by the Secretary. As a precondition to gaming involving gaming devices, the Indian Gaming Regulatory Act requires that the tribe and the state have entered into a written tribal-state compact that specifically authorizes such gaming, and that has been approved by the Secretary, with notice of such approval published in the Federal Register. Tribal-state compacts vary from state to state. Many require that equipment suppliers meet ongoing registration and licensing requirements of the state and/or tribe and some impose background check requirements on the officers, directors, and shareholders of the gaming equipment suppliers. Some also require that either tribal regulatory agencies or state regulatory agencies license the manufacturer or distributor. Leisure Time or its subsidiaries have received various approvals from a number of tribal regulatory agencies pursuant to the requirements of the applicable compacts. However, there can be no assurances that such approvals will be renewed, or that any additional approvals required, will be obtained. Failure to obtain such renewals or approvals may have a material adverse impact on the operations of Leisure Time.


     Bingo. Bingo is legal in 46 states and the District of Columbia (the exceptions are Arkansas, Hawaii, Tennessee and Utah). Nonprofit or charity organizations sponsor bingo games for fund raising purposes, while Native American tribes, casinos and government-sponsored entities operate bingo games for profit. Video bingo systems are permitted for use by charitable organizations in 26 states. Under the Indian Gaming Regulatory Act, video bingo may be played on Native American reservations in the 46 states where bingo is legal. Leisure Time believes video bingo is currently played on Native American reservations in 28 states.

     Pulltabs. Leisure Time currently sells the Pulltab Gold machine only in Ohio where video pulltab machines may be sold to and operated by charitable organizations. Leisure Time believes that the law relating to the legality of the sale and use of video pulltabs in many jurisdictions is unclear. Before Leisure Time sells its Pulltab Gold machines in additional jurisdictions, Leisure Time will review the applicable law to determine whether or not video pulltabs may be legally sold in the jurisdictions.


     Arizona. It is contemplated that Leisure Time or its subsidiaries will file an application to be licensed as a manufacturer/distributor in the state of Arizona. The Arizona Department of Gaming regulates manufacturers/distributors and their operations on Native American lands. Manufacturers and suppliers of gaming devices and services must be licensed by the Tribal Gaming Office and certified by the state gaming agency prior to the sale or lease of any gaming devices or services. As in other gaming jurisdictions, the burden of proving suitability to receive a gaming license rests with the applicant. Qualifications for licensure and suitable methods of operations for licensees are similar to other state requirements described in various sections above. Upon payment of an annual fee, a tribal license or state certification is effective for one year after the date of issuance. Persons who have applied for renewal may continue to operate under the expired license until the tribal office or state agency take action on the renewal application. There can be no assurances that any application filed will be granted. Any denial may have an adverse effect on the operations and financial condition of Leisure Time.

     Mississippi. Leisure Time plans to apply for a manufacturing and distributing license in Mississippi. The manufacture and distribution of gaming and associated equipment as well as the ownership and operation of gaming facilities in Mississippi are subject to extensive state and local regulation, primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission.



     The Mississippi Gaming Control Act, that legalized dockside casino gaming in Mississippi, was enacted in June of 1990. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act described below. The Mississippi Commission has also adopted regulations that are similar to the Nevada gaming regulations described below.



     The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenue, providing reliable record keeping and making periodic reports to the Mississippi Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenue through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on Leisure Time and Leisure Time's proposed operations.



     Once Leisure Time or its subsidiaries apply, Leisure Time will be subject to the licensing and regulatory control of the Mississippi Commission, and will be required to submit detailed financial and operating reports to the Mississippi Commission. Leisure Time will also be required to provide any other information requested by the Mississippi Commission. If Leisure Time is not able to satisfy the requirements of the Mississippi Act, Leisure Time and its affiliates will not be able to manufacture or distribute gaming devices in the state of Mississippi. Leisure Time or its subsidiary must maintain a license from the Mississippi Commission in order to manufacture and distribute gaming product in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations.



     Gaming and manufacturer/distributor licenses are not transferable, and are issued for a period of two years. These licenses must be renewed every two years after initial licensure. No person may become a stockholder of, or receive any percentage of profits from, a licensed subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission.



     Certain officers and employees of Leisure Time and the officers, directors and certain key employees of Leisure Time's subsidiaries must also be found suitable or be licensed by the Mississippi Commission. In addition, any person having a material relationship or involvement with Leisure Time or its subsidiaries may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission can disapprove a change in a licensed position. The Mississippi Commission has the power to require Leisure Time and its registered or licensed subsidiaries to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.



     Employees associated with gaming, including employees of manufacturers and distributors of gaming devices within Mississippi whose duties are directly involved with the manufacture, repair or distribution of gaming devices, must obtain work permits that are subject to immediate suspension under certain circumstances. The Mississippi Commission shall refuse to issue a work permit to a person who has been convicted of a felony, committed certain misdemeanors or knowingly violated the Mississippi Act and it may refuse to issue a work permit to a gaming employee for any other reasonable cause.

     The Mississippi Commission may, at any time, investigate and require the finding of suitability of any record or beneficial stockholder of Leisure Time. Mississippi law requires any person who acquires more that five percent (5%) of the common stock of a publicly traded corporation registered with the Mississippi Commission to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent (10%) of the common stock of the publicly traded corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a public company's common stock. However, the Mississippi Commission has adopted a policy that permits certain institutional investors to own beneficially up to 10% of a registered public company's stock without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.



     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of Leisure Time beyond such time as the Mississippi Commission prescribes may be guilty of a misdemeanor. Leisure Time would be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with Leisure Time or its licensed subsidiaries, Leisure Time:
(i) paid the unsuitable person any dividend or other distribution on the voting securities of Leisure Time, (ii) recognized the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person, (iii) paid the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances, or (iv) failed to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at fair market value. Management believes that compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of Leisure Time's securities.



     Leisure Time may be required to disclose to the Mississippi Commission, on request, the identities of the holders of any debt securities. In addition, pursuant to the terms of the Mississippi Act, the Mississippi Commission may, in its discretion: (i) require holders of debt securities of registered companies to file applications, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations, such as notes, to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for many reasons, including but not limited to, a debt default and the potential that the debt holder will or does exercise material influence over the gaming operations of the registered company. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with the investigation.



     Leisure Time's licensed subsidiaries will be required to maintain a current ledger with respect to the ownership of their equity securities in Mississippi and Leisure Time will be required to maintain a list of stockholders in the principal office of its licensed subsidiary. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such a disclosure may be grounds for finding the stockholder of record unsuitable. Leisure Time would be required to render maximum assistance to the Mississippi Commission in determining the identity of any beneficial owner of its stock.



     The Mississippi Act requires that the certificates representing securities of a registered publicly traded corporation bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. The Mississippi Commission has the authority to grant a waiver of this requirement, as well as the power to impose additional restrictions on the holders of Leisure Time's securities at any time.

     Substantially all loans, leases, sales of securities and similar transactions by a licensed subsidiary must be reported to or approved by the Mississippi Commission. A licensed subsidiary may not make a public offering of its securities, but may pledge or mortgage its assets to secure the obligations of an affiliate pursuant to a public offering if it obtains the prior approval of the Mississippi Commission. Registered companies may not make a public offering of their securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering will be used to finance the construction, acquisition or operation of a gaming facility in Mississippi or to retire or extend obligations incurred for one or more such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering.



     Changes in control of registered or licensed companies through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover and certain recapitalizations and stock repurchases can not occur without the prior approval of the Mississippi Commission. The Mississippi Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.



     The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potential adverse effects of these business practices upon Mississippi's gaming industry and to promote Mississippi's policy to: (i) assure the financial stability of corporate licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before a registered company may make exceptional repurchases of voting securities above the current market price (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations also require prior approval by the Mississippi Commission if the registered company adopts a plan of recapitalization proposed by its board of directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of the registered company.



     Neither the registered company nor any licensed subsidiary may engage in foreign gaming outside of Mississippi without the prior approval of the Mississippi Commission. The Mississippi Commission distinguishes between gaming operations, i.e., operating a casino or a wide-area progressive system, and manufacturing or distributing gaming equipment for foreign gaming approval purposes, Licensees are not required to obtain prior Mississippi Commission approval to manufacture or distribute gaming equipment outside Mississippi. Licensees are required to obtain prior Mississippi Commission approval to operate a casino outside Mississippi. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of the registered company and its licensed affiliates. The registered company and its licensed subsidiaries must obtain foreign gaming approval from the Mississippi Commission prior to engaging in any future gaming operations outside of Mississippi.



     If the Mississippi Commission decides that a licensed subsidiary violated a gaming law or regulation, the Mississippi Commission could limit, suspend or revoke the license of the subsidiary. In addition, the licensed subsidiary, the registered company and the individuals involved could be subject to substantial fines for each separate violation. Limitation, conditioning, suspension, or revocation of any license could adversely affect a registered company's operations in a material manner.



     Manufacturers and distributors of gaming devices pay annual license fees as well as any applicable corporate income and franchise taxes.



     Montana. Leisure Time, or one of its subsidiaries, has an application pending in Montana. All gambling activities in Montana are regulated by the Department of Justice, Gambling Control Division. All distributors, manufacturers and route operators must obtain a license from the Department before engaging in operations.

The qualifications for licensure are similar to other state requirements of gaming licenses as described in various sections above. There can be no assurances that the application filed will be granted. Any denial may have an adverse effect on the operations and financial condition of Leisure Time.



     Nevada. Should Leisure Time or its subsidiaries wish to pursue a license in Nevada, Leisure Time would be required to be registered with the Nevada Gaming Commission as a publicly traded company and be found suitable as the sole shareholder of any subsidiary applying for the license in Nevada. Leisure Time's subsidiary would apply to be licensed as a manufacture and distributor of gaming devices. Accordingly it is important to note that the ownership and operation of gaming facilities in Nevada, as well as the manufacture and distribution of gaming devices, are subject to extensive state and local regulation. Publicly traded parent corporations and holding companies of Nevada gaming licensees, as well as the licensed subsidiaries, are subject to the Nevada Gaming Control Act, the regulations promulgated pursuant to the Nevada Gaming Control Act and various local regulations. A registered company and its gaming operations and companies are subject to the licensing and regulatory control of the Nevada Commission, the State Gaming Control Board, the Clark County Liquor Gaming Licensing Board and possibly other local agencies throughout the State of Nevada, including the City of Las Vegas.



     The laws, regulations and supervisory procedures of the Nevada gaming authorities have their genesis in various declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenue, providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities;
(iv) the prevention of cheating and fraudulent practices; and (v) the creation of a source of state and local revenue through taxation and licensing fees. Neither gaming licenses nor the registration approvals given to publicly traded corporations are transferable. Changes in such laws, regulations and procedures could have an adverse effect on Leisure Time's operation.



     Since Leisure Time would be required to be registered with the Nevada Commission as a publicly traded corporation and be found suitable as the sole shareholder of any Leisure Time subsidiary applying for a license in Nevada, Leisure Time would be required to submit, upon application and on a periodic basis, detailed financial and operating reports to the Nevada Commission and Nevada Board. Additionally, the actual applicant subsidiary company may be required to furnish any other information requested by the Nevada Commission. No person could become a stockholder of, or receive any percentage of profits from the licensed Nevada operating companies without first obtaining licenses and approvals from the Nevada gaming authorities.



     The Nevada gaming authorities may investigate any individual who has a material relationship to, or material involvement with, any registered company or its licensed subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the licensed subsidiary must file applications with the Nevada gaming authorities and may be required to be licensed or found suitable by the Nevada gaming authorities. Officers, directors and key employees of the registered company who are actively and directly involved in the gaming activities of the licensed subsidiary may be required to be licensed or found suitable by the Nevada gaming authorities. The Nevada gaming authorities may deny an application for licensing for any cause deemed reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or for a finding of suitability must pay all of the costs of the investigation. Changes in licensed positions with the registered company or its licensed subsidiary must be reported to the Nevada gaming authorities. In addition to their authority to deny an application for a finding of suitability or licensure, the Nevada gaming authorities also have jurisdiction to disapprove a change in a corporate position.



     If the Nevada gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the registered company or its licensed subsidiary, the companies involved would be required to sever all relationships with such a person. Additionally, the Nevada Commission may require the registered company or its licensed subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.



     Leisure Time and its subsidiary applying for licensure in Nevada would be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all loans, leases, sales of securities and similar financing transactions by Leisure Time and its subsidiary would be required to be reported to, or approved by, the Nevada Commission.



     If it were determined that the Nevada Act was violated by the licensed subsidiary or the registered company, the gaming licenses or registration held by the registered company and its licensed subsidiary could be limited, conditioned, suspended or revoked subject to compliance with certain statutory and regulatory procedures. Moreover, at the discretion of the Nevada Commission, the registered company and its licensed subsidiary and persons involved could be subject to substantial fines for each separate violation of the Nevada Act.



     The beneficial holder of the registered company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have the holder's suitability as a beneficial holder of the registered company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Nevada gaming authorities in conducting such an investigation. Also, the Clark County Liquor Gaming Licensing Board and the City of Las Vegas have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.



     The Nevada Act requires any person who acquires more than five percent (5%) of the registered company's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than ten percent (10%) of the registered company's voting securities apply to the Nevada Commission for a finding of suitability within thirty (30) days after the Chairman of the Nevada Board mails written notice requiring such a filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than ten percent (10%), but not more than fifteen percent (15%) of the registered company's voting securities may apply to the Commission for a waiver of such a finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold the voting securities for investment purposes only unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered company, any change in the registered company's corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the registered company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the Nevada Commission grants a waiver to an "institutional investor" the waiver does not include a waiver or exemption from the requirement for prior approval to "acquire control" of a registered corporation. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.



     Any person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restriction applies to a record owner if the record owner, after request, fails to identify the beneficial owners. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The registered company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the registered company or its subsidiaries, the registered company (i) pays that person any dividend or interest upon voting securities of the registered company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.



     The Nevada Commission may, in its sole discretion, require the holder of any debt security of a registered corporation to file applications, be investigated and be found suitable to own the debt security of the registered corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.



     The registered company is required to maintain a current stock ledger in Nevada, which may be examined by the Nevada gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada gaming authorities. A failure to make such a disclosure may be grounds for finding the record holder unsuitable. The registered company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the registered company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.



     If registered in Nevada, Leisure Time would be precluded from making a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Any such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. A company which is not subject to the jurisdiction of the Nevada Gaming Commission may make a public offering of its securities without obtaining the prior approval of the Nevada Commission provided the proceeds are not used for any of the purposes described above. None of the proceeds from the offering will be used in Nevada for any of the purposes described.



     Application for approval of public offering and the like may be filed without complete documentation related thereto so long as the documents and information are supplied to the Nevada Board and Nevada Commission as they become available in accordance with the normal and customary practice of the securities industry. Additionally, the Nevada Commission may, either generally or specifically, exempt any person, security or transaction from application pursuant to its regulations regarding publicly traded corporations.



     Changes in control of the registered company or its subsidiaries through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposed to acquire control, to be investigated and licensed as part of the approval process related to the transaction.



     License fees and taxes, computed in various ways dependent upon the type of gaming activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of gross revenue received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer or distributor's license, also pay certain fees and taxes to the State of Nevada.



     Any person who is licensed, required to be licensed, registered, or required to be registered, or is under common control with such person and who propose to become involved in a gaming venture outside the State of Nevada are required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000.00 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the basis of personal unsuitability.



     It is important to note that the granting of any registrations, amendment of orders of registration, findings of suitability, approvals or licenses to be sought is discretionary with the Nevada gaming authorities. The burden of demonstrating the suitability or desirability of certain business transaction is at all times upon the applicants. Any licensing or approval process requires the submission of detailed financial, business and possible personal information, and the completion or a thorough investigation.



     South Carolina. In 1993, South Carolina passed the Video Games Machine Act, which provides a statutory and regulatory framework for the operation of video poker. These limitations include a limit of five machines in a single place or premises; the prohibition of advertising for the playing of these games; the prohibition of the offering or giving of anything free to encourage people to play the games; the prohibition of the playing of games on Sunday; and the prohibition of paying off for the playing of the machines to anyone under 21 years of age.



     All video gaming machines in South Carolina are required to connect to the Department of Revenue central computer monitoring system by July 30, 1999, or face the possibility of fines and confiscation of the video gaming machines. By July 30, 1999, operators must have minimum pay out of 80% and each video gaming machine must have only one payout percentage. Video Gaming machines that are not capable of being connected to a computer monitoring system may not be licensed.


     A license fee of $4,000 per video gaming machine must be paid every two years in South Carolina.


     The South Carolina legislature has called for a referendum to be held on November 2, 1999, pursuant to which South Carolina voters will be asked to vote on proposals that would amend the Video Game Machine Act to:



     - change the $125 limit on the payout per video gaming machine per day per person to $500 per payout;



     - authorize a maximum $3.00 bet;



     - authorize a gaming tax; and



     - extend the date by which each video gaming machine must be electronically connected through a data communication device with a state centralized processing center from July 30, 1999 to February 1, 2000; or



     - make all gaming in South Carolina illegal after June 30, 2000.



     Ohio. Leisure Time is not required to obtain a gaming license to sell the Pulltab Gold machines in Ohio. The Pulltab Gold machines in Ohio must be operated by a charity that is a 501(c)(3) organization as defined in the Internal revenue Code of 1986. The Attorney General of Ohio takes the position that the charity must be a religious, educational, veteran's, fraternal, service, nonprofit medical, volunteer rescue service, volunteer fire fighter's, senior citizen's, youth athletic, amateur athletic, or youth athletic park organization. Further, the charity must receive all proceeds, except for prizes paid out, from the operation of the machines.



     Regulation of Offshore Gaming Cruises. In 1992, the Federal Government enacted an amendment to the Gambling Devices Act or Johnson Act. This amendment was designed to make the laws pertaining to gaming activities on United States flag cruise vessels and foreign flag vessels essentially the same. Prior to being amended, the Act forbade gaming on United States flagged vessels but allowed foreign flagged vessels to carry gaming equipment into United States ports. The 1992 amendment gave United States flagged vessels the same right, preempting state laws. However, states may elect to "opt out" of the Act by enacting a statute which would prohibit "cruise-to-nowhere" operations.


     In March 1996, a bill was introduced into the Florida State House of Representatives to ban all "cruises-to-nowhere" originating from Florida. This bill was not reported out of committee. However, there can be no assurances that at some time in the future a bill "opting out" will not be introduced by Florida or another state's legislating body.


     A bill has been introduced into the current session of Congress entitled the "Cruises-to-Nowhere Act of 1999" which would change existing federal law. This bill, if passed and signed into law, would make "cruises-to-nowhere" illegal unless an individual state enacts a law to permit such activity. If enacted, this bill could have a material negative impact on Leisure Time's "cruises-to-nowhere" operations if Massachusetts or nearby states did not enact laws permitting these cruises.



     The Gambling Ship Act generally prohibits any citizen, resident of the United States or any other person within the jurisdiction of the United States from establishing, operating or owning an interest in a gambling ship on the high seas or otherwise within the jurisdiction of the United States. However, the Act specifically provides for operations such as those conducted by Leisure Time's gaming cruise vessels. Any person who violates the Act is subject to a fine of up to $10,000 or imprisonment of not more than two years and the vessels used in violation of the Act could be forfeited to the United States government.



     If Leisure Time's operations should violate the Gambling Ship Act in the future, the vessels on which such violation occurred could be forfeited to the United States without compensation, or Leisure Time could be required to change its operations. The forfeiture of a vessel or a material change in Leisure Time's offshore gaming cruise operations could result in a material decrease in revenue.



     Argentina. Leisure Time has orally agreed to allow Sao Paulo Games Commercial LTDA to test market the Pot O Gold product line in Argentina. These discussions are preliminary in nature. Leisure Time believes that the operation of such games in Argentina is permissible because Argentina has not yet promulgated laws or regulations related to the operation or distribution of the games. If any laws and regulations are promulgated, Leisure Time intends to comply with all applicable requirements. There can be no assurances that such laws and regulations would be favorable to Leisure Time.



     Brazil. Leisure Time, as a manufacturer, is not required to be licensed in Brazil. Only video gaming machines that have bingo or keno are legal in Brazil. Each video gaming machine must be tested and qualified prior to use in Brazil. Brazil has authorized the distribution of Leisure Time's Pot O Gold Super Pick Keno. Sao Paulo Games Commercial LTDA, is the exclusive distributor of the game in Brazil. Either Leisure Time or its distributor must submit all modifications or alterations to the approved game program for approval.



     Norway. Manufacturers and distributors do not have to be specifically licensed to sell gaming devices in Norway. Leisure Time Technology is required to have its hardware and software approved by the Norwegian Department of Justice before Leisure Time Technology's video gaming machines can be sold in Norway. To date, the hardware and software for three of Leisure Time Technology's video gaming machines have been approved for sale in Norway.



     A new lottery act, recently proposed in Parliament, would require manufacturers and distributors to be licensed. The Act would also establish a regulatory agency to administer all licensing matters. This Act is expected to be enacted, and be effective January 1, 2000. It is not anticipated that any manufacturer or distributor will be required to be licensed until January 1, 2001. Furthermore, there can be no assurances that the Act will be favorable to Leisure Time.



     Ontario. The manufacture, sale and distribution of gaming devices for use or play in the Canadian Province of Ontario are subject to the administrative rules of the Ontario Gaming Commission. Such activities are subject to licensing and regulatory control of the Ontario Commission. The Ontario gaming regulations are very similar to state gaming regulations previously described.



     Application of Future or Additional Regulatory Requirements. In the future, Leisure Time Technology intends to seek the necessary registrations, licenses, approvals and findings of suitability, referred to as licenses for Leisure Time Technology, its products and its personnel in other states and foreign jurisdictions in which Leisure Time Technology identifies significant sales potential for its products. However, there can be no assurance that such licenses will be obtained and will not be revoked, suspended or conditioned or that Leisure Time Technology will be able to obtain the necessary approvals for its future products as they are developed in a timely manner, or at all. If a license is required by a regulatory authority and Leisure Time Technology fails to seek or does not receive the necessary license, Leisure Time Technology may be prohibited from selling its products in the respective jurisdiction or may be required to sell its products through other licensed entities at a reduced profit to Leisure Time Technology.


PROPRIETARY RIGHTS

     Leisure Time's success depends in part on its proprietary technology. Leisure Time relies on a combination of:

     - copyrights;

     - trade secret and trademark law;

     - nondisclosure agreements; and

     - technical safeguards

to protect its software, documentation and other written materials.

     As a part of its confidentiality procedure, Leisure Time generally enters into nondisclosure agreements with its employees and consultants and limits access to its software, documentation and other written materials.

     Despite Leisure Time's efforts to protect its proprietary rights, unauthorized third parties may be able to copy its products or to reverse engineer or obtain and use information that Leisure Time regards as proprietary. Leisure Time cannot provide assurances that competitors will not independently develop technology that is substantially equivalent or superior to Leisure Time's technology. Policing unauthorized use of Leisure Time's products is difficult. Leisure Time is unable to determine the extent to which software piracy of its products exists. Software piracy may be a continuing and persistent problem.


     Leisure Time has no patents and has two patent applications pending for a type of keno game that is not currently being offered by Leisure Time and for a progressive feature on a video blackjack game in the near future. Leisure Time may not be issued any patents and any patents issued may not provide Leisure Time with coverage that will be useful to protect Leisure Time against infringement by others.



     Leisure Time has obtained trademark registration from the United States Patent and Trademark Office for the names of certain video gaming machine games. The registrations terminate at various times in 2008. Leisure Time has also applied to the United States Patent and Trademark Office to register the names Leisure Time Casinos & Resorts, Leisure Time, Leisure Time Gaming, Inc., Leisure Time Technology and Leisure Casino Cruises.

     Leisure Time believes that, due to the rapid pace of innovation within its industry, factors such as the technological and creative skills of its personnel are more important to establishing and maintaining a technological leadership position within the industry than are the various legal protections.

HISTORY OF LEISURE TIME'S ACQUISITIONS


     Summary of Business Development. Leisure Time was incorporated in February 1993. Until September 1996, Leisure Time was a development stage company seeking a business opportunity. In September, 1996, Leisure Time acquired Leisure Time Technology (which was then known as U.S. Games, Inc.). Leisure Time Technology is engaged in the manufacture and sale of video gaming and pulltab machines.



     In February 1997, Leisure Time acquired the Leisure Lady, an offshore gaming vessel, and in April 1998, Leisure Time chartered the Vegas Express, an offshore gaming vessel. In May 1999, Leisure Time acquired the corporation that owns the Vegas Express. The Vegas Express commenced offshore gaming cruises in July 1998. Until Leisure Time locates a port for the Leisure Lady, Leisure Time cannot predict when the Leisure Lady will commence offshore gaming cruises.



     In September, 1998, Leisure Time acquired the hotel property that Leisure Time is renovating in the Cleveland, Ohio area.



     In February 1999, Leisure Time acquired a gaming route in South Carolina.



     Acquisition of Leisure Time Technology. In September 1996, Leisure Time acquired Leisure Time Technology (which was then known as U.S. Games, Inc.) in a transaction in which a wholly-owned subsidiary of Leisure Time merged into Leisure Time Technology. The total consideration that was to be paid by Leisure Time was approximately $1.7 million in cash at closing, contingent payments which totaled $2.5 million and $4.1 million in notes payable. The agreements pertaining to the contingent payments had a provision which entitled Leisure Time to an early payment discount. Leisure Time exercised the provision and paid a total of $2.9 million during the year ended June 30, 1997, to extinguish any further obligations remaining under the contingent payment agreements.


     As a part of the transaction, Leisure Time also entered into $1.6 million of deferred compensation contracts with certain individuals. These contracts provided for the payment of defined amounts, generally for a period of up to six years, commencing on a monthly basis in November 1996. As of December 31, 1998, Leisure Time had paid a total of $1.1 million pursuant to the deferred compensation agreements.

     Also, in connection with the acquisition, Leisure Time entered into a noncompete agreement with the former stockholder of Leisure Time Technology. The agreement is payable through September 2006 in 10 annual installments of $730,000 which includes interest imputed at 6.64%. As of December 31, 1998, Leisure Time had paid a total of $1.5 million pursuant to the noncompete agreement.


     In order to generate a portion of the cash necessary for the acquisition, Leisure Time borrowed $1.6 million pursuant to two different series of 11% convertible promissory notes. The first series of notes aggregating $210,000 was convertible into units consisting of one share of common stock and a warrant to purchase one share of common stock at a conversion rate of $2.50 per share. Through March 31, 1999, these notes were converted into 76,978 shares of common stock and warrants to purchase 76,978 shares of common stock at $2.50 per share. The second series of notes aggregating $1.4 million was convertible into units, at a price of $1.25 per unit, consisting of one share of common stock and a warrant to purchase shares of Leisure Time's common stock at prices of $1.75 and 120% of the offering price of an initial public offering of common stock by Leisure Time. The second series of notes contained an anti-dilution provision that required the issuance of additional warrants upon certain circumstances after shares and shares issuable on exercise of outstanding options and warrants exceeded a total of 10,000,000 shares of common stock exclusive of the 120% warrants. After a default in payment on the original principal amount of the second series of notes, $1.2 million of the notes in default were called for acceleration and Leisure Time paid the remaining interest and principal due in January, 1999. The holders of the notes that were called for acceleration have asserted that they retained their conversion rights under the notes.

     Acquisition of Vessels. Leisure Time owns the Leisure Lady and the Biloxi Belle. The Leisure Lady was acquired by Leisure Time in February 1997 for a total consideration of approximately $2.6 million in cash and 150,000 shares of Leisure Time's common stock. The Biloxi Belle was acquired in December 1998 for approximately $1.5 million in cash.


     In May 1999, Leisure Time purchased the outstanding stock of the corporation that owns the Vegas Express. The total consideration was $4.1 million in cash, 80,000 shares of common stock and three year warrants to purchase 80,000 shares of common stock at $10.00 per share. Leisure Time and the previous owner also agreed that the previous owner would pay 50% of any of the disclosed liabilities of the corporation that exceed $1.45 million. As of March 31, 1999, Leisure Time had advanced $2.0 million of the purchase price to the corporation. Prior to the acquisition of the Vegas Express, Leisure Time had a bareboat charter agreement for the use of the Vegas Express. The agreement commenced on April 22, 1998 and was extended through April 21, 1999. Charter payments were $100,000 per month until January 1999, at which time they decreased to $50,000 per month. In addition to the charter payments, beginning in January 1999, Leisure Time paid the owner of the Vegas Express a set fee per passenger per month in excess of 12,000 passengers. In addition to the monthly charter payments payable under the bareboat charter agreement, Leisure Time advanced approximately $50,000 to the owner of the Vegas Express in December 1998. Leisure Time had a third mortgage of approximately $1.7 million on the Vegas Express which was released when Leisure Time acquired the corporation. Leisure Time also entered into a three month consulting agreement with the sole stockholder of the owner of the Vegas Express pursuant to which Leisure Time paid the sole stockholder $55,000 per month for the months of February and March 1999.


     Acquisition of Gaming Route Operation. In February 1999, Leisure Time acquired a gaming route consisting of 12 locations containing 47 video gaming machines in South Carolina from Phillip C. Caldwell, the Vice President and Chief Operating Officer of Leisure Time Gaming. Mr. Caldwell had acquired these locations and video gaming machines in October 1998, for $70,000. Leisure Time paid Mr. Caldwell $39,000 for the gaming route operation by forgiving debt owed by Mr. Caldwell to Leisure Time.

     Leisure Time has received unaudited revenue of approximately $35,000 and $7,000 from its gaming route operations for the months of February and March 1999.


     Acquisition of Hotel. Leisure Time acquired the hotel property for approximately $1 million, of which approximately $500,000 has been paid. The balance was paid by the execution of a promissory note in the amount of approximately $545,000 that bears interest at 10% per annum and is due in September 2003.



     Acquisition of Finance Company. In April 1999, Leisure Time acquired all of the outstanding stock of Leisure Time Financial from David M. Pote in exchange for 100,000 shares of Leisure Time's common stock and an option to purchase 100,000 shares of common stock at $6.00 per share. The option had a value of $400,000 based on a value of $10.00 per share of Leisure Time's common stock. The option vests as to 20,000 shares on each of the first through fifth anniversaries of the grant date and expires ten years after each respective vesting date. The option terminates as to any unvested portion if Mr. Pote ceases to be either a director, officer or employee of Leisure Time or one if its subsidiaries. In addition, Leisure Time provided additional funding to Leisure Time Financial and Leisure Time Financial paid Mr. Pote approximately $153,000 due on a loan from Mr. Pote to Leisure Time Financial. Leisure Time Financial and Mr. Pote entered into a three-year employment agreement in April 1999 under which Mr. Pote serves as the Senior Vice President of Leisure Time Financial. Mr. Pote receives a base salary of $125,000 per year plus benefits. The employment agreement contains a non-competition clause prohibiting Mr. Pote from competing with Leisure Time during the term of the employment agreement and for a period of six months thereafter.

FACILITIES

     The following chart provides information pertaining to the facilities currently leased by Leisure Time:


                                                APPROXIMATE                               LEASE
LOCATION                        USE            SQUARE FOOTAGE      MONTHLY RENTAL       EXPIRATION
--------                        ---            --------------      --------------       ----------
Norcross, GA.........  Executive offices and       57,000       $20,663                 1/2005
                       manufacturing
                       facility
Norcross, GA.........  Offices                      7,200       $ 3,900                 4/2000
Tulsa, OK............  Offices and research         2,500       $ 3,125                 2/2002
                       and development
Spartanburg, SC......  Offices and warehouse        9,000       $ 3,600                 12/1999
Gloucester, MA.......  Dock and parking               N/A       $10,300                 12/2000
Hyannis, MA..........  Restaurant and               5,000       $16,667                 4/2000
                       apartments                               plus passenger
                       Marina                         N/A       fees
Hyannis, MA..........  Office                       1,860       $ 2,248                 4/2000
Hyannis, MA..........  Employee housing             5,000       $ 2,500                 4/2000
Dania, FL............  Dock, ticket booth             N/A       $ 6,500 plus rent       5/2000
                       and boarding area                        based upon number of
                                                                passengers
Edina, MN............  Office                       1,533       $ 2,107                 5/2002
Avon, OH.............  Office                       1,250       $ 1,500                 6/2000
New Orleans, LA......  Condominium/office           4,200       $ 2,500                 10/2002


     Leisure Time also owns a hotel property in Cleveland, Ohio, that is encumbered by a mortgage of approximately $545,000.

EMPLOYEES


     As of June 30, 1999, Leisure Time employed 300 persons, 231 of whom were employed on a full time basis. The approximate number of employees in each operation follows:



     - 37 in manufacturing;



     - 28 in engineering and research and development;



     - 159 in offshore gaming and related restaurant;



     - 11 in gaming routes;



     - 10 in renovating the hotel;



     - 3 in equipment financing; and


     - 9 in sales and marketing.

The balance are management employees and staff that are involved in executive management and administration of Leisure Time. There are no union or collective bargaining agreements between Leisure Time and its employees and employee relations are considered by Leisure Time to be excellent.

LITIGATION

     On October 30, 1996, Drews Distributing, Inc. filed a complaint against Leisure Time Technology, Inc. in the United States District Court for the District of South Carolina (Case No.: 7 96 3307 13) in which Drews alleged, among other things, that Leisure Time Technology breached the Exclusive Distribution Agreement dated November 27, 1995, that was entered into between Leisure Time Technology (which was then known as U.S. Games, Inc.) and Drews. After a trial to the Court, the Court found that Leisure Time Technology breached the agreement by selling the Pot O Gold video game machines to others in South Carolina. The Court held that, as a direct and proximate result of such breach, Drews suffered actual damages in the amount of approximately $3.1 million. Leisure Time Technology appealed the decision to the United States Court of Appeals for the Fourth Circuit (Record No. 97-2391) which affirmed the judgment. Leisure Time Technology has filed a petition for rehearing by the Fourth Circuit which was denied. Leisure Time Technology paid the judgment in May 1999.



     On October 19, 1998, James J. Oden, the former Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of Leisure Time Technology filed a complaint against Leisure Time and Leisure Time Technology in the United States District Court for the Northern District of Georgia (Civil Action File No. 1 98-CV-3033) alleging that Leisure Time and Leisure Time Technology had breached an alleged employment agreement with Mr. Oden because Leisure Time granted incentive stock options to Mr. Oden for 200,000 shares exercisable at $2.50 per share rather than nonqualified stock options for 200,000 shares exercisable at $1.00 per share. Further, Mr. Oden alleges that the stock options he should have received should have been exercisable without being conditioned upon a particular schedule and should not have expired upon the termination of his employment. Mr. Oden claims that the value of Leisure Time's common stock on October 19, 1998, exceeded $15.00 per share and seeks an unspecified amount of damages. Leisure Time and Leisure Time Technology have filed an answer denying Mr. Oden's claims and intend to vigorously defend the lawsuit.


     On June 10, 1998, Collins Entertainment Corp. filed a complaint against Leisure Time Technology in the Court of Common Pleas for the Fifth Judicial Circuit, Richland County, State of South Carolina. Collins alleges, among other things, that Leisure Time Technology breached the Sales Distribution Agreement dated May 13, 1992 that was entered into between Leisure Time Technology (which was then known as U.S. Games, Inc.) and Collins by not supplying Collins with Pot O Gold machines for resale in South Carolina. Collins further alleges that Leisure Time Technology used unfair and/or deceptive means of restraining trade in violation of the South Carolina Unfair Trade Practices Act by limiting the supply of Pot O Gold machines in South Carolina. Collins requests that it be granted damages in an amount to be determined at trial and that the damages be trebled. In interrogatory responses, Collins alleges that its actual damages are approximately $1.3 million. Collins also requested that it be granted a temporary restraining order and preliminary injunction against Leisure Time Technology.


     This litigation follows an earlier lawsuit regarding the same contract filed by Collins against Leisure Technology in South Carolina District Court on November 7, 1996 (the "Prior Litigation") which resulted in a jury verdict returned on October 30, 1997, in favor of Collins in the amount of $0.



     Leisure Time Technology had the Collins action removed to the United States District Court for the District of South Carolina, Anderson Division (Civil Action No.: 3-98-1887-17). In September 1998, the Court denied Collins' request for a temporary restraining order and preliminary injunction. Leisure Time Technology has filed an Answer and Counterclaim in which Leisure Time Technology denies various allegations, asserts various affirmative defenses and counterclaims that Collins sold new Pot O Gold games as used games thereby constituting an unfair and deceptive act in trade or commerce in South Carolina in violation of the South Carolina Unfair Trade Practices Act. Leisure Time further alleges that Collins' actions in selling Pot O Gold games in violation of the terms of the Agreement resulted in a judgment being entered against Leisure Time in favor of Drews in the amount of approximately $3.1 million and constituted tortious interference with contract. Leisure Time Technology's Exclusive Distribution Agreement with Drews allowed Leisure Time Technology to sell Pot O Gold games directly to Collins for Collins' own use only, but not for resale by Collins. Leisure Time Technology alleges that Collins agreed to this limitation. The Court determined that, by continuing to sell the games to Collins with actual or constructive knowledge that Collins was reselling those games, Leisure Time breached its Exclusive Distribution Agreement with Drews and awarded damages based on each of the resales made by Collins. Leisure Time requests that it be granted damages to be determined at trial and that the damages be trebled.



     On March 24, 1999, the Court struck various of Leisure Time Technology's answers as being res judicata or collaterally estopped because of the prior litigation between Collins and Leisure Time and dismissed Leisure Time Technology's counterclaims mentioned above. Each stricken paragraph contained a defense the essence of which was that the agreement between Leisure Time Technology and Collins was either not binding or had been modified so as to prohibit Collins from reselling Pot-O-Gold machines in South Carolina. The order also struck Leisure Time Technology's counterclaims for violation of the South Carolina Unfair Trade Practices Act, contractual and common law indemnification, and tortious interference with contract. Leisure Time Technology filed a motion for reconsideration or in the alternative, for immediate appeal. On June 29, 1999, the Court denied Leisure Time Technology's motions and issued an amended order affirming the Court's March 24, 1999 order.



     On December 14, 1998, Leisure Time Technology filed a lawsuit against Drews in the Superior Court of Gwinnett County, State of Georgia (Civil Action No.:
98-A-97614) in which Leisure Time Technology alleges that Drews breached the Exclusive Distribution Agreement dated November 27, 1995, by failing to pay Leisure Time Technology $2.7 million for a portion of the memory board upgrade kits for Pot O Gold machines that Drews had ordered from Leisure Time Technology and by failing to pay Leisure Time Technology $5 million for a portion of the Pot O Gold machines Drews had ordered from Leisure Time Technology. It is also Leisure Time Technology's position that, in connection with Leisure Time Technology's development and sale of new T-340+ circuit boards, Drews agreed that if a South Carolina end user purchased a Pot O Gold machine which contained the old T-340 circuit board, the end user could purchase the new T-340+ circuit board from Drews and then return his old T-340 circuit board to Leisure Time Technology. Drews agreed to arrange for end users to return the replaced T-340 circuit boards to Leisure Time Technology for reuse. It is Leisure Time Technology's position that the T-340 circuit board and its technology are trade secrets of Leisure Time Technology and that, by allowing its customers to keep the old T-340 circuit boards and not return them to Leisure Time Technology, Drews has indirectly misappropriated Leisure Time Technology's technology and trade secrets. Leisure Time Technology requests that Leisure Time Technology be granted damages to be proved at trial, interest and attorneys' fees, specific performance and an order enjoining the misappropriation.


     Drews has filed an answer and counterclaim in this action in which Drews alleges that Leisure Time Technology has continued to breach the agreement, that Leisure Time Technology's breach was accompanied by a fraudulent act and that Leisure Time Technology committed fraudulent nondisclosure of material facts in connection with the agreement. Drews is claiming actual damages in an amount to be proved at trial for the loss of sales, for the diminution of the price of games sold by Drews due to a loss of exclusivity, for the refusal of Leisure Time Technology to sell games at the contract price and due to the sales by Collins and other in violation of the agreement. Drews is also requesting punitive damages. Drews' counterclaims are similar to the claims by Drews in the case in which Drews recovered a judgment in the amount of approximately $3.1 million. In that case, the Court made no finding of any fraudulent acts by Leisure Time Technology.


     On March 25, 1999, Drews filed a complaint against Leisure Time Technology and Phillip C. Caldwell in the Court of Common Pleas for the Fifth Judicial Circuit, Richland County, South Carolina, essentially repeating the allegations asserted in its counterclaim against Leisure Time Technology in the Gwinnett County, Georgia action. Specifically, Drews alleges that Leisure Time Technology breached the Distribution Agreement by continuing to sell Pot-O-Gold machines to Collins, directly selling machines in South Carolina and "illegally raising the prices of video games." Drews also alleges claims for breach of contract accompanied by a fraudulent act, fraudulent nondisclosure of a material fact and tortious interference with Drews' alleged contracts with Darlington Music Company and Gold Strike/American Bingo and Gaming. Drews seeks unspecified "past damages," actual damages, punitive damages and attorneys' fees.



     An unfavorable outcome in any of the outstanding lawsuits could have a material adverse effect on the financial condition of Leisure Time.



WHERE YOU CAN FIND ADDITIONAL INFORMATION



     Leisure Time has filed a registration statement with the SEC registering the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information about Leisure Time and its common stock, please refer to the registration statement and the exhibits and schedules filed with the SEC.

     A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a website that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.



     Leisure Time intends to furnish annual reports to stockholders containing audited financial statements and will also make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.


                                   MANAGEMENT

     The directors, executive officers, other officers and key employees of Leisure Time and its subsidiaries are as follows:


DIRECTORS AND EXECUTIVE OFFICERS OF LEISURE TIME  AGE                  POSITION
------------------------------------------------  ---                  --------
Alan N. Johnson............................       58    Chairman of the Board, President and
                                                        Chief Executive Officer
Elden W. Rance.............................       61    Executive Vice President, Chief
                                                        Financial Officer, Treasurer,
                                                          Assistant Secretary and Director
R. Thomas Klingel..........................       52    Executive Vice President of
                                                        Engineering, Research and Development
                                                          and Director
Gerald J. Boyle............................       68    Vice President, Secretary and Director
Eric R. Dey................................       40    Vice President of Finance
Richard D. Sly.............................       64    Assistant Secretary and Director
Lester E. Bullock..........................       46    Director



OTHER OFFICERS AND KEY EMPLOYEES        AGE                  POSITION
--------------------------------        ---                  --------
Phillip C. Caldwell...................  37    Vice President and Chief Operating
                                              Officer of Leisure Time Gaming
Anne M. Ellison.......................  41    Vice President of Human Resources of
                                                Leisure Time
W. Brian Gillespie....................  31    Vice President and Director of
                                              Programs of Leisure Time
Joseph C. Grunda......................  47    Vice President of Licensing and
                                                Compliance/General Counsel and
                                                Assistant Secretary of Leisure Time
Kelly J. Macke........................  33    Vice President of U.S. Sales and
                                              Marketing of Leisure Time
Keko Mottes...........................  48    Vice President of Sales and Marketing
                                              of Leisure Time
Mary J. Olszewski.....................  41    Controller of Leisure Time
John J. Pasierb.......................  52    Vice President of Engineering and
                                              Research and Development of Leisure
                                                Time
David M. Pote.........................  55    Senior Vice President of Leisure Time
                                                Financial
John W. Salter........................  44    Vice President of Operations of
                                              Leisure Time Technology
Gary W. Watkins.......................  45    President and Director of Solutia
                                              Gaming Systems

     Leisure Time is amending its Articles of Incorporation so that the directors will be elected for a three-year term, with approximately one-third of the board of directors standing for election each year. Each director holds office until the expiration of the director's term, until the director's successor has been duly elected and qualified or until the earlier of their resignation, removal or death. All of Leisure Time's officers and key employees, except Richard D. Sly, spend substantially all of their time on Leisure Time's business and affairs.


     Alan N. Johnson has been the Chairman of the Board and President of Leisure Time since 1993 and the Chief Executive Officer of Leisure Time since 1997. Alan
N. Johnson also serves in the following capacity with the following wholly-owned operating subsidiaries of Leisure Time:



     - Leisure Time Technology -- Director, Chairman, President and Chief Executive Officer;



     - Leisure Time Cruise -- Director and President;



     - Leisure Express Cruise -- President and Chief Executive Officer;



     - Florida Casino Cruises -- Director, President and Chief Executive
       Officer;



     - Leisure Time Gaming -- Director, President and Chief Executive Officer;



     - One Eyed Jacks Gaming -- Director, President and Chief Executive Officer;



     - Leisure Time Hospitality -- President;



     - Leisure Time Financial -- Director, President and Chief Executive Officer; and



     - Leisure Time International -- Director and President.


Mr. Johnson studied transportation law at Fenn College, Engineering at Case Western Reserve and hazardous materials removal and control at Georgia Institute of Technology.


     Elden W. Rance has been the Executive Vice President, Chief Financial Officer, Treasurer and a director of Leisure Time since 1998 and an Assistant Secretary of Leisure Time since 1999. Elden W. Rance also serves in the following capacities with the following wholly owned subsidiaries of Leisure
Time:



     - Leisure Time Technology -- Director, Executive Vice President, Secretary and Treasurer;



     - Leisure Time Cruise -- Director, Executive Vice President, Treasurer and Secretary;



     - Leisure Express Cruise -- Executive Vice President, Treasurer and Secretary;



     - Florida Casino Cruises -- Director and Secretary;



     - Leisure Belle Cruise -- Executive Vice President, Treasurer and
       Secretary;



     - Leisure Time Gaming -- Director, Executive Vice President, Secretary and Treasurer;



     - One Eyed Jacks Gaming -- Director, Executive Vice President, Secretary and Treasurer;



     - Leisure Time Hospitality -- Director, Secretary and Treasurer;



     - Leisure Time Financial -- Director, Executive Vice President, Secretary and Treasurer; and



     - Leisure Time International -- Director, Vice President and Treasurer.


From 1988 to 1998, Mr. Rance was employed as the President of Rance & Associates, a financial consulting firm that specialized in expert evaluations for banking litigation, finance acquisition and reorganizations. From 1989 to 1994, Mr. Rance was the Chairman and Chief Executive Officer of RP Capital Corporation, a full service regional leasing company that Leisure Time acquired in April 1999. Mr. Rance graduated from the Graduate School of Commercial Lending of the University of Oklahoma and the Graduate School of Banking of the University of Colorado.

     R. Thomas Klingel has been the Executive Vice President of Engineering, Research and Development since 1999 and a director of Leisure Time since 1997. From 1997 to 1999, Mr. Klingel was Executive Vice President of Marketing, Sales, Compliance and Licensing of Leisure Time. From 1992 to 1996, Mr. Klingel was Executive Vice President of U.S. Games, Inc. which is now Leisure Time Technology, Inc. Mr. Klingel attended Western Michigan University and received a master of business administration degree in management and international studies from Georgia State University.


     Eric R. Dey has been the Vice President of Finance since July 1999. Mr. Dey was the Corporate Controller with Excel Communications, Inc., a telecommunications company, from 1994 to 1999. From 1993 to 1994, Mr. Dey was the Corporate Controller for Brinks Home Security, a security company that is a subsidiary of Pittston Corporation. From 1984 to 1993, Mr. Dey was with the Pepsi Cola Company, a diversified food and beverage company, in various positions the latest being the Manager of Financial Operations. Mr. Dey is a Certified Public Accountant. Mr. Dey graduated from Western Michigan University with a bachelor of science degree in business administration and from The University of Dallas with a masters degree in business administration.


     Gerald J. Boyle has been the Vice President and the Secretary of Leisure Time since 1997 and a director of Leisure Time since 1994. From 1987 to the present, Mr. Boyle has been an independent accountant with a concentration in consulting for small emerging companies. Mr. Boyle graduated with a bachelor of commerce degree in accounting from Sir George William University.


     Richard D. Sly has been an Assistant Secretary of Leisure Time since 1997 and a director of Leisure Time since 1993. Mr. Sly was a Vice President of Leisure Time from 1993 to 1997 and the Secretary of Leisure Time from 1993 to 1997. Mr. Sly has been employed by Richard Sly Architect, Inc., an architectural firm owned by him, since 1970. Mr. Sly graduated from Ohio State University with a bachelor of architecture degree. In addition to providing architectural services for the hotel for which Mr. Sly is compensated separately, Mr. Sly provides services as a part time employee of Leisure Time.



     Lester E. Bullock has been a director of Leisure Time since 1998 and has been a Vice President and the Chief Operating Officer of Leisure Time Cruise Corporation since 1998. From 1994 to 1998, Mr. Bullock was the President and Chief Executive Officer and a director of Europa Cruise Corporation, a day cruise operator. From 1992 to 1994, Mr. Bullock was the General Manager and then the Vice President of Operations of Europa Cruise Corporation. Mr. Bullock graduated from Arizona State University with a bachelor of science degree in business administration.


     Phillip C. Caldwell has been the Vice President and Chief Operating Officer of Leisure Time Gaming, Inc. and an employee of Leisure Time since 1998. From 1995 to 1998, Mr. Caldwell was the Vice President and COO of Thunderbird Carolina Inc., a distributor of gaming machines. From 1982 to 1995, he was the Vice President of Operations of Drews Distributing Company, a distributor of gaming machines. Mr. Caldwell attended Richmond Technical Center and Spartanburg Technical College.


     Anne M. Ellison has been the Vice President of Human Resources of Leisure Time since 1998. From 1997 to 1998, Ms. Ellison was the Human Resources Manager for Intellisourse, an outsourcing service provider. From 1988 to 1997, Ms. Ellison was the Human Resources Manager for Oglethorpe Power, a private electric utility. Ms. Ellison graduated from Georgia State University with a bachelor of science degree in office administration.



     W. Brian Gillespie has been the Vice President and Director of Programs of Leisure Time since May 1999. Mr. Gillespie was the Director of Programs of Leisure Time Technology from January 1999 to May 1999. From 1995 to 1999, Mr. Gillespie was an Account Executive with BABN Technologies (which is now named Obertheur Gaming), a supplier of lottery tickets and security printers. From 1991 to 1994, Mr. Gillespie was an Imaging Analyst with Scientific Games International, a supplier of lottery tickets. Mr. Gillespie graduated from Total Technical College with an associates degree in computer hardware and from North Georgia College with a bachelor of science degree in biology.



     Joseph C. Grunda has been the Vice President of Licensing and Compliance/General Counsel and an Assistant Secretary of Leisure Time since 1999. From 1981 to 1999, Mr. Grunda was a partner in the law firm of Grunda & Grunda. Mr. Grunda graduated from the College of Wooster with a bachelor of arts degree and from Ohio Northern University with a doctor of jurisprudence degree.


     Kelly J. Macke has been the Vice President of U.S. Sales and Marketing of Leisure Time since May 1999. Mrs. Macke was an Account Executive with Leisure Time Technology from January 1997 to May 1999. From 1994 to 1997, Mrs. Macke was a licensed insurance agent with Sedgwick, an insurance broker. From 1991 to 1994, Mrs. Macke was an Account Executive with Hogg Robinson, an insurance broker. Mrs. Macke attended Lorain County Community College. Kelly J. Macke is the daughter of Alan N. Johnson.


     Keko Mottes has been the Vice President of Sales and Marketing of Leisure Time since 1999. From 1998 to 1999, Mr. Mottes was the Vice President of International Sales and New Market Development of Leisure Time Technology, Inc. From 1987 to 1998, Mr. Mottes was the Director of International Sales at Bally Gaming, Inc., a gaming machine manufacturer. Mr. Mottes attended The High Technical Institute of San Michele, Italy and also holds a Slot and Coin-Operated Electro Technician Certification from Bally Continental, Ltd. in Belgium.

     Mary J. Olszewski has been the Corporate Controller of Leisure Time since 1998 and was the Controller of Leisure Time Technology from 1994 to 1998. Ms. Olszewski graduated from Michigan Technological University with a bachelor of science in business administration.


     John J. Pasierb has been the Vice President of Engineering and Research and Development of Leisure Time since 1999. From 1998 to 1999, Mr. Pasierb was the Vice President of Engineering and Research and Development of Leisure Time Technology. From 1994 to 1998, Mr. Pasierb was the President of Acclaim Coin-Operated Amusement, a wholly-owned subsidiary of Acclaim Entertainment. From 1992 to 1994, Mr. Pasierb was Vice President of Engineering of American Laser Games. Mr. Pasierb graduated from Western Michigan University with a master of science degree in engineering.



     David M. Pote has been the Senior Vice President of RP Capital Corporation since 1999. Mr. Pote was the President, a director and the majority owner of RP Capital Corporation for over the past five years. Mr. Pote graduated from Le Moyne College with a bachelors degree in accounting and from the State University of New York at Buffalo with a masters degree in business administration.



     John W. Salter has been the Vice President of Operations of Leisure Time Technology since 1999. From 1997 to 1998, when he became employed by Leisure Time Technology, Mr. Salter was the plant manager for ACCO, NA, a manufacturer of office storage boxes. Prior to 1996, Mr. Salter was an operations manager for the Simmons Company, a mattress manufacturer. Mr. Salter graduated from Clemson University with a bachelor of science degree in administrative management.



     Gary W. Watkins has been the President and a director of Solutia Gaming Systems, Inc. since 1998. From 1996 to 1998, Mr. Watkins was the President of Worldlink Gaming, Inc., a Class II electronic game developer. From 1994 to 1996, Mr. Watkins was the Vice President of Research and Development of Multimedia Games, Inc., a Class II electronic game developer. Mr. Watkins graduated from the University of Tulsa with a degree in business management.


COMMITTEES OF THE BOARD OF DIRECTORS


     Within 90 days after the date of this prospectus, Leisure Time plans to add at least two non-employee directors. The board of directors will then create and maintain a compensation committee and an audit committee. The compensation committee and the audit committee will be composed of at least the two non-employee directors. The primary functions of the compensation committee will be to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of Leisure Time's officers and to administer the grants under Leisure Time's stock option plan. The functions of the audit committee will be to review the scope of the audit procedures employed by Leisure Time's independent auditors, to review with the independent auditors Leisure Time's accounting practices and policies and recommend to whom reports should be submitted within Leisure Time, to review with the independent auditors their final audit reports, to review with Leisure Time's internal and independent auditors Leisure

Time's overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

COMPENSATION OF DIRECTORS

     Leisure Time does not currently pay its directors any cash compensation for their services as directors. Leisure Time expects to compensate directors in the future with cash and options to purchase Leisure Time's common stock. Directors are reimbursed for expenses incurred in connection with meetings of the board of directors or committees thereof.


  Compensation Committee Interlocks and Insider Participation


     Prior to this offering, Leisure Time had no compensation committee and all of the directors of Leisure Time who were officers of Leisure Time during the fiscal year ended June 30, 1998, participated in deliberations of Leisure Time's board of directors concerning executive officer compensation.

EXECUTIVE COMPENSATION


     The following table sets forth certain information concerning the compensation paid by Leisure Time for services rendered in all capacities to Leisure Time and its subsidiaries for the fiscal years ended June 30, 1999, 1998, and 1997 to those persons who were (i) the chief executive officer of Leisure Time during the fiscal year ended June 30, 1999, and (ii) the other most highly compensated executive officers of Leisure Time and of Leisure Time's subsidiaries whose annual salary and bonus paid by Leisure Time exceeded $100,000 for the fiscal year ended June 30, 1998.


                           SUMMARY COMPENSATION TABLE


                                                                                     LONG TERM
                                                  YEAR     ANNUAL COMPENSATION      COMPENSATION
NAME AND PRINCIPAL POSITIONS                     ENDED     -------------------       SECURITIES
AT JUNE 30, 1999                                JUNE 30,    SALARY     BONUS     UNDERLYING OPTIONS
----------------------------                    --------   --------   --------   ------------------
Alan N. Johnson...............................    1999     $452,797   $102,356             --
  Chairman of the Board, President and Chief      1998      357,544      3,847             --
  Executive Officer                               1997      483,881         --        206,400
Elden W. Rance................................    1999     $219,247   $ 55,847             --
  Executive Vice President, Chief Financial       1998       26,539         --        562,500
  Officer and Treasurer                           1997           --         --             --
R. Thomas Klingel.............................    1999     $212,217   $ 27,185             --
  Executive Vice President of Marketing,          1998      177,024      2,597             --
  Sales, Compliance and Licensing                 1997      370,865         --        204,300
Gerald J. Boyle...............................    1999     $155,481   $ 32,873             --
  Vice President and Secretary                    1998      157,500         --             --
                                                  1997      145,317         --             --
John J. Pasierb...............................    1999     $120,679   $  2,404        100,000
  Vice President of Engineering and Research      1998           --         --             --
  and Development                                 1997           --         --             --
Timmie A. Godwin..............................    1999     $144,115   $ 17,924        100,000
  Vice President and Chief Operating Officer      1998      100,332      1,731             --
  of Leisure Time Technology, Inc. until          1997       99,765     13,502             --
  February 1999



     Leisure Time provides Alan N. Johnson, Elden W. Rance, R. Thomas Klingel and John J. Pasierb with automobiles and pays the related insurance and maintenance. The total amounts paid by Leisure Time for the automobiles, insurance and maintenance for the fiscal years ended June 30, 1999, 1998 and 1997 for each individual did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to each individual.



     No options were granted by Leisure Time to Alan N. Johnson, Elden W. Rance,
R. Thomas Klingel or Gerald J. Boyle during Leisure Time's fiscal year ended June 30, 1999. The following table provides information with respect to options granted during Leisure Time's fiscal year ended June 30, 1999, to John J. Pasierb and Timmie A. Godwin:



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                          % OF TOTAL
                                                            OPTIONS                               GRANT
                                    NUMBER OF SHARES      GRANTED TO      EXERCISE   EXPIRATION   DATE
NAME                                UNDERLYING OPTION      EMPLOYEES       PRICE        DATE      VALUE
----                                -----------------   ---------------   --------   ----------   -----
John J. Pasierb...................       100,000              8.3%         $6.00     11/8/2003-
                                                                                     12/31/2006    $0
Timmie A. Godwin..................       100,000              8.3%         $6.00        Expired    $0
                                                                                        5/14/99



AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES



                                                                   FISCAL YEAR END OPTION VALUES
                                                       ------------------------------------------------------
                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                SHARES                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                               ACQUIRED      VALUE     OPTIONS AT FISCAL YEAR END      AT FISCAL YEAR END
NAME                          ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                          -----------   --------   --------------------------   -------------------------
Alan N. Johnson.............          0            0        1,060,456/     0          $11,291,162/$      0
Elden W. Rance..............          0            0          562,500/     0           3,375,000/        0
R. Thomas Klingel...........          0            0          124,300/80,000            1,179,560/ 760,000
Gerald J. Boyle.............          0            0           50,292/     0             477,774/        0
John J. Pasierb.............          0            0           40,000/60,000              240,000/ 360,000
Timmie A. Godwin............     40,000     $240,000                0/     0                   0/        0



     The value realized and fiscal year end option values are based on an assumed initial public offering price of $12.00 per share of the common stock less the exercise prices of the options.



     No options to purchase Leisure Time's common stock were exercised by Messrs. Johnson, Rance, Klingel, Boyle or Pasierb during Leisure Time's fiscal year ended June 30, 1999. Leisure Time loaned Timmie A. Godwin $240,000 to exercise his option for 40,000 shares. The loan bears no interest and is payable on demand. The loan is secured by the 40,000 shares.


EMPLOYMENT AGREEMENTS

     Alan N. Johnson has an employment agreement with Leisure Time that terminates on June 30, 2003. Elden W. Rance, R. Thomas Klingel, Gerald J. Boyle and Richard D. Sly have employment agreements with Leisure Time that terminate on June 30, 2001. Under the employment agreements, the current annual base salaries of Alan N. Johnson, Elden W. Rance, R. Thomas Klingel, Gerald J. Boyle and Richard D. Sly are $600,000, $300,000, $150,000, $165,000 and $41,250,
respectively. Each of the employment agreements is renewed automatically after its termination date for succeeding one year periods unless Leisure Time or the employee gives written notice of nonrenewal at least 180 days prior to the expiration of any such renewal date. Each of the employment agreements contains provisions that the employee will not disclose confidential information and will not compete with Leisure Time for various periods after termination or expiration of their employment agreements.

     Each of the employment agreements contains a provision that, at any time after a "change in control" of Leisure Time, the employee has the option to cause Leisure Time to repurchase all or any portion of the common stock of Leisure Time then owned by the employee at the higher of (i) the book value thereof as of the last day of the month prior to the date of notice, or (ii) the last sale price of a share of Leisure Time's common stock or the last price at which the common stock was sold by Leisure Time or by a stockholder of Leisure Time to any person (other than the employee). Also, upon a change of control of Leisure Time, each employee is automatically granted options to purchase the same number of shares of Leisure Time's common stock as are issuable upon exercise of options to purchase Leisure Time's common stock then owned by the employee. Such new options will have a ten year exercise period and an exercise price of $0.01 per share.

     A "change in control" is deemed to have occurred if:

     - at any time any one person, or more than one person acting as a group, acquires beneficial ownership of the voting securities of Leisure Time that together with the voting securities beneficially owned by such person or group, constitute more than 20% of the total voting power of Leisure Time's outstanding voting securities;

     - the appointment or election of a majority of the members of Leisure Time's board of directors who are appointed or elected during any 24 month period but are not endorsed in writing by a majority of those members of Leisure Time's board of directors who were directors prior to the date of the appointment or election of the first such new directors comprising a majority of the board of directors; or

     - one person or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from Leisure Time that have a total fair market value equal to or greater than one-third of the total fair market value of all of Leisure Time's assets immediately before the acquisition or acquisitions.


     Bernard C. Johnson, an employee of Leisure Time and the brother of Alan N. Johnson, has an employment agreement with Leisure Time that terminates on June 30, 2001, and has the same confidentiality, noncompetition and change in control provisions as the employment agreements discussed above.



     Leisure Time has an employment agreement with Eric R. Dey that will terminate in June 2002. The employment agreement contains provisions that Mr. Dey will not disclose confidential information and will not compete with Leisure Time for various periods after termination or expiration of his employment agreement. Further, Mr. Dey's employment agreement contains a provision that at any time after a "change in control" of Leisure Time, Mr. Dey, at his option, will have the right to terminate the employment agreement and Leisure Time will be required to pay Mr. Dey 299% of Mr. Dey's compensation. In addition, a "change in control" of Leisure Time will cause Mr. Dey's option to become fully exercisable.



     Joseph C. Grunda has an employment agreement with Leisure Time that terminates on February 28, 2002. Keko Mottes and John J. Pasierb have employment agreements with Leisure Time that terminate on January 31, 2002. John W. Salter has an employment agreement with Leisure Time that terminates on December 7, 2001. David M. Pote, Jr. has an employment agreement with Leisure Time that terminates on April 1, 2002. Gary W. Watkins has an employment agreement with Leisure Time that terminates on May 31, 2002. Each of these employment agreements contains provisions that the employee will not disclose confidential information and will not compete with Leisure Time for various periods after termination or expiration of their employment agreements.


CONSULTING AGREEMENT

     Effective March 31, 1998, Leisure Time entered into a consulting agreement with Anthony J. Siciliano, the former Executive Vice President and a former director of Leisure Time. Pursuant to the consulting agreement, Mr. Siciliano is required to provide a maximum of ten hours of management consulting per week for Leisure Time and its subsidiaries. Mr. Siciliano is paid an amount of $5,000 per month, together with the amount he pays to maintain his current health insurance, and any out-of-pocket expenses incurred by him in performing his consulting duties. The consulting agreement automatically terminates on December 31, 2008.

STOCK OPTION PLAN


     Leisure Time has an incentive and nonstatutory stock option plan that authorizes Leisure Time to grant incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The stock option plan currently relates to a total of 4,500,000 shares of common stock. Leisure Time has agreed with the representative that all options granted under the plan after the date of this prospectus until options to purchase a total of 3,000,000 shares have been granted will be granted at no less than fair market value. Thereafter and until the next meeting of Leisure Time's stockholders, any options granted relating to the next 1,500,000 shares only may be granted at no less than the greater of the fair market value of the common stock on the date of grant or 120% of the public offering price of the common stock.



     Options to purchase 2,182,300 shares of common stock have been granted under the plan and are outstanding. The options are exercisable at between $2.50 and $12.00 per share, vest over various periods of time and terminate between 2003 and 2008. Of the outstanding options granted under the stock option plan, executive officers of Leisure Time have been granted options to purchase 823,200 shares of common stock and other employees have been granted options to purchase 1,359,100 shares of common stock. The outstanding options have a weighted average exercise price of approximately $6.87 per share.


     The stock option plan is administered by Leisure Time's board of directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of common stock subject to the option, and the terms and conditions of exercise. No option granted under the stock option plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee. The board of directors currently administers the stock option plan.


     Leisure Time has also granted nonqualified options to purchase 2,587,348 shares of Leisure Time's common stock outside of the stock option plan. Of these options, executive officers of Leisure Time have been granted options to purchase 1,147,348 shares of common stock that are exercisable at between $1.00 to $2.50 per share, are fully vested and terminate between 2005 and 2013. These options have a weighted average exercise price of approximately $1.44 per share.


LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Colorado Business Corporation Act, Leisure Time has adopted provisions in its articles of incorporation which provide that its directors will not be personally liable to Leisure Time or its stockholders for monetary damages for a breach of fiduciary duty as a director, except that the provisions will not eliminate or limit the directors' liability as a result of:

     - a breach of the director's duty of loyalty to Leisure Time or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - voting for or assenting to a distribution, which, after giving effect to the distribution, would result in (a) Leisure Time not being able to pay its debts as they become due in the usual course of business, or (b) Leisure Time's total assets being less than the sum of its total liabilities plus amounts needed to satisfy preferential rights upon dissolution of Leisure Time; or

     - any transaction from which the director directly or indirectly derives any improper personal benefit.

     Leisure Time's articles of incorporation state that Leisure Time shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of Leisure Time against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person served in any of such capacities or because the person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at Leisure Time's request. The articles of incorporation also permit Leisure Time to purchase and maintain insurance providing such indemnification.

Leisure Time's bylaws also provide for indemnification of such persons and for the advancement of expenses to such persons.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of Leisure Time pursuant to the foregoing provisions, or otherwise, Leisure Time has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

     Effective November 1, 1997, Leisure Time entered into a lease with Alan N. Johnson relating to a condominium/office for Leisure Time located in the New Orleans, Louisiana area. The lease expires on October 31, 2002, and Leisure Time pays Alan N. Johnson rent of $2,500 per month plus all association fees related to the condominium/office. Prior to November 1, 1997, Leisure Time had been reimbursing Mr. Johnson $1,600 per month for the lease payments and association fees he paid for another condominium/ office located in the New Orleans, Louisiana area.


     Leisure Time leases approximately 1,250 square feet of office space from Alan N. Johnson in Avon, Ohio, where the offices of Alan N. Johnson and Gerald
J. Boyle are located. Leisure Time pays $1,500 per month for the office space pursuant to a lease that will terminate in June 2000.



     Leisure Time leases 11 automobiles from J-Way Leasing, Ltd., a company owned by Alan N. Johnson. The leases are for either 36 months or 48 months and have various dates of expiration. Leisure Time reimburses J-Way Leasing, Ltd. for the down payments J-Way Leasing, Ltd. pays on each of the automobiles and pays J-Way Leasing, Ltd. a monthly payment equivalent to the monthly payments (plus 5%) that J-Way Leasing, Ltd. pays for each automobile. Leisure Time did not pay any amount to J-Way Leasing, Ltd. during the fiscal year ended June 30, 1998. The total amount paid by Leisure Time to J-Way Leasing, Ltd. for the nine months ended March 31, 1999, was $89,000.



     In June 1998, Leisure Time became a party to a purchase agreement and amendment in place of Alan N. Johnson to purchase Leisure Time's hotel property located in the Cleveland, Ohio area. In connection with the transaction, Leisure Time reimbursed Alan N. Johnson $40,000 for the deposits he had made in connection with the purchase agreement and amendment. Mr. Johnson originally entered into the purchase agreement and amendment relating to the hotel property in his name because he was concerned that, if Leisure Time was disclosed as the true purchaser, the seller would increase the purchase price. At the time the hotel property was purchased by Leisure Time, Alan N. Johnson was required to guarantee the obligations of Leisure Time to the seller. Mr. Johnson received no compensation for guaranteeing such obligations.



     In September 1997, Leisure Time deposited $300,000 with an attorney to be used as a deposit against the purchase price of a vessel that was involved in a bankruptcy proceeding. When the purchase of the vessel did not occur, the attorney returned the $300,000 to Alan N. Johnson to be held on behalf of Leisure Time. After the advance, Alan N. Johnson owed Leisure Time a total of $371,000 which included the $300,000 non-interest bearing advance, a note for $55,000 and $16,000 of expenses owed by Mr. Johnson to Leisure Time. In 1998, Leisure Time credited against the $371,000:



     - $40,000 of rentals and association fees that were owed to Alan N. Johnson for the condominium/office in New Orleans, Louisiana that Leisure Time leases from Alan N. Johnson;


     - a deposit of $18,000 that Alan N. Johnson had paid on behalf of Leisure Time to a potential acquisition candidate of Leisure Time;

     - $40,000 that Alan N. Johnson had deposited in connection with the purchase of Leisure Time's hotel in the Cleveland, Ohio area;

     - $135,000 that Alan N. Johnson had paid on an invoice of Leisure Time;

     - $84,000 that offset accrued wages payable to Alan N. Johnson;

     - $35,000 that offset rent that was payable to Alan N. Johnson;

     - $6,000 that was paid as advances toward car rentals payable to J-Way Leasing, Ltd.; and

     - $13,000 for accrued interest payable to Alan N. Johnson.

     In October 1998, Leisure Time Cruise Corporation borrowed $3 million from Foothill Capital Corporation. The loan is secured by the assets of Leisure Time Cruise Corporation, including the Leisure Lady, and is guaranteed by Leisure Time Technology, Leisure Time and Alan N. Johnson. Mr. Johnson received no compensation for guaranteeing the loan.

     Mr. Johnson has also guaranteed a $1 million line of credit that Leisure Time has with Merrill Lynch Business Financial Services, Inc. The line of credit is secured by substantially all of the assets of Leisure Time and is guaranteed by Leisure Time Technology, Leisure Time Cruise Corporation and Alan N. Johnson. Mr. Johnson received no compensation for guaranteeing the line of credit.


     In May 1999, Leisure Express Cruise, LLC and Florida Casino Cruises, Inc. borrowed a total of $5 million from Foothill Capital Corporation. The loans are secured by the assets of Leisure Express Cruise, LLC and Florida Casino Cruises, Inc., including the Vegas Express, and are guaranteed by Leisure Time, Leisure Time Technology and Leisure Time Cruise Corporation. Alan N. Johnson also guaranteed $1,000,000 of the loan. Mr. Johnson's guaranty will be extinguished upon the completion of this offering. Mr. Johnson received no compensation for guaranteeing the loans.



     Alan N. Johnson owns 51% of Leisure Time Europe Ltd., which was formed in February 1998 and acts as the distributor of Leisure Time's video gaming machines to charities in Norway. Leisure Time sells the video gaming machines to Leisure Time Europe, which adds a markup to the price and resells the video gaming machines to the charities. The markup ranges from $400 to $1,200 per video gaming machine depending on the number of video gaming machines sold to the particular charity. Leisure Time Europe also services the video gaming machines. From its inception through March 31, 1999, Leisure Time Europe has realized a gross amount of approximately $40,000 from markups on the video gaming machines sold in Norway. The remaining 49% of Leisure Time Europe is owned by unaffiliated parties.



     Commencing in July 1998, Leisure Time began to use the services of Richard Sly Architect, Inc. to perform architectural services in connection with Leisure Time's hotel property. Richard D. Sly is the Assistant Secretary and a director of Leisure Time and owns Richard Sly Architect, Inc. Richard Sly Architect, Inc. charges Leisure Time its standard fees for architectural services rendered. The total amount paid by Leisure Time to Richard Sly Architect, Inc. during the year ended June 30, 1999 was approximately $42,000.



     Between July 1, 1997 and the date Leisure Time Financial was acquired by Leisure Time, Leisure Time Financial and David M. Pote arranged equipment and working capital financing for Leisure Time for which they received approximately $50,000 and $12,500, respectively.



     Leisure Time believes that the aforementioned transactions were made on terms as fair to Leisure Time as those that Leisure Time could have obtained from unrelated third parties at arms-length negotiations.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Leisure Time's common stock, as of the date of this prospectus, and as adjusted to reflect the sale of 1,100,000 shares of common stock offered by this prospectus, by:

     - each person who is known by Leisure Time to own beneficially more than 5% of Leisure Time's outstanding shares of common stock;


     - each of Leisure Time's executive officers and directors;



     - all executive officers and directors of Leisure Time as a group; and



     - each other person listed in the Summary Compensation Table.


     Shares of common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire the shares of common stock within 60 days are treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted, each person has sole voting and investment power with respect to the shares of common stock shown.


                                                        SHARES OF COMMON STOCK
                                                          BENEFICIALLY OWNED
                                                         PRIOR TO THE OFFERING
NAME AND, IF OVER 5%,                                -----------------------------    PERCENTAGE OWNED
ADDRESS OF BENEFICIAL OWNER                           NUMBER      PERCENT OF CLASS   AFTER THE OFFERING
---------------------------                          ---------    ----------------   ------------------
Alan N. Johnson....................................  3,202,456(1)       51.4%               43.7%
  1284 Miller Road
  Avon, Ohio 44011
Elden W. Rance.....................................    562,500(2)        9.8                 8.2
  4258 Communications Drive
  Norcross, Georgia 30093
R. Thomas Klingel..................................    124,300(3)        2.3                 1.9
Gerald J. Boyle....................................    350,292(4)        6.7                 5.5
  4258 Communications Drive
  Norcross, Georgia 30093
Eric R. Dey........................................     12,500(5)        *                   *
Richard D. Sly.....................................    325,500(6)        6.2                 5.2
  13920 West Lake Road
  Vermillion, Ohio 44089
Lester E. Bullock..................................     20,000(7)        *                   *
Directors and Executive Officers as a group (6
  persons).........................................  4,597,548(8)       65.3                56.4
John J. Pasierb....................................     40,000(9)        *                   *
Timmie A. Godwin...................................     40,000           *                   *
Anthony J. Siciliano...............................    357,500(10)       7.1                 5.8
  18 Neil Drive
  Smithtown, New York 11787
David K. Vanco.....................................    917,643(11)      15.7                13.2
  1 South Piermont Drive
  North Barrington, Illinois 60010


---------------


  *  Less than 1%.



 (1) The shares owned by Alan N. Johnson include 1,060,456 shares of common stock underlying presently exercisable options.

 (2) The shares owned by Elden W. Rance represent 562,500 shares of common stock underlying a presently exercisable option.



 (3) The shares owned by R. Thomas Klingel represent 124,300 shares of common stock underlying the exercisable portions of options.



 (4) The shares owned by Gerald J. Boyle include 50,292 shares of common stock underlying a presently exercisable option.



 (5) The shares owned by Eric R. Dey represent 12,500 shares of common stock underlying the exercisable portion of an option.



 (6) The shares owned by Richard D. Sly include 43,000 shares of common stock underlying a presently exercisable option.



 (7) The shares owned by Lester E. Bullock represent 20,000 shares of common stock underlying the exercisable portion of an option.



 (8) The shares owned by the directors and executive officers includes the shares set forth above.



 (9) The shares owned by John J. Pasierb represent 40,000 shares of common stock underlying the exercisable portion of an option.



(10) The shares owned by Anthony J. Siciliano include 75,000 shares of common stock underlying a presently exercisable option and include 141,250 shares owned by Mr. Siciliano's wife, Mary E. Siciliano.



(11) The shares owned by David K. Vanco include 661,643 shares of common stock underlying a presently exercisable option and a presently exercisable warrant and a warrant that will be exercisable at 120% of the offering price of a share of common stock in this offering.



CUSTODY OF SHARES



     The representative has required each of the directors and one nondirector officer of Leisure Time to deposit their pro rata percentage of a total of 500,000 shares of common stock or options to purchase common stock of Leisure Time owned by such officers and directors into an custody account pursuant to a custody agreement with American Securities Transfer & Trust, Inc. The common stock and options to purchase common stock deposited in the custody account will be subject to release to the officers and directors of Leisure Time on the earlier to occur of:



     - the approval of the South Carolina referendum on November 2, 1999, that will permit video gaming machine payouts to continue in South Carolina;



     - the Governor of California has entered into a gaming compact with at least 10 Native American tribes located in California on a date that is prior to the date that is twelve months from the date of this prospectus;



     - the Company has successfully completed a subsequent underwritten public offering of the Company's Common Stock in a gross amount of at least $30,000,000 or at a price per share of at least $20;



     - the Company attains net income after tax of at least $17.0 million for the year ended June 30, 2000;



     - the Company attains net income after tax of at least $32.0 million for the year ended June 30, 2001; or



     - the Company having been merged or consolidated with another company which is the survivor to the transaction or having sold all or substantially all of its assets and the relevant transaction was approved by the holders of a majority of the Company's outstanding voting securities exclusive of any such securities held by any party to the custody agreement.



     In the event none of the criteria for release specified above is reached by the Company, the shares held in custody shall remain in custody until a date that is seven years from the date of this prospectus.

                           DESCRIPTION OF SECURITIES


     The following is a summary description of Leisure Time's capital stock. A complete description is contained in Leisure Time's articles of incorporation and bylaws.



     Leisure Time's authorized capital stock consists of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock, which Leisure Time may issue in one or more series as determined by the board of directors. There are currently 4,971,829 shares of common stock issued and outstanding that are held of record by approximately 160 stockholders.


COMMON STOCK

     Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized.


     Holders of outstanding shares of common stock are entitled to those dividends declared by the board of directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of Leisure Time, holders are entitled to receive ratably the net assets of Leisure Time available to the stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued common stock when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common stock of Leisure Time may be issued in the future, the relative interests of the then existing stockholders may be diluted.


PREFERRED STOCK

     Leisure Time's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding common stock of Leisure Time and make removal of the board of directors more difficult. No series of preferred stock has been designated, no shares of preferred stock are currently issued and outstanding and Leisure Time has no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

     Leisure Time's articles of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Leisure Time. The board of directors of Leisure Time is authorized, without action of its stockholders, to issue authorized but undesignated and unissued preferred stock and authorized but unissued common stock. The existence of authorized but undesignated and unissued preferred stock and authorized but unissued common stock might enable Leisure Time to discourage or make it more difficult to obtain control of Leisure Time by means of a merger, tender offer, proxy contest or otherwise. The documents provide further that:

     - directors may be elected for three-year terms, with approximately one-third of the board of directors standing for election each year;

     - to alter or repeal the staggered board provision or other measures in the articles of incorporation relating to the matters listed in this paragraph, the affirmative vote of the holders of not less than two-thirds of the votes cast by the holders of all stock entitled to vote in the election of directors is required;


     - directors may only be removed for cause; and



     - directors may be removed for cause only by the affirmative vote of holders of not less than two-thirds of the common stock.

     Leisure Time has employment agreements with certain of its executive officers under which the officers may require Leisure Time to repurchase their common stock upon the occurrence of a change in control of Leisure Time. In addition, Leisure Time will issue low priced options to replace the officers' current options upon the occurrence of a change in control of Leisure Time. If enforceable, these provisions will likely inhibit a third party from acquiring Leisure Time without the consent of these executive officers.

TRANSFER AGENT AND REGISTRAR

     Leisure Time has retained American Securities Transfer & Trust, Inc. to serve as the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, Leisure Time will have 6,071,829 shares of common stock outstanding. If the underwriters' over-allotment option is exercised in full, 6,236,829 shares of common stock will be outstanding. Of the 6,071,829 shares, the 1,100,000 shares of common stock sold in this offering (and any shares sold by Leisure Time upon exercise of the underwriters' over-allotment option) and 1,856,353 shares of common stock that may be sold pursuant to Rule 144(k) will be freely transferable by persons other than "affiliates" of Leisure Time without restriction or registration under the Securities Act of 1933.



     The remaining 3,115,476 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. Of such shares, 3,084,090 shares become eligible for sale under Rule 144 commencing 90 days after the date of this prospectus. Pursuant to the terms of the underwriting agreement, the representative has required that the shares of common stock owned by officers, directors and the current stockholders may not be sold until at least 180 days after the date of this prospectus without the prior written consent of the representative. After 180 days, the current stockholders of Leisure Time, who are not officers or directors, have the right to sell up to 20% of the shares of common stock owned by them, up to a maximum aggregate amount of 150,000 shares. All contractual restrictions on sales of Leisure Time's common stock lapse 12 months after the date of this prospectus or upon an earlier underwritten offering by Leisure Time. In the absence of agreements with the representative, the outstanding restricted common stock could be sold in accordance with Rule 144.


     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about Leisure Time. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares at any time under Rule 144(k) without regard to the limitations described above.


     In addition to the shares of common stock that are currently outstanding, a total of 5,536,423 shares of common stock have been reserved for issuance upon exercise of outstanding options and warrants to purchase shares of common stock at exercise prices of between $1.00 and $12.00 per share and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants. Approximately six months after the date of this prospectus, Leisure Time plans to file a registration statement on Form S-8 to register the shares of common stock that have been reserved for issuance upon exercise of certain of the outstanding options. Once registered, the shares of common stock issued upon exercise of such options will be freely tradeable without restriction under the Securities Act of 1933 except for shares held by an "affiliate" of Leisure Time, which shares will remain subject to certain restrictions.



     Upon conclusion of this offering, Leisure Time will also issue the
representative warrants to purchase 110,000 shares of common stock at $     per
share.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Schneider Securities, Inc. is acting as the underwriters' representative, have severally agreed to purchase from Leisure Time the shares of common stock set forth opposite their names and will purchase the shares of common stock at the price to public less underwriting discount set forth on the cover page of this prospectus.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Schneider Securities, Inc...................................
                                                              ---------
          Total.............................................  1,100,000
                                                              =========

     The underwriting agreement provides that the underwriters' obligations are subject to certain conditions precedent and that the underwriters are committed to purchase all shares of common stock offered in this prospectus (other than those covered by the over-allotment option described below) if the underwriters purchase any shares of common stock.

     The representative has advised Leisure Time that the underwriters propose to offer the shares of common stock directly to the public at the price to public set forth on the cover page of this prospectus, and that they may allow to certain dealers that are members of the National Association of Securities
Dealers, Inc., concessions not in excess of $          . After the initial
public distribution of the common stock is completed, the price of the common stock may change as a result of market conditions. No change in such terms will change the amount of proceeds to be received by Leisure Time as set forth on the cover page of this prospectus. The representative has further advised Leisure Time that the underwriters do not intend to confirm sales to any accounts over which any of them exercises discretionary authority.

     Leisure Time has agreed to pay the representative a nonaccountable expense allowance of 3% of the aggregate public offering price of the shares of common stock offered by this prospectus, including shares of common stock sold on exercise of the over-allotment option. Leisure Time has paid $50,000 against the non-accountable expense allowance to the representative. Leisure Time has also agreed to pay all expenses in connection with qualifying the shares of common stock offered hereby for sale under the laws of such states as the representative may designate.


     Leisure Time has granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 165,000 additional shares of common stock at the same price as the initial shares of common stock offered. The underwriters may purchase the shares of common stock solely to cover over-allotments, if any, in connection with the sale of the shares of common stock offered by this prospectus. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts, nonaccountable expense allowance and proceeds to Leisure Time will be
$          , $          , $          and $          , respectively.


     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions.

     Neither Leisure Time nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Leisure Time nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The representative has required that the shares of common stock owned by officers, directors and the current stockholders may not be sold until at least 180 days after the date of this prospectus without the prior written consent of the representative. After such 180 day period, the current stockholders of Leisure Time, who are not officers or directors, have the right to sell up to 20% of the shares of common stock owned by them, up to a maximum aggregate amount of 150,000 shares. Officers or directors may not sell any of the common stock they own without the prior written consent of the representative until 12 months after the date of this prospectus. Collectively, these periods in which the common stock of Leisure Time cannot be offered, sold or otherwise disposed of, are referred to in this prospectus as the "lock-up period." The representative has no present intention to waive or shorten the lock-up period.


     In connection with this offering, Leisure Time will sell to the representative for a total purchase price of $100, the representative's warrants for the purchase of common stock entitling the representative or its assigns to purchase 110,000 shares of common stock at an exercise price of 120% of the public offering price listed on the cover of this prospectus for five years from the date of this prospectus. The representative's warrants will contain customary anti-dilution provisions and provide for the cashless exercise of the representative's warrants utilizing securities of Leisure Time, which may include the implicit value of the representative's warrants being surrendered. Leisure Time will set aside and at all times have available a sufficient number of shares of common stock to be issued upon exercise of the representative's warrants. The representative's warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative's warrants and underlying shares of common stock will be transferable provided such transfer is in accordance with the provisions of the Securities Act of 1933. Subject to certain limitations and exclusions, Leisure Time has agreed, at the request of the representative, to register the warrants and the shares of common stock issuable upon exercise of the representative's warrants under the Securities Act of 1933.



     For a period of five years after the date hereof, the representative has the right to have an observer attend meetings of Leisure Time's board of directors and receive the compensation (excluding grants of options) and expenses paid to Leisure Time's directors.


     Prior to this offering, there has not been a public market for Leisure Time's common stock. The public offering price of the common stock has been determined by arms-length negotiation between Leisure Time and the representative. There is no direct relation between the offering price of the common stock and the assets, book value or net worth of Leisure Time. Among the factors considered by Leisure Time and the representative in pricing the common stock were the results of operations, the current financial condition and future prospects of Leisure Time, the experience of management, the amount of ownership to be retained by present stockholders, the general condition of the economy and the securities markets and the demand for securities of companies considered comparable to Leisure Time.

     In connection with this offering, Leisure Time and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, and if such indemnification is unavailable or insufficient, Leisure Time and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.

                                 LEGAL MATTERS

     The validity of the common stock being offered by this prospectus has been passed upon for Leisure Time by Smith McCullough, P.C., Denver, Colorado. Thomas
S. Smith, a stockholder and director of Smith McCullough, P.C., beneficially owns 50,000 shares of Leisure Time's common stock and an option to purchase 125,000 shares of Leisure Time's common stock. Certain legal matters will be passed upon for the representative by Berliner Zisser Walter & Gallegos, P.C.

                                    EXPERTS

     The consolidated balance sheets of Leisure Time Casinos & Resorts, Inc. and subsidiaries at June 30, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996, 1997 and 1998 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


     The consolidated balance sheets of Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) at June 30, 1996 and September 13, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1996 and the period from July 1, 1996 to September 13, 1996 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


     The consolidated balance sheets of Florida Casino Cruises, Inc. at December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1998 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


     With respect to the unaudited interim consolidated financial information for the nine months ended March 31, 1998 and 1999, the independent certified public accountants have not audited or reviewed such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.



     The pro forma combined statement of income for the year ended June 30, 1998 and the pro forma combined balance sheet as of March 31, 1999 have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or purport to give any other form of assurance on them.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
LEISURE TIME CASINOS & RESORTS, INC. AND SUBSIDIARIES
Independent Auditors' Report................................    F-2
Consolidated Financial Statements
  Consolidated Balance Sheets...............................    F-3
  Consolidated Statements of Operations.....................    F-4
  Consolidated Statement of Stockholders' Equity............    F-5
  Consolidated Statements of Cash Flows.....................    F-6
Notes to Consolidated Financial Statements..................    F-8
LEISURE TIME TECHNOLOGY, INC. (F/K/A U.S. GAMES, INC.)
Independent Auditors' Report................................   F-33
Financial Statements
  Balance Sheets............................................   F-34
  Statements of Operations..................................   F-35
  Statement of Stockholder's Equity.........................   F-36
  Statements of Cash Flows..................................   F-37
Notes to Financial Statements...............................   F-39
FLORIDA CASINO CRUISES, INC.
Independent Auditors' Report................................   F-43
Financial Statements
  Balance Sheets............................................   F-44
  Statements of Operations..................................   F-45
  Statement of Stockholder's Equity.........................   F-46
  Statements of Cash Flows..................................   F-47
Notes to Financial Statements...............................   F-48
UNAUDITED PRO FORMA INFORMATION
Unaudited Pro Forma Combined Statement of Income (Loss) For
  the Year Ended June 30, 1998..............................   F-53
Unaudited Pro Forma Combined Balance Sheet As of March 31,
  1999......................................................   F-54
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................   F-55

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Leisure Time Casinos &
  Resorts, Inc. and Subsidiaries
Norcross, Georgia

     We have audited the accompanying consolidated balance sheets of Leisure Time Casinos & Resorts, Inc. and Subsidiaries as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Leisure Time Casinos & Resorts, Inc. and Subsidiaries at June 30, 1997 and 1998, and the consolidated results of their operations and cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                            Ehrhardt Keefe Steiner & Hottman
                                            P.C.

August 19, 1998
Denver, Colorado

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


                                     ASSETS


                                                                  JUNE 30,
                                                              -----------------    MARCH 31,
                                                               1997      1998        1999
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
Current assets
  Cash and cash equivalents.................................  $ 1,089   $   888     $ 2,540
  Current portion of notes receivable (Note 5)..............       --        26           4
  Trade accounts receivable, less allowance of $31 at June
    30, 1997 and 1998 and March 31, 1999....................      868     1,747       2,749
  Receivable -- other.......................................       --       250           1
  Inventories, net (Note 2).................................    2,873     2,445       4,068
  Prepaid expenses and other................................      124       207         267
  Deferred tax asset -- current (Note 8)....................       88        67          61
  Officer advances (Note 5).................................       55        --          --
                                                              -------   -------     -------
        Total current assets................................    5,097     5,630       9,690
                                                              -------   -------     -------
Property and equipment, net (Notes 3 and 6).................    3,837     4,216       8,123
Goodwill, net of accumulated amortization of $535 and $1,145 at June 30, 1997 and 1998, respectively, and $1,601
  (unaudited) at March 31, 1999.............................    5,563     4,953       4,495
Non-compete agreement, net of accumulated amortization of
  $413 and $935 at June 30, 1997 and 1998, respectively, and
  $1,325 (unaudited) at March 31, 1999 (Note 7).............    4,801     4,279       3,889
Other assets, net (Note 3)..................................      173       750         188
Deposits....................................................       52     1,961       2,339
Deferred tax asset -- long term (Note 8)....................       --       571       1,079
Long-term portion of notes receivable (Note 5)..............       --        53          37
                                                              -------   -------     -------
        Total assets........................................  $19,523   $22,413     $29,840
                                                              =======   =======     =======
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Line-of-credit (Notes 5 and 10)...........................  $    --   $    --     $     4
  Current portion of long-term notes payable (Note 6).......    1,766     2,127         402
  Current portion of capital leases (Note 5)................       18        39          22
  Current portion of other long-term liabilities (Note 7)...      509       539          80
  Note payable -- officer (Note 5)..........................        3        --          --
  Accounts payable..........................................      961     1,510       2,713
  Accrued expenses (Note 4).................................    1,392     4,844       4,335
  Income taxes payable......................................      504       462       2,409
  Deferred revenue..........................................       --        --          38
                                                              -------   -------     -------
        Total current liabilities...........................    5,153     9,521      10,003
                                                              -------   -------     -------
Long-term liabilities
  Long-term portion of notes payable (Note 6)...............    4,092     4,243       6,399
  Long-term portion of capital leases (Note 5)..............       41        53         150
  Deferred income taxes payable (Note 8)....................      507        --          --
  Other long-term liabilities (Note 7)......................    5,457     4,890       4,677
                                                              -------   -------     -------
        Total long-term liabilities.........................   10,097     9,186      11,226
                                                              -------   -------     -------
        Total liabilities...................................   15,250    18,707      21,229
                                                              -------   -------     -------
Commitments and contingencies (Notes 5, 6, 7, 9, 10 and 16)
Stockholders' equity (Notes 12 and 13) Preferred stock, no
  par value; 5,000,000 shares authorized; none issued.......       --        --          --
  Common stock, $.001 par value; 45,000,000 shares
    authorized; 4,505,380 (June 30, 1997), 4,639,154 (June
    30, 1998) and 4,732,835 (March 31, 1999 (unaudited))
    issued and outstanding..................................        4         5           5
  Additional paid-in capital................................    3,118     3,479       5,147
  Retained earnings.........................................    1,151       222       3,459
                                                              -------   -------     -------
        Total stockholders' equity..........................    4,273     3,706       8,611
                                                              -------   -------     -------
        Total liabilities and stockholders' equity..........  $19,523   $22,413     $29,840
                                                              =======   =======     =======


                See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



                                                                                                  FOR THE NINE MONTHS
                                                             FOR THE YEARS ENDED JUNE 30,           ENDED MARCH 31,
                                                         ------------------------------------   -----------------------
                                                            1996         1997         1998         1998         1999
                                                         ----------   ----------   ----------   ----------   ----------
                                                                                                      (UNAUDITED)
Revenue
  Manufacturing........................................  $       --   $   29,838   $   28,643   $   22,268   $   41,037
  Gaming...............................................          --           --           --           --        3,738
  Other................................................          --           --           --           --          281
                                                         ----------   ----------   ----------   ----------   ----------
        Total revenue..................................          --       29,838       28,643       22,268       45,056
                                                         ----------   ----------   ----------   ----------   ----------
Cost of goods sold
  Manufacturing........................................          --       16,616       16,517       12,377       21,796
  Gaming...............................................          --           --           --           --          400
  Other................................................          --           --           --           --          279
                                                         ----------   ----------   ----------   ----------   ----------
        Total cost of goods sold.......................          --       16,616       16,517       12,377       22,475
                                                         ----------   ----------   ----------   ----------   ----------
Gross profit
  Manufacturing........................................          --       13,222       12,126        9,891       19,241
  Gaming...............................................          --           --           --           --        3,338
  Other................................................          --           --           --           --            2
                                                         ----------   ----------   ----------   ----------   ----------
        Total gross profit.............................          --       13,222       12,126        9,891       22,581
                                                         ----------   ----------   ----------   ----------   ----------
Selling, general and administrative expenses (Note
  14)..................................................       1,343        5,615        8,727        4,243       14,908
Research and development costs.........................          --          469          642          462          174
Stock based compensation (Note 12).....................          --           --           --           --        1,400
Interest expense, net..................................          54          712          840          748          887
Litigation (Note 10)...................................          --           --        3,043        3,006           --
                                                         ----------   ----------   ----------   ----------   ----------
        Total operating expenses.......................       1,397        6,796       13,252        8,459       17,369
                                                         ----------   ----------   ----------   ----------   ----------
Net income (loss) before income tax benefit
  (expense)............................................      (1,397)       6,426       (1,126)       1,432        5,212
Income tax benefit (expense) (Note 8)..................          --       (1,738)         197         (629)      (1,975)
                                                         ----------   ----------   ----------   ----------   ----------
Net income (loss)......................................  $   (1,397)  $    4,688   $     (929)  $      803   $    3,237
                                                         ==========   ==========   ==========   ==========   ==========
Earnings (loss) per common share -- basic (Note 15)....  $     (.35)  $     1.08   $     (.21)  $      .18   $      .69
                                                         ==========   ==========   ==========   ==========   ==========
Earnings (loss) per common share -- diluted (Note
  15)..................................................  $     (.35)  $      .65   $     (.21)  $      .08   $      .42
                                                         ==========   ==========   ==========   ==========   ==========
Weighted average number of common shares outstanding --
  basic (Note 15)......................................   4,010,650    4,343,397    4,516,528    4,505,380    4,663,648
                                                         ==========   ==========   ==========   ==========   ==========
Weighted average number of common shares outstanding --
  diluted (Note 15)....................................   4,010,650    7,664,903    4,516,528    9,839,303    7,726,386
                                                         ==========   ==========   ==========   ==========   ==========


                See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



                                                                                               ACCUMULATED
                                                                COMMON STOCK      ADDITIONAL    DEFICIT/
                                                             ------------------    PAID-IN      RETAINED
                                                              SHARES     AMOUNT    CAPITAL      EARNINGS      TOTAL
                                                             ---------   ------   ----------   -----------   -------
Balance -- June 30, 1995...................................  3,738,208    $  4      $  479       $(1,940)    $(1,457)
Common stock issued for cash at rates ranging from
  $1.00 - $2.50 a share (Note 13)..........................    426,400      --         870            --         870
Net loss for the year......................................         --      --          --        (1,397)     (1,397)
                                                             ---------    ----      ------       -------     -------
Balance -- June 30, 1996...................................  4,164,608       4       1,349        (3,337)     (1,984)
Common stock issued upon conversion of debt and as
  extensions on notes payable at rates ranging from
  $1.00 - $2.80 per share (Note 13)........................     85,292      --         176            --         176
Common stock issued for cash at rates ranging from
  $.50 - $2.50 a share (Note 13)...........................    167,400      --         163            --         163
Stock issued for services valued at $2.50 a share (Note
  13)......................................................     38,080      --          95            --          95
Repurchase of common stock at $2.00 a share (Note 13)......   (100,000)     --          --          (200)       (200)
Issuance of options and warrants with imputed values of
  $.45 - $.78 per share (Note 12)..........................         --      --          85            --          85
Shares issued for acquisition of vessel valued at $2.50 a
  share (Note 13)..........................................    150,000      --         375            --         375
Forgiveness of accrued officer wages payable (Note 13).....         --      --         875            --         875
Net income for the year ended June 30, 1997................         --      --          --         4,688       4,688
                                                             ---------    ----      ------       -------     -------
Balance -- June 30, 1997...................................  4,505,380       4       3,118         1,151       4,273
Common stock issued for cash at $2.80 a share (Note 13)....     33,900       1          94            --          95
Conversion of debt at rates ranging from $2.50 to $2.80 a
  share (Note 13)..........................................     99,874      --         267            --         267
Net loss for the year ended June 30, 1998..................         --      --          --          (929)       (929)
                                                             ---------    ----      ------       -------     -------
Balance -- June 30, 1998...................................  4,639,154       5       3,479           222       3,706
Common stock issued upon exercise of options (Note 13)
  (unaudited)..............................................        100      --          --            --          --
Conversion of debt at $2.50 a share (Note 13)
  (unaudited)..............................................     31,491      --          79            --          79
Issuance of options with an imputed value of $4.00 a share
  (Note 12) (unaudited)....................................         --      --       1,400            --       1,400
Common stock issued upon exercise of warrants (Note 13)
  (unaudited)..............................................     60,090      --         169            --         169
Common stock issued for cash at $10.00 a share (Note 13)
  (unaudited)..............................................      2,000      --          20            --          20
Net income for the nine months ended March 31, 1999
  (unaudited)..............................................         --      --          --         3,237       3,237
                                                             ---------    ----      ------       -------     -------
Balance at March 31, 1999 (unaudited)......................  4,732,835    $  5      $5,147       $ 3,459     $ 8,611
                                                             =========    ====      ======       =======     =======


                See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



                                                                                            FOR THE NINE
                                                                                            MONTHS ENDED
                                                          FOR THE YEARS ENDED JUNE 30,        MARCH 31,
                                                         ------------------------------   -----------------
                                                           1996       1997       1998      1998      1999
                                                         --------   --------   --------   -------   -------
                                                                                             (UNAUDITED)
Cash flows from operating activities
  Net income (loss)....................................  $(1,397)   $ 4,688    $  (929)   $   803   $ 3,237
                                                         -------    -------    -------    -------   -------
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities
    Write off of acquisition costs.....................       32         --         --         --        --
    Net loss on disposal of assets.....................       --         49         96         --        --
    Note issued for interest payment...................       --         33         --         --        --
    Issuance of stock options..........................       --         85         --                1,400
    Deferred taxes.....................................       --      1,046     (1,057)      (949)     (502)
    Common stock issued for note extensions............       --         31         --         --        --
    Common stock issued for services...................       --         95         --         --        --
    Depreciation and amortization......................       14      1,385      1,864      1,077     1,294
    Changes in certain assets and liabilities
      Receivables......................................       --       (496)      (879)        24      (753)
      Inventories......................................       --     (1,082)       389         12    (1,623)
      Prepaids and other assets........................       --        348       (823)        (9)      (60)
      Employee advances................................      (18)        18         (4)        --        --
      Officer advances.................................      (37)        --         55         55        --
      Accounts payable.................................      246        256        549       (690)    1,203
      Accrued expenses.................................      531        419      3,452      2,783      (509)
      Income taxes payable.............................       --        504        (42)       636     1,947
      Notes receivable.................................       --         --        (79)       (58)       38
      Deferred revenue.................................       --         --         --         --        38
                                                         -------    -------    -------    -------   -------
                                                             768      2,691      3,521      2,881     2,473
                                                         -------    -------    -------    -------   -------
         Net cash (used by) provided by operating
           activities..................................     (629)     7,379      2,592      3,684     5,710
                                                         -------    -------    -------    -------   -------
Cash flows from investing activities
  Acquisition of business net of cash acquired.........       --     (1,329)        --         --        --
  Purchase of equipment................................      (23)      (120)    (1,188)    (1,009)   (1,711)
  Purchase of vessel...................................       --     (2,873)        --         --    (1,500)
  Purchase of hotel property and land..................       --         --         --         --    (1,020)
  Acquisition costs paid...............................     (162)        --         --         --        --
  Deposits.............................................     (107)       (45)    (1,909)    (2,576)      207
  Contingent payments..................................       --     (2,495)        --         --        --
                                                         -------    -------    -------    -------   -------
         Net cash used by investing activities.........     (292)    (6,862)    (3,097)    (3,585)   (4,024)
                                                         -------    -------    -------    -------   -------
Cash flows from financing activities
  Proceeds from issuance of common stock...............      870        164         94         --       189
  Repurchase of common stock...........................       --       (200)        --         --        --
  Line-of-credit, net..................................       --         --         --         --         4
  Proceeds from long-term debt.........................       40      1,700      3,000      3,000     5,328
  Loan fees............................................       --         --         --                  (38)
  Payment on long-term debt............................       (6)    (1,017)    (2,758)    (2,684)   (5,490)
  Payments on capital leases...........................       --         --        (29)       (11)      (27)
  Payments on note payable -- officer..................       --        (77)        (3)        (3)       --
                                                         -------    -------    -------    -------   -------
         Net cash provided by financing activities.....      904        570        304        302       (34)
                                                         -------    -------    -------    -------   -------
Net increase (decrease) in cash........................      (17)     1,087       (201)       401     1,652
Cash and cash equivalents -- beginning of year or
  period...............................................       19          2      1,089      1,089       888
                                                         -------    -------    -------    -------   -------
Cash and cash equivalents -- end of year or period.....  $     2    $ 1,089    $   888    $ 1,490   $ 2,540
                                                         =======    =======    =======    =======   =======


                See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


     Schedule of non-cash investing and financing activities:

          During the year ended June 30, 1996, the Company acquired $19 of certain property by obtaining a loan from the selling company. The asset is included in vehicles.

          During the year ended June 30, 1997, the Company incurred various noncash transactions related to the acquisition completed in September 1996.

          During the year ended June 30, 1997, the Company issued stock toward the purchase of a vessel ($375) and related to the conversion of debt ($145) (Note 13). Additionally, the Company issued notes payable to reduce current liabilities in the amount of $56 and incurred long-term debt to finance the acquisition of vehicles for $82.

          During the year ended June 30, 1997, officers of the Company forgave $875 of accrued wages related to prior years.


          During the years ended June 30, 1997 and 1998, and the period ended March 31, 1999, the Company acquired fixed assets by incurring capital lease obligations in the amount of $67, $63 and $107 (unaudited), respectively.


          During the year ended June 30, 1998, the Company recorded a $250 receivable for an insurance claim on damaged property with a net book value of $250.


          During the year ended June 30, 1998, and the period ended March 31, 1999, the Company converted $267 and $79 (unaudited), respectively, of debt to equity by issuing capital stock to the debt holders.


     Supplemental disclosure of cash flow information:


          Cash paid for interest for the years ended June 30, 1996, 1997 and 1998 and for the nine months ended March 31, 1998 and 1999 was approximately $28, $551, $1,084, $600 (unaudited) and $841 (unaudited), respectively.



          Cash paid for income taxes for the years ended June 30, 1996, 1997 and 1998 and for the nine months ended March 31, 1998 and 1999 was $1,311, $189, $982, $768 (unaudited) and $529 (unaudited), respectively.


                See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Leisure Time Casinos & Resorts, Inc. ("Casinos") was incorporated on February 4, 1993, and was a development stage enterprise until September 1996.


     In September 1996, Casinos acquired U.S. Games, Inc. Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) ("Technology") is incorporated in Georgia and develops, manufactures and sells video gaming machines (Note 17). Technology is licensed to sell video gaming machines in Kansas, Michigan, Minnesota, New Mexico (for gaming on Native American reservations), New York, North Carolina, Wisconsin and is in compliance with South Carolina regulations regarding the sale of gaming machines. The Company has applied to become licensed in Mississippi, Montana and Ontario, Canada and intends to apply to become licensed in Arizona, New Mexico (for charities and fraternal organizations) and Nevada.



     Leisure Time Cruise Corporation ("Cruises") was incorporated on October 17, 1997, in the state of Colorado and conducts offshore gaming cruises on the "Vegas Express" gaming vessel. In July 1998, Cruises began operating cruise to nowhere gaming excursions (Notes 9 and 18). In May 1999, Leisure Express Cruise, LLC, a Colorado limited liability company, acquired Florida Casino Cruises, Inc., the corporation that owns the Vegas Express. Leisure Belle Cruise, LLC is a Colorado limited liability company that owns and is refurbishing a gaming vessel. Leisure Lady Cruise, LLC is a Colorado limited liability company and currently has no operations.


     Leisure Time Hospitality, Inc. is incorporated in Ohio and owns a hotel property that is being redeveloped in the Cleveland metropolitan area.

     Leisure Time Gaming, Inc. is incorporated in South Carolina and began operating a gaming route through a subsidiary during March 1999.

     Leisure Time International, Ltd. is incorporated in Barbados and currently operates as a Foreign International Sales Corp. (FISC).


     Casinos acquired Leisure Time Financial Corp. (f/k/a RP Capital, Corporation) in April 1999.


     Solutia Gaming Systems, Inc. is incorporated in Oklahoma and is developing new gaming machines.

  Interim Information


     The accompanying unaudited consolidated financial statements as of March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for financial statements.



     In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of consolidated operations for the nine month periods ended March 31, 1998 and 1999, (b) the consolidated financial position at March 31, 1999, (c) the consolidated statements of cash flows for the nine month periods ended March 31, 1998 and 1999 and (d) the consolidated changes in stockholders' equity for the nine month period ended March 31, 1999 have been made.



     The results for the nine month period ended March 31, 1999 are not necessarily indicative of the results for the entire fiscal year ending June 30, 1999.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


  Principals of Consolidation

     The consolidated financial statements include the accounts of Casinos and its wholly owned subsidiaries, collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Fair Value of Financial Instruments


     The carrying amounts of financial instruments including cash, receivables, prepaid expenses, accounts payable and accrued expenses approximate the fair values as of June 30, 1997 and 1998 and March 31, 1999 (unaudited) because of the relatively short maturity of these instruments.



     The carrying amounts of notes payable and debt outstanding also approximate their fair values as of June 30, 1997 and 1998 and March 31, 1999 (unaudited) because interest rates on these instruments approximate the interest rate on debt with similar terms available to the Company.


  Inventories

     Inventories are stated at the lower of cost or market and consist primarily of raw material, parts manufactured by others, work in process and finished goods. Work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. Cost is determined using the first-in, first-out method for all inventories.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation on equipment, vehicles and furniture is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

  Product Software Development Costs


     The Company capitalizes product software development costs when product technological feasibility is established and concluding when the product is ready for its intended use. Software development costs are amortized on the straight-line method over an expected useful life of three years. As of March 31, 1999, the Company had not incurred any significant software development costs, as such no amounts had been capitalized.


  Organizational Costs

     Organizational costs and other start-up related expenditures are expensed as incurred.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


  Non-Compete Agreement

     The Company has a non-compete agreement with the former stockholder of Technology. The amount shown on the balance sheet represents the present value of amounts to be paid. The cost is being amortized using the straight-line method over 10 years, the life of the agreement.

  Goodwill

     Goodwill, resulting from the acquisition of Technology, is being amortized using the straight-line method over 10 years.

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Valuation of Long-Lived Assets

     The Company assesses valuation of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of. The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

  Revenue Recognition

     Manufacturing and other revenue is recognized as the product is shipped.


     Gaming revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Gaming revenue also includes ticket sales and food and beverage revenue generated from each cruise. Gaming revenue does not include the retail amount of tickets or food and beverages provided gratuitously to customers, which, if material, reduces revenue as promotional allowances.



     Revenue from gaming route operations is recognized at the time the play activity takes place and is based upon the terms of the individual revenue participation agreement.



     Deferred revenue, which represents customer cruise deposits, is included in the balance sheet when received and is recognized as passenger fare revenue upon completion of the voyage.


  Research and Development

     All research and development costs are expensed as incurred.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


  Earnings (Loss) Per Share


     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", basic earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year, including potential common shares, which for the years ended June 30, 1996, 1997 and 1998, and the periods ended March 31, 1998 and 1999, consisted solely of convertible debt, stock options and warrants outstanding. The Company uses the treasury stock method in computing diluted earnings per share, by recognizing the use of proceeds that could be obtained upon the exercise of options and warrants to repurchase the Company's stock at the fair market value (Notes 12 and 15).



       ANTIDILUTIVE SECURITIES EXCLUDED FROM DILUTIVE EARNINGS PER SHARE



     As of June 30, 1996:



                      SECURITY                            PRICE       SHARES
                      --------                         -----------   ---------
Stock options.......................................   $1.00-$2.80   1,707,500
Warrants............................................   $2.50-$3.00     405,236



     As of June 30, 1998:



                      SECURITY                            PRICE       SHARES
                      --------                         -----------   ---------
Stock options.......................................   $ .10-$6.00   3,370,648
Warrants............................................   $1.00-$3.00     429,022
Convertible notes payable...........................   $1.25-$2.50   3,214,990


  Concentration of Credit Risk


     Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of temporary cash investments. The Company places its cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company does, however, on occasion exceed the Federal Deposit Insurance Corporation federally insured limits and the Securities Investors Protection Corporation insured limits and exceeded these amounts by approximately $1,691 and $1,251 at June 30, 1997 and 1998 and $2,292 at March 31, 1999 (unaudited), respectively.


  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Advertising Costs


     The Company expenses advertising costs as incurred. Advertising expenses for the years ended June 30, 1996, 1997 and 1998, were $37, $173 and $69, respectively, and for the periods ended March 31, 1998 and 1999 were $96 (unaudited) and $576 (unaudited), respectively.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


  Recently Issued Accounting Pronouncements

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("Statement 132"), which revises employers' disclosures about pension and other postretirement benefit plans. Statement 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets and eliminated certain disclosures previously required by SFAS Nos. 87, 88 and 106. Statement 132 is effective for financial statements with fiscal years beginning after December 15, 1997.

     During June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement 133 establishes new standards by which derivative financial instruments must be recognized in any entity's financial statements. Besides requiring derivatives to be included on balance sheets at fair value, Statement 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. Statement 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. Statement 133 is required to be adopted by the Company in 2000. Management, however, does not expect the impact from this statement to have a material impact on the financial statement presentation, financial position or results of operations.

     The Company has not determined what additional disclosures, if any, may be required by the provisions of Statement 132 and 133 but does not expect adoption of these statements to have a material effect on its results of operations.


     During April 1998, Statement of Position 98-5, "Reporting in the Costs of Start-Up Activities" was issued. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is required to be adopted by the Company for the fiscal year ended June 30, 2000. Upon adoption, the Company does not anticipate this will have a material impact on the financial statement presentation, financial position or results of operations.


  Reclassifications


     Certain reclassifications have been made to the June 30, 1996, 1997 and 1998 financial statements in order to conform to the March 31, 1998 (unaudited) and 1999 (unaudited) presentation.


NOTE 2 -- INVENTORIES

     Inventories consist of the following:


                                                             JUNE 30,
                                                          ---------------    MARCH 31,
                                                           1997     1998       1999
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
Raw materials and parts made by others..................  $1,827   $2,181     $2,622
Work-in-process.........................................     110       --        517
Finished goods..........................................   1,046      374      1,039
                                                          ------   ------     ------
          Total.........................................   2,983    2,555      4,178
Inventory reserve.......................................    (110)    (110)      (110)
                                                          ------   ------     ------
                                                          $2,873   $2,445     $4,068
                                                          ======   ======     ======

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


NOTE 3 -- PROPERTY AND EQUIPMENT AND OTHER ASSETS

     Property and equipment consist of the following:


                                                             JUNE 30,
                                                          ---------------    MARCH 31,
                                                           1997     1998       1999
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
Property and equipment
  Vehicles..............................................  $  120   $  182     $   363
  Hotel property........................................      --       --         670
  Land..................................................      --       --         350
  Construction in progress..............................      --       --         311
  Vessels...............................................   3,457    3,901       5,620
  Furniture and fixtures................................     170       82         126
  Machinery and equipment...............................     603      507       1,607
  Leasehold improvements................................      41      268         307
                                                          ------   ------     -------
                                                           4,391    4,940       9,354
  Less accumulated depreciation.........................    (554)    (724)     (1,231)
                                                          ------   ------     -------
                                                          $3,837   $4,216     $ 8,123
                                                          ======   ======     =======
Other assets consist of the following:
  Purchased software....................................  $  173   $   --     $    --
  Capitalized loan fees, net of accumulated amortization
     of $23 (unaudited) at March 31, 1999...............      --       --          63
  Compensating balance (Note 6).........................      --      750         125
                                                          ------   ------     -------
                                                          $  173   $  750     $   188
                                                          ======   ======     =======


NOTE 4 -- ACCRUED EXPENSES


                                                             JUNE 30,
                                                          ---------------    MARCH 31,
                                                           1997     1998       1999
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
Litigation (Note 10)....................................  $  421   $3,200     $3,200
Advanced deposits.......................................      --      666         --
Accrued interest........................................     394      270        215
Accrued wages, benefits and payroll taxes...............     365      596        329
Miscellaneous taxes.....................................      70       88        171
Other accruals..........................................     142       24        420
                                                          ------   ------     ------
                                                          $1,392   $4,844     $4,335
                                                          ======   ======     ======

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


NOTE 5 -- RELATED PARTY


                                                               JUNE 30,
                                                              -----------    MARCH 31,
                                                              1997   1998      1999
                                                              ----   ----   -----------
                                                                            (UNAUDITED)
Note payable and advances -- officer. Fully repaid during
  the year ended June 30, 1998..............................  $58    $ --       $--
                                                              ===    ====       ===
  Notes Receivable
Notes receivable -- related party, interest at 8% per annum
  with monthly payments of $2 commencing July 1998 through
  July 2001 when all remaining balances are payable in full;
  without collateral; including accrued interest of $2 at
  June 30, 1998 and $0 (unaudited) at March 31, 1999........  $--    $ 77       $39
Note receivable -- related party............................   --       2         2
                                                              ---    ----       ---
                                                               --      79        41
  Less current portion......................................   --     (26)       (4)
                                                              ---    ----       ---
  Long-term portion.........................................  $--    $ 53       $37
                                                              ===    ====       ===


  Capital Leases

     The Company leases vehicles under capital leases with a related company. The future minimum lease payments due under capital leases are as follows:

                    YEAR ENDING JUNE 30,
                    --------------------
1999........................................................   $ 39
2000........................................................     33
2001........................................................     24
2002........................................................      4
                                                               ----
                                                                100
Less amount representing interest...........................     (8)
                                                               ----
Present value of future net minimum lease payments under
  capital leases............................................     92
  Less current portion......................................    (39)
                                                               ----
                                                               $ 53
                                                               ====

     As of June 30, 1997 and 1998, the net book value of equipment under capital leases was $58 and $87, respectively.

OTHER TRANSACTIONS


     The Company leases a condominium/office from the Company's president. The lease expires on October 31, 2002 and requires rental payments of $3 per month net/net/net plus all association fees related to the condominium/office.



     The Company leases office space in Ohio from the Company's president at a rate of $2 per month. The term of the lease extends through June 2000. Rent expense for the years ended June 30, 1997 and 1998, were

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



$18 and $18, respectively. Accrued rent related to this lease was $76 and $0 at June 30, 1997 and 1998, respectively.



     The Company leases 11 automobiles from J-Way Leasing, Ltd., a company owned by the Company's president. The leases are for 36 months to 48 months and have various dates of expiration through November 2001. The Company reimburses J-Way Leasing, Ltd. for the down payments J-Way Leasing, Ltd. pays on each of the automobiles and pays J-Way Leasing, Ltd. a monthly payment equivalent to the monthly payments (plus 5%) that J-Way Leasing, Ltd. pays for each automobile. No amounts were paid by the Company to J-Way Leasing, Ltd. for the years ended June 30, 1996, 1997, 1998 but for the nine months ended March 31, 1999, $89 was paid.


     In September 1997, the Company advanced $300 to the Company's president. After the advance, he owed the Company a total of $371 which included the $300 advance, a note for $55 and $16 of expenses owed by him to the Company. During the year ended June 30, 1998, the Company credited against the $371 (i) $40 of rentals that were owed to the president for the condominium/office, (ii) a deposit of $18 that he had made on behalf of the Company to a potential acquisition candidate of the Company, (iii) $40 that he had deposited in connection with the purchase of the Company's hotel in the Cleveland, Ohio area,
(iv) $135 that he had paid on an invoice of the Company, (v) $84 that offset accrued wages payable to the president, (vi) $34 that offset rent that was payable to him, (vii) $7 that was paid as advances toward car rentals payable to J-Way Leasing, Ltd., and (viii) $13 for accrued interest payable to the president.

     In October 1998, Cruises borrowed $3,000 from Foothill Capital Corporation. The loan is secured by the assets of Cruises, including the Leisure Lady, and is guaranteed by Technology, Casinos and the Company's president, none of which received any compensation for guaranteeing the loan.


     The Company's president has also guaranteed a $1,000 line-of-credit that the Company has with a finance company. The line-of-credit is secured by substantially all of the assets of Leisure Time and is guaranteed by Technology, Cruises and the Company's president, none of which received any compensation for guaranteeing the line-of-credit (Note 10).


     The Company's president owns 51% of Leisure Time Europe Ltd. which was formed in February 1998 and acts as the distributor of Technology's video gaming machines to charities in Norway. Technology sells the video gaming machines to Leisure Time Europe which resells the video gaming machines to the charities. Leisure Time Europe also services the video gaming machines. The remaining 49% is owned by unaffiliated third parties.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


NOTE 6 -- LONG-TERM DEBT AND LINE-OF-CREDIT


                                                             JUNE 30,
                                                         -----------------    MARCH 31,
                                                          1997      1998        1999
                                                         -------   -------   -----------
                                                                             (UNAUDITED)
7.80% to 9.99% notes payable -- monthly payments
  including interest totaling $3, due from January 2000
  through November 2001, collateralized by
  automobiles..........................................  $    36   $    27     $   20
11% convertible promissory notes payable to
  individuals, principal and interest payable in 24
  equal monthly payments commencing September 1997; due
  September 1999. Notes are convertible into units, at
  $1.25 and $2.50 per unit, consisting of one share of
  common stock and warrants allowing the holder to
  purchase shares of the Company's common stock at
  $2.50 per share......................................      201        96         76
6.64% promissory notes payable to individuals in
  connection with the purchase of U.S. Games, monthly
  payments computed based on a percentage of the
  previous month's gross sales. Payment is applied
  against accrued interest first and then as a
  reduction of unpaid principal. Annual payments must
  at least equal the accrued and unpaid interest on the
  remaining outstanding principal balance. The
  Company's obligation is satisfied on the earliest to
  occur; (i) the date all accrued and unpaid interest
  and principal are paid, (ii) or October 10, 2002.....    3,864     2,874      1,507
Note payable to a finance company, the first six
  monthly installments are for accrued and unpaid
  interest only. The next forty-eight monthly
  installments of $37 include principal and interest at
  a fixed rate of 8.90%, unpaid principal and interest
  due June 2003. Collateralized by a first preferred
  mortgage on a vessel, a first priority security
  interest in all non-gaming equipment and other
  property used in connection with the operation of the
  vessel, all earnings, insurances and requisition
  compensation of the vessel and a $125 compensating
  balance at March 31, 1999............................       --        --      1,500
Note payable to a finance company with variable
  interest at a rate equal to one (1.0) percentage
  point above the reference rate (9% combined rate at
  March 31, 1999). Payable in sixty installments of $50
  plus interest commencing December 1, 1998 and
  continuing until November 1, 2003 when all remaining
  principal and interest are due. Collateralized by
  certain equipment....................................       --        --      2,750
Notes payable to a finance company, payable in monthly
  installments of $1 to $4 including interest at fixed
  rates of 11.73% to 12.25%, due June 2001 to November
  2003 Collateralized by security interests in certain
  equipment and vessels................................       --        --        189

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



                                                             JUNE 30,
                                                         -----------------    MARCH 31,
                                                          1997      1998        1999
                                                         -------   -------   -----------
                                                                             (UNAUDITED)
Note payable to a finance company, payable in monthly
  installments of $5 including interest at a fixed rate
  of 10.25%, due July 2003. Collateralized by a
  security interest in certain equipment...............       --        --        214
Note payable to a company collateralized by a mortgage
  deed on a hotel with interest at the rate of 10% per
  annum. The interest rate is adjusted quarterly
  beginning September 15, 1999 to four and 75/100
  percentage points (4.75%) above the weekly average
  yield on US Treasury securities adjusted to a
  constant of one year as made available by the Federal
  Reserve Board. This note is payable in one payment of
  $100 plus interest on September 15, 1999 and
  quarterly payments of principal and interest
  beginning December 15, 1999 and amortized over a four
  (4) year period ending on September 15, 2003.
  However, the Company may pay this note in full by
  paying $525 plus interest on the principal sum due on
  or before September 14, 1999. The Company must also
  pay such additional charges as are set forth in a
  certain mortgage deed................................       --        --        545
11% convertible promissory notes payable to
  individuals, paid in full January 1999...............    1,325       773         --
Notes payable -- individuals and law firms. Paid in
  full during the year ended June 30, 1998.............      392        --         --
10% note payable -- stockholder. Paid in full during
  the period ended March 31, 1999......................       40        40         --
Note payable to a finance company. Paid in full during
  the period ended March 31, 1999......................       --     2,560         --
                                                         -------   -------     ------
                                                           5,858     6,370      6,801
Less current portion...................................   (1,766)   (2,127)      (402)
                                                         -------   -------     ------
Total long-term debt...................................  $ 4,092   $ 4,243     $6,399
                                                         =======   =======     ======


LINE-OF-CREDIT

     In January 1999, the Company established a $1,000 line-of-credit with a finance company that expires on January 31, 2000. Interest is variable at a per annum rate equal to the sum of 3.25% plus the 30-day Commercial Paper Rate (as published in The Wall Street Journal), based upon actual days elapsed over a 360 day year (Note 5).

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


NOTE 7 -- LONG-TERM LIABILITIES

  Deferred Compensation Contracts


     The Company assumed $1,644 (undiscounted) of deferred compensation contracts with certain individuals related to the acquisition of Technology in September 1996. These contracts provide for the payment of defined amounts, generally for up to a period of six years on a monthly basis. The amounts are computed by taking a percentage of the previous month's gross sales. The present value of the future amounts estimated to be payable is being accrued for financial reporting purposes at an imputed interest rate of 6.64%, and originally amounted to $1,354 (discounted). As of March 31, 1999 (unaudited), approximately $1,268 of deferred compensation payments have been made. Of these payments, $1,018 has been recorded as a reduction to the liability. The remaining $250 has been recorded as interest expense.


  Noncompete Agreement

     In connection with the acquisition of Technology, the Company entered into a noncompete agreement with the former stockholder of Technology in the amount of $7,300 (undiscounted). The agreement is payable through September 2006 in 10 annual installments of $730 which include interest imputed at 6.64%. The present value of the future amounts to be payable is accrued for financial reporting purposes at the imputed interest rate of 6.64% and originally amounted to $5,214. The corresponding asset is being amortized over the life of the agreement, which is 10 years.


     A summary of long-term liabilities at June 30, 1997 and 1998 and March 31, 1999 is as follows:


                                                                  JUNE 30,
                                         -----------------------------------------------------------
                                                     1997                           1998
                                         ----------------------------   ----------------------------
                                                  CURRENT   LONG-TERM            CURRENT   LONG-TERM
                                         TOTAL    PORTION    PORTION    TOTAL    PORTION    PORTION
                                         ------   -------   ---------   ------   -------   ---------
Deferred compensation contracts........  $  752    $125      $  627     $  599    $130      $  469
Noncompete agreement...................   5,214     384       4,830      4,830     409       4,421
                                         ------    ----      ------     ------    ----      ------
                                         $5,966    $509      $5,457     $5,429    $539      $4,890
                                         ======    ====      ======     ======    ====      ======


                                                MARCH 31, 1999
                                         ----------------------------
                                                  CURRENT   LONG-TERM
                                         TOTAL    PORTION    PORTION
                                         ------   -------   ---------
                                                 (UNAUDITED)
Deferred compensation contracts........  $  336     $80      $  256
Noncompete agreement...................   4,421      --       4,421
                                         ------     ---      ------
                                         $4,757     $80      $4,677
                                         ======     ===      ======

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


     The annual aggregate maturities of long-term debt and long-term liabilities at June 30, 1998, are as follows:

YEAR ENDING                                             LONG-TERM    LONG-TERM
JUNE 30,                                                  DEBT      LIABILITIES    TOTAL
-----------                                             ---------   -----------   -------
1999..................................................   $2,127        $  539     $ 2,666
2000..................................................    1,450           573       2,023
2001..................................................    1,505           612       2,117
2002..................................................    1,038           652       1,690
2003..................................................      250           560         810
Thereafter............................................       --         2,493       2,493
                                                         ------        ------     -------
                                                         $6,370        $5,429     $11,799
                                                         ======        ======     =======

NOTE 8 -- INCOME TAXES

     The Company files a consolidated tax return that includes the operations of Technology and Cruises.

     Income tax expense (benefit) consists of:


                                                                         NINE MONTHS
                                                                            ENDED
                                              YEAR ENDED JUNE 30,         MARCH 31,
                                            ------------------------   ---------------
                                            1996     1997     1998      1998     1999
                                            -----   ------   -------   ------   ------
                                                                         (UNAUDITED)
Current
  U.S. Federal............................  $  --   $  517   $   780   $1,452   $2,308
  State and local.........................     --      175        80      126      169
                                            -----   ------   -------   ------   ------
                                               --      692       860    1,578    2,477
                                            -----   ------   -------   ------   ------
Deferred
  U.S. Federal............................   (484)     928    (1,008)    (906)    (491)
  State and local.........................    (26)     118       (49)     (43)     (11)
  Valuation allowance.....................    510       --        --       --       --
                                            -----   ------   -------   ------   ------
                                               --    1,046    (1,057)    (949)    (502)
                                            -----   ------   -------   ------   ------
                                            $  --   $1,738   $  (197)  $  629   $1,975
                                            =====   ======   =======   ======   ======

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


  Rate Reconciliation

     The reconciliation of income tax expense (benefit) by applying the Federal statutory tax rates to the Company's effective income tax rate is as follows:


                                                    JUNE 30,              MARCH 31,
                                             -----------------------    --------------
                                             1996     1997     1998     1998     1999
                                             -----    -----    -----    -----    -----
                                                                         (UNAUDITED)
Federal statutory rate.....................  (34.0)%   34.0%   (34.0)%   34.0%    34.0%
State income taxes, net of federal income
  tax benefit..............................     --      1.8      4.7      5.9      2.2
Nondeductible expenses including
  nondeductible goodwill...................     .5      1.5     12.9      7.2      2.0
Deferred expenses including litigation and
  stock based compensation.................   (3.0)   (10.2)    (1.1)    (3.2)     (.3)
Valuation allowance........................   36.5       --       --       --       --
                                             -----    -----    -----    -----    -----
                                                --%    27.1%   (17.5)%   43.9%    37.9%
                                             =====    =====    =====    =====    =====


     The net current deferred tax asset and the net long-term deferred tax (liability) asset in the accompanying consolidated balance sheets consists of the following:


                                                             JUNE 30,
                                                          --------------    MARCH 31,
                                                          1997     1998       1999
                                                          -----   ------   -----------
                                                                           (UNAUDITED)
Current deferred taxes
  Current deferred tax asset............................  $  88   $   67     $   61
  Current deferred tax liability........................     --       --         --
                                                          -----   ------     ------
  Net current deferred tax asset........................     88       67         61
Long-term deferred taxes
  Long-term deferred tax asset..........................    415    1,398      1,829
  Long-term deferred tax liability......................   (922)    (827)      (750)
                                                          -----   ------     ------
  Net long-term deferred tax (liability) asset..........   (507)     571      1,079
                                                          -----   ------     ------
                                                          $(419)  $  638     $1,140
                                                          =====   ======     ======


     The principal temporary differences that result in the above deferred tax assets and liabilities are differences in the methods for calculating depreciation, amortization, compensation expense related to options and certain expenses accrued for financial reporting purposes not deductible for tax purposes until paid.

NOTE 9 -- LEASES

     The Company has a noncancellable operating lease for its office space in Norcross, Georgia that expires January 2005 and requires monthly payments of $21. Rental expenses for this operating lease were approximately $254 and $252 during the years ended June 30, 1997 and 1998, respectively.


     The Company had a Bareboat Charter Agreement for the use of the Vegas Express. The original agreement commenced on April 22, 1998 and was to expire in April 1999, as amended. Charter payments were $100 per month until January 22, 1999 at which time they became $50 per month. Additionally,

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



beginning on January 22, 1999, the Company paid the owner of the Vegas Express $3.00 per passenger per month in excess of 12,000 passengers. Lease expenses for this Charter were approximately $0, $0 and $100 during the years ended June 30, 1996, 1997 and 1998, respectively, and $0 and $750 (unaudited) for the nine months ended March 31, 1998 and 1999, respectively. The Company purchased the corporation that owned the boat in May 1999 (Note 18).


     In addition, the Company has operating leases that expire through May 2002 for various office equipment, office facilities, dock and parking. These leases require monthly payments totaling $28.

     Future minimum lease payments pursuant to these leases are approximately as follows:

                                                                       RELATED
YEAR ENDING                                              NON-RELATED    PARTY
JUNE 30,                                                    PARTY      (NOTE 5)   TOTAL
-----------                                              -----------   --------   ------
1999...................................................    $1,104        $ 30     $1,134
2000...................................................       487          30        517
2001...................................................       356          30        386
2002...................................................       263          30        293
2003...................................................       264          10        274
Thereafter.............................................       431          --        431
                                                           ------        ----     ------
                                                           $2,905        $130     $3,035
                                                           ======        ====     ======

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

  Litigation


     The Company had an agreement with the first distributor which allowed the Company to sell machines to a second distributor for its own use. There is a disagreement between the Company and the first distributor as to whether or not the agreement set up an exclusive relationship. During the year ended June 30, 1997, the first distributor filed suit against the Company alleging breach of contract. During the year ended June 30, 1998, the United States District Court of South Carolina awarded a $3,065 judgement in favor of the first distributor. As such, the Company has increased the corresponding accrual to that amount plus interest by recording a charge to income in the amount of $2,779. In April 1999, the judgment was affirmed on appeal. The judgment was paid in full on May 26, 1999.



     On October 19, 1998, the former Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary ("Individual") of Technology filed a complaint against the Company in the United States District Court for the Northern District of Georgia alleging that the Company had breached an alleged employment agreement with the Individual because the Company granted incentive stock options to the Individual for 200,000 shares exercisable at $2.50 per share rather than nonqualified stock options for 200,000 shares exercisable at $1.00 per share. Further, the Individual alleges that the stock options he should have received should have been exercisable without being conditioned upon a particular schedule and should not have expired upon the termination of his employment. The Individual alleges that he has been damaged in an undetermined amount. The Company has filed an answer denying the claims and intends to vigorously defend the lawsuit.



     On June 10, 1998, the second distributor filed a complaint against the Company in the Court of Common Pleas for the Fifth Judicial Circuit, Richland County, State of South Carolina in which the second distributor alleges, among other things, that the Company breached a sales distribution agreement by not supplying the second distributor with Pot O Gold machines for resale in South Carolina and further the Company used

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



unfair and/or deceptive means of restraining trade in violation of the South Carolina Unfair Trade Practices Act by limiting the supply of Pot O Gold machines in South Carolina. The second distributor requests that it be granted damages in an amount to be determined at trial and that the damages be trebled. In interrogatory responses, the second distributor has alleged actual damages of approximately $1,300. At the same time it requested that it be granted a temporary restraining order and preliminary injunction against the Company.


     This litigation follows an earlier lawsuit regarding the same contract filed by the second distributor against the Company in South Carolina District Court on November 7, 1996 (the "Prior Litigation") which resulted in a jury verdict returned on October 30, 1997, in favor of the second distributor in the amount of $0.


     The Company had the lawsuit removed to the United States District Court for the District Court of South Carolina, Anderson Division. On September 2, 1998, the Court denied the second request for temporary restraining order and preliminary injunction. The Company has filed an Answer and Counterclaim in which it denies various allegations, asserts various affirmative defenses and counterclaims that the Company sold new Pot O Gold games as used games thereby constituting an unfair and deceptive act in trade or commerce in South Carolina in violation of the Unfair Trade Practices Act and that the second distributor's actions in selling Pot O Gold games in violation of the terms of the Agreement resulted in a judgment being entered against the Company in favor of the first distributor in the amount of $3,065. The Company requests that it be granted damages to be determined at trial and that the damages be trebled.


     On March 24, 1999, the Court struck various of the Company's answers as being res judicata or collaterally estopped because of the prior litigation between the second distributor and the Company and dismissed their counterclaims mentioned above. Each stricken paragraph contained a defense the essence of which was that the agreement between the second distributor and the Company distributor was either not biding or had been modified so as to prohibit the second distributor from reselling Pot-O-Gold machines in South Carolina. The order also struck the Company's counterclaims for violation of the South Carolina Unfair Trade Practices Act, contractual and common law indemnification, and tortuous interference with contract. The Company has filed a motion for reconsideration or in the alternative, for immediate appeal.


     On December 14, 1998, the Company filed a lawsuit against the first distributor in the Superior Court of Gwinnett County, State of Georgia in which the Company alleges that the first distributor breached the Exclusive Distribution Agreement dated November 27, 1995, by failing to pay the Company $2,667 for a portion of the memory board upgrade kits for Pot O Gold machines that the first distributor had ordered from the Company and by failing to pay the Company $5,040 for a portion of the Pot O Gold machines the first distributor had ordered from the Company. The Company also alleges that the first distributor misappropriated "trade secrets" of the Company and requests that it be granted damages to be proved at trial, interest and attorneys' fees, specific performance and an order enjoining the misappropriation.


     The first distributor has filed an answer and counterclaim in this action which the first distributor alleges that Leisure Time Technology has continued to breach the agreement, that Leisure Time Technology's breach was accompanied by a fraudulent act and that Leisure Time Technology committed fraudulent nondisclosure of material facts in connection with the agreement. The first distributor is claiming actual damages in an amount to be proved at trial for the loss of sales, for the diminution of the price of games sold by the first distributor due to a loss of exclusivity, for the refusal of Leisure Time Technology to sell games at the contract price and due to the sales by Collins and others in violation of the agreement. The first distributor is also requesting punitive damages. The first distributor's counterclaims are similar to the claims by the first distributor in the case in which the first distributor recovered a judgment in the amount of approximately $3,065. In that case, the Court made no finding of any fraudulent acts by Leisure Time Technology.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


     On March 25, 1999, the first distributor filed a complaint against the Company and a vice president of one of its subsidiaries in the Court of Common Pleas for the Fifth Judicial Circuit, Richland County, South Carolina, essentially repeating the allegations asserted in its counterclaim against the Company in the Gwinnett County, Georgia action. Specifically, the first distributor alleges that the Company breached the Distribution Agreement by continuing to sell Pot-O-Gold machines to the second distributor, directly selling machines in South Carolina and "illegally raising the prices of video games." The first distributor also alleges claims for breach of contract accompanied by a fraudulent act, fraudulent nondisclosure of a material fact and tortious interference with the first distributors alleged contracts with other companies. The first distributor seeks unspecified "past damages", actual damages, punitive damages and attorneys' fees.


     Any unfavorable outcome related to any outstanding litigation could have a material adverse effect on the financial condition of the Company.


  Guarantees

     In 1999, the Company entered into a series of agreements with a third party financing source to guarantee loans made to unaffiliated purchasers of gaming machines from the Company. $1,300 of loans have been guaranteed under these agreements at April 30, 1999.

     In June 1998, the Company entered into a purchase agreement for a hotel, with consideration approximating $1,020. As of June 30, 1998, the Company had $85 on deposit towards the purchase price. The remainder was paid as follows; $50 in July and August 1998, $290 in September 1998 and the balance by the execution of a promissory note in the amount of $545 bearing interest at 10% balance due in five years from the closing date.


  Employment Agreements


     The Company has entered into a five year employment agreement with the Company's president. The agreement contains an anti-dilutive provision that requires the issuance of additional options upon a change in control, as defined in the agreement. Additionally, upon a change in control, the officer has the option to cause the Company to repurchase all or any portion of the common stock owned by the officer at a price as defined in the agreement. This agreement is automatically renewed after the termination date for succeeding one year periods unless the Company or the officer gives written notice of nonrenewal.

     The Company has also entered into three year employment agreements with the Company's chief financial officer, compliance and licensing director, secretary, assistant secretary and another employee. The agreements contain anti-dilutive provisions that require the issuance of additional options upon a change in control, as defined in the agreement. Additionally, upon a change in control, the officers have the option to cause the Company to repurchase all or any portion of the common stock then owned by each officer at a price as defined in the agreement. These agreements are automatically renewed after the termination date for succeeding one year periods unless the Company or the officer gives written notice of nonrenewal.

     Nine other employees have employment agreements with the Company or its subsidiaries that expire at various times through February 2002.


  Consulting Agreement


     Effective March 1998, the Company entered into a consulting agreement with the former executive vice president ("Individual") of the Company. Pursuant to the consulting agreement, the Individual is required to provide a maximum of ten hours of management consulting per week for the Company and its subsidiaries. He

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


is to be paid $5 per month, plus an amount to maintain his current health insurance, and out-of-pocket expenses incurred by him in performing his consulting duties. This consulting agreement automatically terminates on December 31, 2008.


NOTE 11 -- BUSINESS AND CREDIT CONCENTRATIONS


     For the year ended June 30, 1997, two customers accounted for approximately 18% and 60% of the Company's total sales. As of June 30, 1997, the Company had approximately $75, or 8%, of total trade accounts receivable due from these two customers.


     For the year ended June 30, 1998, two customers accounted for approximately 23% and 47% of the Company's total sales. As of June 30, 1998, the Company had approximately $39, or 2%, of total trade accounts receivable due from these two customers.



     For the period ended March 31, 1999 (unaudited), three customers accounted for approximately 11%, 33% and 10%, respectively, of the Company's total sales. As of March 31, 1999, the Company had approximately $787, or 29%, of total trade accounts receivable due from these three customers.



     The majority of Leisure Time's sales of video gaming machines over the years ending June 30, 1997 and 1998 and for the nine months ending March 31, 1999, have been in South Carolina. For the years ending June 30, 1997 and 1998 and the nine months ended March 31, 1999, 78%, 67% and 66%, respectively, of the Company's sales were derived from South Carolina.



NOTE 12 -- STOCK OPTIONS AND WARRANTS



  Stock Option Plan


     The Company has a 1997 Incentive and Nonstatutory Stock Option Plan ("Plan") which authorizes the Company to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan allows for a total of 4,500,000 shares of Common Stock to be granted. The Plan is administered by the Company's Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of Common Stock subject to the option, and the terms and conditions of exercise. No incentive option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution and each incentive option is exercisable during the lifetime of the optionee only by such optionee.


  Stock Option Activity


     During the year ended June 30, 1997, the Company issued 1,100,648 stock options exercisable at prices ranging from $.10 to $2.80 per share, which represented fair market value at the respective dates of grant. These options expire from April 2002 through June 2007. No expense has been recognized for issuances to employees. However, for 130,000 options issued to non-employees, $59 of expense has been recognized at imputed values ranging from $.45 to $.48 per option, which approximated fair market value at the time of issuance prior to the acquisition of U.S. Games.

     During the year ended June 30, 1998, the Company issued 562,500 stock options exercisable at $6.00 per share, which represented fair value at the date of grant. These options expire June 2008.

     In November 1998 (unaudited), the Company issued 500,000 employee stock options exercisable at $6.00 per share, which approximated fair value. These options expire through December 2007.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


     In December 1998 (unaudited), the Company issued 190,000 employee stock options exercisable at $6.00 per share that expire from December 2003 through December 2007. $760 of compensation expense was recorded in connection with these options using a value of $10.00 per share.

     In January 1999 (unaudited), the Company issued 110,000 employee stock options exercisable at $6.00 per share that expire from January 2004 through January 2008. $440 of compensation expense was recorded in connection with these options using a value of $10.00 per share.


     In March 1999 (unaudited), the Company issued 50,000 employee stock options exercisable at $6.00 per share that expire from February 2004 through February 2007. $200 of compensation expense was recorded in connection with these options using a value of $10.00 per share.



     In March 1999 (unaudited), the Company issued 330,000 employee stock options exercisable at $10.00 per share, which approximated fair value. These options expire from March 2004 through March 2007.


  Stock Warrant Activity

     During the year ended June 30, 1997, the Company issued 142,413 common stock warrants in conjunction with various stock issuances. These warrants have exercise prices ranging from $1.00 to $2.80 per share and expire from June 1999 through May 2005. $26 of expense has been recognized as a result of issuances of 93,321 of common stock warrants to nonemployees in exchange for services provided. The imputed value of these warrants ranged from $.46 to $ .78 per warrant, which approximated fair value at the time of issuance prior to the acquisition of U.S. Games.

     During the year ended June 30, 1998, the Company issued 41,988 common stock warrants in conjunction with various stock issuances. These warrants have exercise prices of $2.50 per share, which approximated fair value, and expire from July 1999 through June 2000.


     During the period ended March 31, 1999 (unaudited), the Company issued 31,491 common stock warrants in conjunction with various debt conversions. These warrants have exercise prices of $2.50 per share and expire from July 2000 through March 2001.



     During the period ended March 31, 1999 (unaudited), 2,000 units containing 2,000 warrants and 2,000 shares of common stock, were sold for cash at $10.00 per unit. These warrants have exercise prices of $10.00 per share, which approximates fair value, and expire March 2002 (Note 13).

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



Stock Warrant Activity



     The following is a summary of options and warrants granted, exercised and expired:



                                                                                                              WEIGHTED
                                                     WEIGHTED        WEIGHTED                                 AVERAGE
                                                     AVERAGE       AVERAGE FAIR                            EXERCISE PRICE
                                                  EXERCISE PRICE     VALUE OF                                OF OPTIONS
                                                    OF OPTIONS     OPTIONS AND    CURRENTLY EXERCISABLE     AND WARRANTS
                                                       AND           WARRANTS     ----------------------    -- CURRENTLY
                            OPTIONS    WARRANTS      WARRANTS        GRANTED       OPTIONS     WARRANTS     EXERCISABLE
                           ---------   --------   --------------   ------------   ----------   ---------   --------------
Outstanding, June 30,
  1995...................  1,687,500   275,307        $1.44                       1,687,500     275,307        $1.44
                                                                                  ---------     -------        -----
  Granted................     20,000   129,929          .19             .40
                           ---------   -------        -----
Outstanding June 30,
  1996...................  1,707,500   405,236         1.53                       1,707,500     405,236         1.53
                                                                                  ---------     -------        -----
  Granted................  1,100,648   142,413          .84             .88
  Exercised..............         --   (32,500)         .03
                           ---------   -------        -----
Outstanding June 30,
  1997...................  2,808,148   515,149         1.80                       2,488,148     515,149         1.74
                                                                                  ---------     -------        -----
  Granted................    562,500    41,988          .92            2.34
  Exercised..............         --   (91,786)         .07
  Expired................         --   (36,329)         .03
                           ---------   -------        -----
Outstanding June 30,
  1998...................  3,370,648   429,022         1.91                       3,110,648     429,022         1.74
                                                                                  ---------     -------        -----
  Granted (unaudited)....    830,000    33,491          .45            2.13
  Granted at less than
    fair market value
    (unaudited)..........    350,000        --          .15            6.09
  Exercised
    (unaudited)..........       (100)  (60,090)         .13
  Expired (unaudited)....   (210,000)  (62,817)         .08
                           ---------   -------        -----
Outstanding March 31,
  1999 (unaudited).......  4,340,548   339,606        $3.56                       3,618,548     339,606        $1.17
                           =========   =======        =====                       =========     =======        =====



                                                        MARCH 31, 1999
                                 -------------------------------------------------------------
                                                                             OPTIONS AND
                                   OPTIONS AND WARRANTS OUTSTANDING      WARRANTS EXERCISABLE
                                 ------------------------------------   ----------------------
                                                           WEIGHTED
                                               WEIGHTED     AVERAGE                   WEIGHTED
                                               AVERAGE     REMAINING                  AVERAGE
     RANGE OF OPTIONS AND          NUMBER      EXERCISE   CONTRACTUAL     NUMBER      EXERCISE
    WARRANTS EXERCISE PRICE      OUTSTANDING    PRICE        LIFE       EXERCISABLE    PRICE
    -----------------------      -----------   --------   -----------   -----------   --------
$.10 - $2.80...................   2,935,654     $1.65      6.0 years     2,704,163     $1.58
$6.00 - $10.00.................   1,744,500      6.76      7.0 years     1,253,991      7.06
                                  ---------     -----      ---------    ----------     -----
                                  4,680,154     $3.56      6.4 years    $3,958,154     $1.17
                                  =========     =====                   ==========     =====


     The above table does not include 3,341,000 shares and warrants that may have originally been required to be issued upon the conversion of the 11% convertible promissory notes payable to individuals as discussed in Note 6. Upon conversion, 1,060,000 shares and 80,500 shares of common stock would have to be issued at $1.25 and $2.50 per share, respectively. Additionally, two sets of 1,060,000 common stock warrants would have been issued allowing the holders to purchase shares of the Company's common stock at $1.75 a share and 120% of the offering price of an initial public offering by the Company. In addition, 80,500 common stock warrants allowing the holder to purchase shares at $2.50 per share would have been issued. In January 1999, the Company paid off the majority of these convertible promissory notes payable in full. As such, the

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


Company believes that the conversion features that would have entitled the noteholders the right to acquire up to 3,180,000 shares of the Company's common stock have expired.


     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost is recognized for the issuances of stock options to employees when the exercise price approximates market. Pursuant to the Accounting Principles Board Opinion No. 25 ("APB 25"), the Company does recognize compensation expense on issuances of stock options to employees when the exercise price is less than the fair value, for the difference between the fair value of the stock and the option exercise price. During the period ended March 31, 1999, $1,400 of compensation expense was recognized.



     Had compensation cost for the Company's issuances of all stock options during the year ended June 30, 1997 and 1998 and the nine months ended March 31, 1999 (unaudited) been determined based on the fair value at the date of grant consistent with the provisions of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share for those periods would have been decreased (increased) to the pro forma amounts indicated below:



                                                             JUNE 30,
                                                         ----------------    MARCH 31,
                                                          1997     1998        1999
                                                         ------   -------   -----------
                                                                            (UNAUDITED)
Net income (loss) -- as reported.......................  $4,688   $  (929)    $3,237
Net income (loss) -- pro forma.........................   3,700    (1,431)     1,260
Earnings (loss) per share -- diluted -- as reported....     .65      (.21)       .42
Earnings (loss) per share -- diluted -- pro forma......     .48      (.32)       .16



     The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of options or warrants with the following assumptions used for grants through the nine months ended March 31, 1999: dividend yield of 0.0%; expected average annual volatility of 0.0%; average annual risk-free interest rate of 5.44%; and expected terms of 3 to 5 years.


NOTE 13 -- STOCKHOLDERS' EQUITY

  Preferred Stock


     The Company's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding common stock of the Company and make removal of the board of directors more difficult. As of March 31, 1999, no series of preferred stock has been designated and no shares of preferred stock are currently issued and outstanding.


  Common Stock Activity

     During the years ended June 30, 1996, 1997 and 1998, the Company sold 426,400, 167,400 and 33,900 shares of common stock, respectively, for cash at prices ranging from $.50 and $2.80 per share.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



     During the period ended March 31, 1999 (unaudited), the Company issued 60,190 shares of common stock in conjunction with the exercise of options and warrants for cash at prices ranging from $2.80 and $3.00 per share pursuant to the original agreements.



     During the period ended March 31, 1999 (unaudited), 2,000 units containing 2,000 shares of common stock and 2,000 warrants, were sold for cash at $10.00 per unit (Note 12).



     During the period ended March 31, 1999 (unaudited), 31,491 shares of common stock were issued at $2.50 per share in satisfaction of $79 of notes payable and accrued interest.


     During the years ended June 30, 1997 and 1998, the Company issued 85,292 and 99,874 shares of common stock, respectively, as extensions on notes payable and in conjunction with the conversion of certain notes payable. During the year ended June 30, 1997, 31,100, shares were issued at a value of $1.00 per share in connection with the extensions. During the years ended June 30, 1997 and 1998, 54,192 and 99,874 shares, respectively, were issued at rates ranging from $2.50 to $2.80 per share in satisfaction of $145 and $267, respectively, of notes payable and accrued interest.

     During the year ended June 30, 1997, officers of the Company forgave $875 of accrued officer wages related to prior years.

     In October 1996, the Company issued 38,080 shares of common stock in exchange for services provided. These shares were valued at $2.50 per share.

     In December 1996, the Company repurchased 100,000 shares of previously issued common stock at a rate of $2.00 per share.

     In June 1997, in connection with the acquisition of a certain vessel, the Company issued 150,000 shares of common stock valued at $2.50 a share.

NOTE 14 -- BUSINESS SEGMENTS


     As of the period ending March 31, 1999, the Company has two reportable segments: manufacturing and gaming. Prior to the period ended March 31, 1999, the Company had only one operational segment; therefore, reportable segment information is being presented only for the period ended March 31, 1999. The manufacturing segment is responsible for the development, manufacturing and sales of gaming equipment. The gaming segment operates gaming cruise ships and gaming routes. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.



     Operating results and other financial data are presented for the two reportable segments of the Company for the period ended March 31, 1999. Revenue includes sales to external customers within that segment. Cost of goods sold includes costs associated with revenue within the segments. Depreciation and amortization includes expenses related to depreciation and amortization directly allocated to the segment. Consolidated income tax expense and deferred tax assets are included with corporate and other.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


     Identifiable assets are those assets used in segment, corporate and other operations, which consist primarily of cash, receivables, inventory, prepaid expenses, machinery, equipment, deposits and intangibles.


                                                                    CORPORATE
                                          MANUFACTURING   GAMING    AND OTHER   CONSOLIDATED
                                          -------------   -------   ---------   ------------
March 31, 1999 (unaudited):
  Revenue...............................     $41,037      $ 3,738    $   281      $45,056
  Cost of goods sold....................      21,796          400        279       22,475
  Depreciation and amortization.........         893          357         44        1,294
  Selling, general and administrative
     expenses...........................       5,014        7,362      2,532       14,908
  Segment profit (loss).................      14,553       (3,836)    (7,480)       3,237
  Identifiable assets...................      14,846       10,964      4,030       29,840


NOTE 15 -- EARNINGS (LOSS) PER SHARE

     The following table sets forth the computation for basic and diluted earnings per share:


                                                                          FOR THE NINE MONTHS ENDED
                                           YEAR ENDED JUNE 30,                    MARCH 31,
                                   ------------------------------------   -------------------------
                                      1996         1997         1998         1998          1999
                                   ----------   ----------   ----------   -----------   -----------
                                                                                 (UNAUDITED)
Numerator
  Numerator for basic earnings
     per share -- net income
     (loss)......................  $   (1,397)  $    4,688   $     (929)  $      803    $    3,237
  Effect of interest saved on
     assumed conversion of
     convertible debt............          (A)         298           (A)          28             2
                                   ----------   ----------   ----------   ----------    ----------
  Numerator for diluted earnings
     per share -- adjusted net
     income (loss)...............  $   (1,397)  $    4,986   $     (929)  $      831    $    3,239
                                   ==========   ==========   ==========   ==========    ==========
Denominator
  Denominator for basic earnings
     per share -- weighted
     average shares..............   4,010,650    4,343,397    4,516,528    4,505,380     4,663,648
  Effect of weighted average
     dilutive securities
     Options and warrants........          (A)   2,418,609           (A)   4,193,423     3,009,071
     Convertible debt............          (A)     902,897           (A)   1,140,500        53,667
                                   ----------   ----------   ----------   ----------    ----------
  Denominator for diluted
     earnings per
     share -- adjusted weighted
     average shares..............   4,010,650    7,664,903    4,516,528    9,839,303     7,726,386
                                   ==========   ==========   ==========   ==========    ==========
  Basic earnings (loss) per
     share.......................  $     (.35)  $     1.08   $     (.21)  $      .18    $      .69
                                   ==========   ==========   ==========   ==========    ==========
  Diluted earnings (loss) per
     share.......................  $     (.35)  $      .65   $     (.21)  $      .08    $      .42
                                   ==========   ==========   ==========   ==========    ==========


---------------


(A) Where the inclusion of potential common shares and other adjustments is antidilutive, such shares are excluded from the computation.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)


NOTE 16 -- RETIREMENT SAVINGS PLAN

     The Company has a defined contribution retirement savings plan which covers all employees age 21 or older with 1,000 hours of annual service. The Company matches 50% of each $1.00 that the employee contributes up to 6% of compensation. Company contributions vest as follows:

                  YEARS OF SERVICE                     VESTED
                  ----------------                     ------
1....................................................   25%
2....................................................   25%
3....................................................   25%
4....................................................   25%


     Contributions for the years ending June 30, 1997 and 1998 were $103 and $85, respectively, and for the nine months ending March 31, 1998 and 1999 were $0 and $56, respectively.



NOTE 17 -- BUSINESS ACQUISITION



     On September 13, 1996, the Company acquired the outstanding stock of U.S. Games, Inc. ("Subsidiary"), a Georgia corporation. Total consideration was approximately $1,700 in cash at closing, contingent payments which totaled $2,496 and $4,128 in notes payable.



     The contingent payments were required based upon sales of Pot-O-Gold(TM) machines and were satisfied in the year ended June 30, 1997.



     In addition to the purchase of stock, the Company assumed deferred compensation agreements with certain employees of the Subsidiary (Note 7) and entered into a non compete agreement with the former stockholder of the Subsidiary (Note 7).



     In order to generate a portion of the necessary cash for the acquisition, the Company borrowed $1,610 pursuant to 11% convertible promissory note payable agreements due May 30, and September 1, 1999. These notes were convertible into units, at prices of $1.25 and $2.50 per unit, consisting of one share of common stock and warrants allowing the holder to purchase shares of the Company's stock at prices of $1.75, $2.50 and 120% of the offering price of an initial public offering by the Company. A majority of these notes contained an anti-dilutive provision that required the issuance of additional warrants upon conversion under certain circumstances after shares, options and warrants exceed 10,000,000 shares of common stock outstanding exclusive of the 120% warrants. No value was ascribed to the warrant as the Company was selling stock for cash immediately prior to the acquisition at prices less than $1.25 per share.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



     The following details the net assets acquired as of September 13, 1996, pursuant to the acquisition:



Cash........................................................    $   372
Accounts receivable, net....................................        371
Inventory...................................................      1,517
Property, plant and equipment, net..........................        314
Other assets................................................      1,952
Liabilities.................................................     (2,300)
Notes payable sellers.......................................     (4,128)
                                                                -------
Deficit at date of purchase.................................     (1,902)
Total consideration paid for stock..........................     (4,196)
                                                                -------
          Net goodwill......................................    $ 6,098
                                                                =======



     This transfer has been accounted for as a purchase and the results of operations of the Subsidiary are included from the date of acquisition, September 13, 1996. Goodwill is being amortized over 10 years.



     The following unaudited pro forma data summarizes the results of operations for the periods indicated as if the acquisition of Leisure Time Technology, Inc. had been completed as of the beginning of the periods presented. The pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include depreciation of fixed assets, amortization of intangibles and additional interest expense. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition occurred as of the beginning of the periods presented or that may be obtained in the future.



                                                                  JUNE 30,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Revenues....................................................  $28,292   $32,532
Net income..................................................      590     4,216
Basic earnings per share....................................      .15       .97
Diluted earnings per share..................................      .15       .55



NOTE 18 -- SUBSEQUENT EVENTS



  Acquisition



     In April 1999, Casinos acquired all of the outstanding stock of Leisure Time Financial Corp. (f/k/a RP Capital Corporation) from David M. Pote in exchange for 100,000 shares of Casinos' common stock and an option to purchase 100,000 shares of common stock at $6.00 per share with an imputed value of $400,000 based on a fair value of $10.00 per share. The option vests as to 20,000 shares on each of the first through fifth anniversaries of the grant date and expires ten years after each respective vesting date. The option terminates as to any unvested portion if Mr. Pote ceases to be either a director, officer or employee of Casinos or one of its subsidiaries. In addition, Casinos provided additional funding to Leisure Time Financial Corp. and Leisure Time Financial Corp. paid Mr. Pote approximately $153,000 due on a loan from Mr. Pote to Leisure Time Financial Corp. Leisure Time Financial Corp. and Mr. Pote entered into a three-year employment agreement in April 1999 under which Mr. Pote serves as the Senior Vice President of Leisure Time Financial Corp. The employment agreement contains a non-competition clause prohibiting Mr. Pote from competing with Casinos during the term of the employment agreement and for a period of six months thereafter.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


       (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND 1999 IS UNAUDITED)



  Purchase Agreements



     In May 1999, the Company purchased all the issued and outstanding shares of Florida Casino Cruises, Inc. ("Owner") the corporation that owns the Vegas Express for total consideration valued at $5,086. The consideration consisted of $4,169, 80,000 shares of the Company's common stock valued at $10 per share and warrants to purchase an additional 80,000 shares of the Company's common stock at a price of $10 per share with an imputed value of $117. These warrants expire in three years. As of March 31, 1999, the Company had advanced $2,069 of the purchase price to the Owner which was represented by a third mortgage on the vessel. Additionally, the Company will assume responsibility for any disclosed and undisclosed accounts payable relating to the vessel up to $1,450 plus 50% of any amounts in excess of $1,450 and the assumption of a bank mortgage in the amount of $1,300. In addition to the monthly charter payments payable under the Bareboat Charter agreement, the Company has made payments totaling $270 to a former stockholder of the Owner. In addition, the Company made the monthly payment for July 1998 related to the second mortgage on the vessel in the amount of $45.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder
Leisure Time Technology, Inc.
(f/k/a U.S. Games, Inc.)

     We have audited the accompanying balance sheets of Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) as of June 30, 1996 and September 13, 1996 and the related statements of operations, stockholder's equity, and cash flows for the year then ended and the period from July 1, 1996 to September 13, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) at June 30, 1996 and September 13, 1996, and the results of its operations and its cash flows for the year then ended and the period from July 1, 1996 to September 13, 1996 in conformity with generally accepted accounting principles.

                                            Ehrhardt Keefe Steiner & Hottman PC

August 15, 1997
Denver, Colorado

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS


                                                              JUNE 30,   SEPTEMBER 13,
                                                                1996         1996
                                                              --------   -------------
Current assets
  Cash......................................................   $4,158       $  372
  Trade accounts receivable, less allowance for doubtful
     accounts of $26 at June 30 and September 13, 1996,
     respectively...........................................      219          371
  Other receivables.........................................      116           --
  Inventories (Note 2)......................................    1,725        1,517
  Income taxes refundable...................................      249          365
  Prepaid expenses and other................................       78           75
  Deferred tax asset (Note 5)...............................      188          626
                                                               ------       ------
          Total current assets..............................    6,733        3,326
                                                               ------       ------
Property and equipment
  Machinery and equipment...................................      681          687
  Leasehold improvements....................................       37           41
                                                               ------       ------
                                                                  718          728
  Less accumulated depreciation.............................     (391)        (414)
                                                               ------       ------
          Net property and equipment........................      327          314
Purchased software, less accumulated amortization of $637
  and $724 at June 30, and September 13, 1996, respectively
  (Note 4)..................................................      576          489
Debt issuance cost, less accumulated amortization of $293 at
  June 30, 1996.............................................       49           --
Other assets................................................      233          353
                                                               ------       ------
                                                               $7,918       $4,482
                                                               ======       ======
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current installments of long-term liabilities (Note 6)....   $   --       $  119
  Trade accounts payable....................................      441          324
  Accrued expenses (Note 3).................................      987          579
                                                               ------       ------
          Total current liabilities.........................    1,428        1,022
Other long-term liabilities (Note 6)........................       --        1,234
                                                               ------       ------
          Total long-term liabilities.......................       --        1,234
                                                               ------       ------
          Total liabilities.................................    1,428        2,256
                                                               ------       ------
Commitments and contingencies (Notes 6 and 7)
Stockholder's equity (Note 9)
  Common stock, no par value; 5,000,000 shares authorized;
     688,850 shares issued..................................       --           --
  Paid-in capital...........................................      820           --
  Retained earnings.........................................    5,712        2,226
  Treasury stock, 350 common shares, at cost................      (42)          --
                                                               ------       ------
          Total stockholders' equity........................    6,490        2,226
                                                               ------       ------
                                                               $7,918       $4,482
                                                               ======       ======


                       See notes to financial statements.

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                              FOR THE YEAR   FOR THE PERIOD
                                                                 ENDED       FROM JULY 1, TO
                                                                JUNE 30,      SEPTEMBER 13,
                                                                  1996            1996
                                                              ------------   ---------------
Revenue.....................................................    $28,291          $ 2,671
Cost of goods sold..........................................     15,677            1,300
                                                                -------          -------
  Gross profit..............................................     12,614            1,371
                                                                -------          -------
Selling, general and administrative expenses................      8,284            1,502
Deferred compensation (Note 6)..............................         --            1,354
Research and development costs..............................        800              132
Interest expense, net.......................................         74                9
                                                                -------          -------
          Total operating expenses..........................      9,158            2,997
                                                                -------          -------
Income (loss) before income taxes...........................      3,456           (1,626)
Income tax expense (Note 5).................................     (1,293)             554
                                                                -------          -------
          Net income (loss).................................    $ 2,163          $(1,072)
                                                                =======          =======
Earnings (loss) per share -- basic and diluted..............    $  3.14          $ (1.56)
                                                                =======          =======
Weighted average number of common shares outstanding --basic
  and diluted...............................................    688,850          688,850
                                                                =======          =======


                       See notes to financial statements.

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                       STATEMENT OF STOCKHOLDER'S EQUITY
                       YEARS ENDED JUNE 30, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                       COMMON STOCK                                          TOTAL
                                     -----------------   PAID-IN   RETAINED   TREASURY   STOCKHOLDER'S
                                      SHARES    AMOUNT   CAPITAL   EARNINGS    STOCK        EQUITY
                                     --------   ------   -------   --------   --------   -------------
Balances at June 30, 1995..........   688,850   $  --     $ 343    $ 3,549      $(42)       $ 3,850
Income tax benefit related to the
  exercise of non-qualified stock
  options..........................        --      --       477         --        --            477
Net income.........................        --      --        --      2,163        --          2,163
                                     --------   -----     -----    -------      ----        -------
Balances at June 30, 1996..........   688,850      --       820      5,712       (42)         6,490
Exercise of options and warrants at
  prices ranging from $.01 to $3.60
  (Note 9).........................   343,998     862        --         --        --            862
Purchase of common stock recorded
  at cost (Note 10)................  (343,998)   (862)     (820)    (2,415)       42         (4,055)
Net loss for period from July 1,
  1996 to September 13, 1996.......        --      --        --     (1,072)       --         (1,072)
                                     --------   -----     -----    -------      ----        -------
Balance at September 13, 1996......   688,850   $  --     $  --    $ 2,225      $ --        $ 2,225
                                     ========   =====     =====    =======      ====        =======


                       See notes to financial statements.

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                            STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                               FOR THE PERIOD
                                                               FOR THE YEAR    FROM JULY 1, TO
                                                              ENDED JUNE 30,    SEPTEMBER 13,
                                                                   1996             1996
                                                              --------------   ---------------
Cash flows from operating activities
  Net income (loss).........................................      $2,163           $(1,072)
                                                                  ------           -------
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation and amortization..........................         672                77
     Deferred compensation agreement........................          --             1,353
     Deferred tax benefit...................................        (113)             (438)
     Changes in assets and liabilities
       Trade accounts receivable............................       2,236              (152)
       Inventories..........................................        (108)              208
       Income taxes refundable..............................         227                --
       Prepaid expenses.....................................         (46)             (113)
       Other receivables....................................        (115)              116
       Trade accounts payable...............................        (238)             (117)
       Accrued expenses.....................................         200              (408)
       Income taxes payable.................................         (33)               --
                                                                  ------           -------
                                                                   2,682               526
                                                                  ------           -------
          Net cash provided by (used in) operating
             activities.....................................       4,845              (546)
                                                                  ------           -------
Cash flows from investing activities
  Capital expenditures......................................        (112)              (64)
  Other assets..............................................        (100)               16
  Purchase of software......................................         (10)               --
                                                                  ------           -------
          Net cash used in investing activities.............        (222)              (48)
                                                                  ------           -------
Cash flows from financing activities
  Payments on notes payable.................................        (500)               --
  Payments on long-term debt................................        (150)               --
  Repurchase of common stock................................          --            (3,192)
                                                                  ------           -------
          Net cash used in financing activities.............        (650)           (3,192)
                                                                  ------           -------
Net increase (decrease) in cash.............................       3,973            (3,786)
Cash at beginning of year...................................         185             4,158
                                                                  ------           -------
Cash at end of year.........................................      $4,158           $   372
                                                                  ======           =======


                       See notes to financial statements.

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                    STATEMENTS OF CASH FLOWS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Supplemental disclosure of cash flow information


          Cash paid during 1996 and the period from July 1, 1996 to September 13, 1996 for interest was $28 and $53, respectively.



          Cash paid during 1996 and the period from July 1, 1996 to September 13, 1996 for income taxes was $1,311 and $189, respectively.


Supplemental disclosures of non cash financing and investing activities

          During the year ended June 30, 1996, the Company recorded a debt issuance cost of $342 in exchange for warrants with a fair market value of $342 in connection with obtaining a line-of-credit.

          During the year ended June 30, 1996, the Company recorded a credit to paid-in-capital in the amount of $477 for the income tax benefit related to stock options.

                       See notes to financial statements.

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) (the "Company"), develops, manufactures and sells video amusement games and video gaming machines. The Company is licensed to sell video gaming machines in Michigan, Minnesota, New York, North Carolina, and Wisconsin and is in compliance with South Carolina regulations regarding the sale of gaming machines. The Company is in the process of becoming licensed in Arizona, Mississippi, Montana, Nevada and Ontario, and has established relationships for international sales in Europe and South America.

     On September 13, 1996, the Company was acquired by Leisure Time Casinos & Resorts, Inc. and operates as a wholly owned subsidiary (Note 10).

  Inventories

     Inventories are stated at the lower of cost or market and consist primarily of raw material, work in process and finished goods. Work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. Cost is determined using the first-in, first-out method for all inventories.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation on equipment is calculated using the straight-line method over the estimated lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

  Purchased Software

     Purchased software is being amortized over a period of three years.

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Revenue Recognition

     Revenue is recognized as products are shipped.

  Research and Development

     All research and development costs are expensed as incurred.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of temporary cash investments. The Company places its cash investments with high credit quality financial institutions and, by policy limits the amount of credit exposure to any one institution.

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain reclassifications have been made to the 1996 financial statements in order to conform to the September 13, 1996 presentation.

NOTE 2 -- INVENTORIES

     Inventories consist of the following:


                                                              JUNE 30,   SEPTEMBER 13,
                                                                1996         1996
                                                              --------   -------------
Raw materials...............................................   $1,211       $1,023
Work-in-process.............................................       98          144
Finished goods..............................................      526          460
                                                               ------       ------
          Total.............................................    1,835        1,627
Inventory reserve...........................................     (110)        (110)
                                                               ------       ------
                                                               $1,725       $1,517
                                                               ======       ======


NOTE 3 -- ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                              JUNE 30,   SEPTEMBER 13,
                                                                1996         1996
                                                              --------   -------------
Accrued wages and benefits..................................    $159         $ 74
Deferred compensation.......................................     152           --
Advanced deposits...........................................     116           --
Other accrued expenses......................................     560          505
                                                                ----         ----
                                                                $987         $579
                                                                ====         ====


NOTE 4 -- PURCHASED SOFTWARE

     The Company recorded an intangible asset of approximately $1,200 for software rights and source code. The asset is being amortized over three years and has net balances of $576 and $489 at June 30, 1996 and September 13, 1996, respectively. Prior to the purchase of the software and source code, the Company paid royalties for the use of the software.

NOTE 5 -- INCOME TAXES

     Due to the acquisition (Note 10), the Company will be included in the consolidated tax return with the Parent for the period after the date of acquisition. The accompanying tax provision has been computed assuming that the Company files on a separate return basis.

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense (benefit) for the year ended June 30, 1996 and the period from July 1, 1996 to September 13, 1996 consists of:


                                                              JUNE 30,   SEPTEMBER 13,
                                                                1996         1996
                                                              --------   -------------
Current
  U.S. Federal..............................................   $1,176        $(109)
  State and local...........................................      230           (7)
                                                               ------        -----
                                                                1,406         (116)
                                                               ------        -----
Deferred
  U.S. Federal..............................................     (106)        (411)
  State and local...........................................       (7)         (27)
                                                               ------        -----
                                                                 (113)        (438)
                                                               ------        -----
                                                               $1,293        $(554)
                                                               ======        =====


     Actual income tax expense differs from expected income tax expense (computed by applying the U.S. Federal statutory income tax rate of 34% to income before income taxes), as follows:


                                                              JUNE 30,   SEPTEMBER 13,
                                                                1996         1996
                                                              --------   -------------
Computed expected income tax expense........................    34.0%        34.0%
Increase (decrease) in income tax expense resulting from
  State income taxes, net of federal income tax effect......     5.2           --
  Nondeductible expenses....................................      .5           --
  Other.....................................................    (2.3)          --
                                                                ----         ----
                                                                37.4%        34.0%
                                                                ====         ====


     The net deferred tax asset liability in the accompanying balance sheets includes the following deferred tax assets and liabilities:


                                                              JUNE 30,   SEPTEMBER 13,
                                                                1996         1996
                                                              --------   -------------
Current deferred taxes
  Current deferred tax asset................................   $ 375         $626
  Current deferred tax liability............................    (187)          --
                                                               -----         ----
          Net current deferred tax asset....................   $ 188         $626
                                                               =====         ====


     The principal temporary differences that result in the above deferred tax assets and liabilities are differences in the methods for calculating depreciation, amortization and certain expenses accrued for financial reporting purposes not deductible for tax purposes until paid.

     The Company generated net operating loss carryforwards of $328 based upon operations from July 1, 1996 through September 13, 1996.

NOTE 6 -- LONG-TERM LIABILITIES

  Deferred Compensation Contracts

     The Company entered into $1,644 (undiscounted) of deferred compensation contracts with certain individuals. These contracts provide for the payment of defined amounts, generally for up to a period of six years commencing on a monthly basis in November 1996. Initially, the payments will be computed based on the number of Pot-O-Gold(TM) machines sold each month multiplied by the agreed upon rate for the amount

                         LEISURE TIME TECHNOLOGY, INC.
                            (F/K/A U.S. GAMES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

sold. As of March 1, 1997, the amounts will be computed by taking a percentage of the previous month's gross sales. The present value of the future amounts estimated to be payable were accrued for financial reporting purposes at an imputed interest rate of 6.64%, and originally amounted to $1,353 (discounted).


     A summary of long-term liabilities at September 13, 1996 are as follows:



                                                                     CURRENT   LONG-TERM
                                                            TOTAL    PORTION    PORTION
                                                            ------   -------   ---------
Deferred compensation contracts...........................  $1,353    $119      $1,234
                                                            ======    ====      ======


NOTE 7 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Company has a noncancellable operating lease for its office space that expires January 31, 1998. Rental expenses for this operating lease were approximately $234 and $43 during the year ended June 30, 1996 and for the period from July 1, 1996 to September 13, 1996, respectively.

     Future lease payments under the operating lease are approximately $365.

  Litigation

     The Company has an agreement with a distributor which allowed the Company to sell machines to a second company for their own use. There is a disagreement between the Company and its distributor as to whether or not the agreement set up an exclusive relationship. In the opinion of counsel and management, neither disagreement will result in material losses in excess of amounts provided for in the accompanying financial statements.

  Profit Sharing

     The Company has a profit sharing plan which covers substantially all employees. Contributions are determined at the sole discretion of management and are charged to current operations. Contributions were $48 for the year ended June 30, 1996.

     Additionally, the Company has a 401(k) feature. This feature does not create an obligation for the Company.

     In 1996, two customers accounted for approximately 27% and 53% of the Company's total sales.


     For the period July 1, 1996 to September 13, 1996, two customers accounted for approximately 18% and 60% of the Company's total sales.


NOTE 9 -- STOCKHOLDERS' EQUITY

     Prior to the acquisition, options and warrants to acquire 343,998 shares of the Company's common stock were exercised for $862.

NOTE 10 -- BUSINESS ACQUISITION


     On September 13, 1996, the Company was acquired by Leisure Time Casinos and Resorts, Inc.



     In connection with the acquisition, shares which had been issued upon the exercise of options and warrants were repurchased for $4,055.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Florida Casino Cruises, Inc.
Naples, Florida

     We have audited the accompanying balance sheet of Florida Casino Cruises, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Casino Cruises, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, at December 31, 1998, the Company had a stockholders' deficit of $5,599 and a net deficiency in working capital that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

                                            Ehrhardt Keefe Steiner & Hottman
                                            P.C.

April 8, 1999
Denver, Colorado

                          FLORIDA CASINO CRUISES, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS


                                                                DECEMBER 31,
                                                              -----------------    MARCH 31,
                                                               1997      1998        1999
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
Current assets
  Cash......................................................  $     1   $    --     $    --
  Cash -- restricted........................................       --       207         163
  Accounts receivable.......................................        2         2           2
  Prepaid expenses..........................................       15        --          --
                                                              -------   -------     -------
          Total current assets..............................       18       209         165
                                                              -------   -------     -------
Property and equipment (Notes 3 and 5)......................    4,471     4,388       4,757
  Less accumulated depreciation.............................   (1,933)   (2,371)     (2,485)
                                                              -------   -------     -------
          Total property and equipment......................    2,538     2,017       2,272
                                                              -------   -------     -------
Other assets
  Deposits..................................................       10         1          --
  Loan acquisition fee, net of accumulated amortization of
     $3 (1997), $6 (1998) and $14 (1999)....................       26        16          15
                                                              -------   -------     -------
          Total other assets................................       36        17          15
                                                              -------   -------     -------
Total assets................................................  $ 2,592   $ 2,243     $ 2,452
                                                              =======   =======     =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable -- stockholder (Note 4)......................  $ 2,341   $ 2,191     $ 2,191
  Mortgage payable -- related party (Note 4)................      700        --          --
  Current portion of long-term debt (Note 5)................      609       855         855
  Accounts payable..........................................      806       646         657
  Accrued expenses..........................................      607       834         874
  Accrued interest -- stockholder (Note 4)..................      406       646         646
                                                              -------   -------     -------
          Total current liabilities.........................    5,469     5,172       5,223
Long-term liabilities
  Notes payable (Note 5)....................................    1,621       970         834
  Other liabilities (Note 9)................................      357     1,700       2,069
                                                              -------   -------     -------
          Total long-term liabilities.......................    1,978     2,670       2,903
                                                              -------   -------     -------
Total liabilities...........................................    7,447     7,842       8,126
                                                              -------   -------     -------
Commitments and contingencies (Note 8)
Stockholders' deficit
  Common stock, $1 par value, 130 shares authorized, 79
     shares issued and outstanding..........................       --        --          --
  Additional paid-in capital................................      430       430         430
  Accumulated deficit.......................................   (5,285)   (6,029)     (6,104)
                                                              -------   -------     -------
                                                               (4,855)   (5,599)     (5,674)
                                                              -------   -------     -------
Total liabilities and stockholders' deficit.................  $ 2,592   $ 2,243     $ 2,452
                                                              =======   =======     =======


                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                       FOR THE YEARS ENDED    NINE MONTHS ENDED
                                                           DECEMBER 31,           MARCH 31,
                                                       --------------------   ------------------
                                                         1997        1998       1998      1999
                                                       ---------   --------   --------   -------
                                                                                 (UNAUDITED)
Sales revenue........................................  $  2,396    $    --    $    342   $    --
Cost of sales........................................     1,143         --         163        --
                                                       --------    -------    --------   -------
          Gross profit...............................     1,253         --         179        --
Operating expenses
  General and administrative expenses................     2,761        793       1,566       544
  Litigation expenses (Note 8).......................       527        225          --        --
  Loss on abandonment of assets......................       814         --          70         4
  Interest expense, net..............................       442        426         327       300
                                                       --------    -------    --------   -------
          Total operating expenses...................     4,544      1,444       1,963       848
                                                       --------    -------    --------   -------
Net loss before other income.........................    (3,291)    (1,444)     (1,784)     (848)
Other revenue
  Miscellaneous income (expense).....................        --         --        (270)       14
  Bareboat charter income (Note 7)...................        --        700          --       750
                                                       --------    -------    --------   -------
          Total other revenue........................        --        700        (270)      764
                                                       --------    -------    --------   -------
Net loss.............................................  $ (3,291)   $  (744)   $ (2,054)  $   (84)
                                                       ========    =======    ========   =======
Loss per share -- basic and diluted..................  $(30,757)   $(9,418)   $(26,000)  $(1,063)
                                                       ========    =======    ========   =======
Weighted average number of common shares
  outstanding -- basic and diluted...................       107         79          79        79
                                                       ========    =======    ========   =======


                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                               ACCUMULATED
                                                      COMMON STOCK     ADDITIONAL               DEFICIT/
                                                     ---------------    PAID-IN     TREASURY    RETAINED
                                                     SHARES   AMOUNT    CAPITAL      STOCK      EARNINGS      TOTAL
                                                     ------   ------   ----------   --------   -----------   -------
Balance -- December 31, 1996.......................    121    $  --      $ 680       $  --       $(1,044)    $  (364)
Common stock repurchased from stockholder (Note
  9)...............................................    (42)      --       (250)         --          (950)     (1,200)
Net loss for the year..............................     --       --         --          --        (3,291)     (3,291)
                                                     -----    -----      -----       -----       -------     -------
Balance -- December 31, 1997.......................     79       --        430          --        (5,285)     (4,855)
Net loss for the year..............................     --       --         --          --          (744)       (744)
                                                     -----    -----      -----       -----       -------     -------
Balance -- December 31, 1998.......................     79       --        430          --        (6,029)     (5,599)
Net loss for the three months ended March 31, 1999
  (unaudited)......................................     --       --         --          --           (75)        (75)
                                                     -----    -----      -----       -----       -------     -------
Balance -- March 31, 1999 (unaudited)..............     79    $  --      $ 430       $  --       $(6,104)    $(5,674)
                                                     =====    =====      =====       =====       =======     =======


                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                            STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                           FOR THE YEARS ENDED    NINE MONTHS ENDED
                                                               DECEMBER 31,           MARCH 31,
                                                           --------------------   -----------------
                                                             1997        1998       1998      1999
                                                           ---------   --------   --------   ------
                                                                                     (UNAUDITED)
Cash flows from operating activities
  Net (loss) income......................................   $(3,291)    $ (744)   $(2,054)   $ (84)
                                                            -------     ------    -------    -----
  Adjustments to reconcile net loss to cash (used by)
     provided by operating activities
     Write off of start-up costs.........................        76         --         --       --
     Loss on disposition of fixed assets.................       860         63        557       40
     Depreciation and amortization.......................       666        464        340      331
     Changes in certain assets and liabilities --
       Accounts receivable...............................       225         --        113       --
       Inventories.......................................        25         --         13       --
       Prepaids..........................................       122         16         77        1
       Other current assets..............................        10          9         15        1
       Accounts payable..................................       522       (160)       111      (70)
       Other accrued expenses............................       725        467        611      195
                                                            -------     ------    -------    -----
                                                              3,231        859      1,837      498
                                                            -------     ------    -------    -----
          Net cash (used by) provided by operating
            activities...................................       (60)       115       (217)     414
                                                            -------     ------    -------    -----
Cash flows from investing activities
  Purchase of equipment..................................      (448)        --       (448)      --
  Proceeds from fixed asset sale.........................         5          3         --       --
                                                            -------     ------    -------    -----
          Net cash (used by) provided by investing
            activities...................................      (443)         3       (448)      --
                                                            -------     ------    -------    -----
Cash flows from financing activities
  Proceeds from long-term debt -- stockholder............       465       (150)       389     (281)
  Advances received (Note 10)............................       881      1,343      1,035       --
  Payment on long-term debt..............................      (525)      (405)      (421)     (74)
  Payments on note payable -- stockholder................      (500)      (700)      (400)      --
                                                            -------     ------    -------    -----
          Net cash provided by financing activities......       321         88        603     (355)
                                                            -------     ------    -------    -----
Net (decrease) increase in cash..........................      (182)       206        (62)      59
Cash and cash equivalents -- beginning of year...........       183          1         91      104
                                                            -------     ------    -------    -----
Cash and cash equivalents -- end of year.................   $     1     $  207    $    29    $ 163
                                                            =======     ======    =======    =====


     Supplemental disclosures:

          Interest paid during December 31, 1997 and 1998 was $50 and $176, respectively.


          Interest paid during the nine months ended March 31, 1998 and 1999 was $171 and $257, respectively.


     Schedule of non-cash investing activities:

          During the year ended December 31, 1997, long-term debt was incurred to finance the acquisition of treasury stock for $1,200.

                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                         NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Florida Casino Cruises, Inc. (the Company), a Georgia corporation, owns and operates the ship Vegas Express, which operated out of the port of Dania, Florida in 1997 and operates out of the port of Gloucester Massachusetts in 1998. The Vegas Express makes daily cruises into international water where it provides its passengers with various "Las Vegas" style gambling and entertainment. The Company began its operations in 1993.

  Restricted Cash

     The Company has restricted cash pursuant to the Charter Hire of the vessel. The monthly charter payment is being deposited in an account titled Leisure Express Cruise, LLC and monies are used for vessel mortgage and expenses.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the financial statements do not include a provision for income taxes because the earnings and losses are included in the stockholders' personal income tax returns and are based on their personal tax strategies.

  Property and Equipment

     The ship is depreciated over fifteen years using the straight-line method. Ship improvements, related equipment and other equipment are recorded at cost and are depreciated over their estimated useful lives, which range from five to ten years.

  Revenue Recognition

     Casino revenue consists of net gaming wins. Food and beverage revenue include the aggregate amounts generated by those departments.

     Casino promotional allowances consist principally of the retail value of complimentary food and beverages, admissions and entertainment provided to casino patrons.

     Unearned cruise revenue, which represents customer cruise deposits, is included in the balance sheet when received and is recognized as passenger fare or food revenue upon completion of the voyage.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Drydock Costs

     The Company uses the deferral method to account for major repairs and maintenance in drydock whereby costs are capitalized when incurred and amortized over the period to the next drydock.

                          FLORIDA CASINO CRUISES, INC.

NOTE 2 -- CONTINUED OPERATIONS

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as shown in the accompanying financial statements, the Company has an accumulated deficit of $6,029 and a deficit in stockholders' equity of $5,599 through December 31, 1998. In addition, total current liabilities exceed total current assets by approximately $4,963.

     In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn are dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     The Company has entered into an agreement to lease the vessel through April 1999 and the sole shareholder of the Company entered into an agreement to sell the stock of the Company at the end of the lease (Notes 7 and 10).

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Property and equipment
  Casino equipment..........................................  $   665   $   595
  Ship and related equipment................................    3,277     3,264
  Dock improvements.........................................      437       437
  Leasehold improvements....................................       92        92
                                                              -------   -------
                                                                4,471     4,388
  Less accumulated depreciation.............................   (1,933)   (2,371)
                                                              -------   -------
                                                              $ 2,538   $ 2,017
                                                              =======   =======

NOTE 4 -- RELATED PARTY

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1998
                                                              ------   ------
Note Payable -- Stockholder
  Note payable -- stockholder, interest at 10% per annum;
     all unpaid principal and interest due on demand;
     without collateral. Accrued interest of $406 (1997) and
     $646 (1998)............................................  $2,341   $2,191
Mortgage Payable
  Mortgage payable -- stockholder, paid in full in 1998.....     700       --
                                                              ------   ------
                                                              $3,041   $2,191
                                                              ======   ======

                          FLORIDA CASINO CRUISES, INC.

NOTE 5 -- LONG-TERM DEBT

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1998
                                                              ------   ------
Note payable -- insurance note, paid in full in 1998........  $   10   $   --
Note payable -- vendor, paid in full in 1998................      50       --
Note payable -- bank, interest at prime plus 2%, (which was
  10.5% at December 31, 1998) payable in monthly payments of interest and principal of $45 due November 2007,
  collateralized by ship Vegas Express......................   1,735    1,390
Note payable vendor, interest at 10%, monthly payments of
  interest and principal of $17, due May 1999,
  collateralized by slot machines...........................     435      435
                                                              ------   ------
                                                               2,230    1,825
Less current portion........................................    (609)    (855)
                                                              ------   ------
          Total long-term debt..............................  $1,621   $  970
                                                              ======   ======

     The aggregate annual maturities of long-term debt at December 31, 1998, are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1999........................................................   $  855
2000........................................................      500
2001........................................................      470
                                                               ------
                                                               $1,825
                                                               ======

NOTE 6 -- LEASES

     Prior to entering into the Bareboat Charter agreement (Note 7), the Company conducted its operations from facilities (boat dock, ticket book, and boarding area) that are leased under a five-year non-cancelable lease expiring on May 31, 2000 with monthly rent payments of $6,500.

     The minimum rental payments required under the above operating lease as of December 31, 1998 are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1999........................................................   $ 78
2000........................................................     33
                                                               ----
                                                               $111
                                                               ====

     Rental expense totaled approximately $39 and $16 in 1997 and 1998, respectively.

NOTE 7 -- BAREBOAT CHARTER

     The Company has a Bareboat Charter agreement that expires April 1999. Revenue related to this Charter equals $100 a month until December 31, 1998 and $50 a month until the expiration date (Note 10). Additionally, beginning in January 1999, the Company receives $3.00 per passenger per month in excess of 12,000 passengers. Lease revenue for this Charter was approximately $700 during the year ended December 31, 1998.

                          FLORIDA CASINO CRUISES, INC.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. The most significant of these are described below:

     The Company is involved in litigation regarding use taxes. The Florida Department of Revenue and Sales and Use Tax Division suit is for $290 which includes $188 of tax. This amount has been accrued in the accompanying financial statements.

     The Company is engaged in litigation with vendors for back payment on goods and services. The Company has accrued for the back payments and those amounts are reflected in the balance sheet.

     The Company has personal injury claims pending and its insurance company is engaged in litigation on behalf of the Company. Personal injury judgments were entered against the Company totaling $225 which are recorded in the accompanying financial statements. The Company is appealing the judgment for $200.

     The state of Georgia has filed a lien against the boat for non-payment of taxes. The lien was filed in Savannah in the amount of $146 which has been accrued for and is reflected in the balance sheet.

     The state of Florida has brought suit against the Company alleging that the ship must obtain a watercraft registration permit in the state of Florida to operate on the state's inner waterways. The Company is vigorously contesting this issue and a conclusion regarding the outcome has not been reached. The amount of loss, if any, related to this litigation has not been estimated. Effective July 1998, the ship operates out of the port in Gloucester, Massachusetts.

NOTE 9 -- STOCKHOLDERS' EQUITY

     During 1997, the Company repurchased 42 shares of common stock for $1,200, the Company paid $150 into escrow and issued a note for $1,050 payable monthly with an interest rate of 9%.


NOTE 10 -- SUBSEQUENT EVENT


     In May 1999, the sole shareholder of the Company sold all of the Company's issued and outstanding common stock to the corporation ("Corporation") that chartered the vessel through the bareboat charter agreement (Note 7). Total consideration given in exchange for all the issued and outstanding shares of the Company's common stock was $4,169, 80,000 shares of the Corporation's common stock valued at $10 per share and warrants to purchase an additional 80,000 shares of the Corporation's common stock at a price of $10 per share. The warrants expire in three years. Additionally, the Corporation will assume responsibility for any disclosed accounts payable relating to the vessel up to $1,450 plus 50% of any amounts in excess of $1,450 and assume a bank mortgage in the amount of $1,300. As of December 31, 1997 and 1998, the Company had received advances on the purchase price from the corporation of $357 and $1,700, respectively, which is represented by a third mortgage on the vessel.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The unaudited pro forma combined balance sheet as of March 31, 1999 gives effect to the business combination of Leisure Time Casinos & Resorts, Inc. and Subsidiaries and Florida Casino Cruises, Inc. effective March 31, 1999.


     The unaudited pro forma combined statements of income (loss) for the year ended June 30, 1998 gives effect to the business combinations between Leisure Time Casinos & Resorts, Inc. and Subsidiaries and Florida Casino Cruises, Inc. effective July 1, 1997.

     These financial statements include the related pro forma adjustments described in the notes thereto. The transactions between Leisure Time Casinos & Resorts, Inc. and Subsidiaries and Florida Casino Cruises, Inc. have been accounted for as combinations of companies under the purchase method of accounting. These pro forma statements are not necessarily indicative of the results of operations as they might have been had the transactions become effective on the above mentioned dates.

     A separate pro forma combined balance sheet for the acquisition of U.S. Games, Inc. is not included as the acquisition took place September 14, 1996 and is included in the historical balance sheet of Leisure Time Casinos & Resorts, Inc. and Subsidiaries as of June 30, 1998.

     The unaudited pro forma combined financial statements should be read in conjunction with the separate historical financial statements and notes thereto of Leisure Time Casinos & Resorts, Inc. and Subsidiaries and Florida Casino Cruises, Inc.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                        FOR THE YEAR ENDED JUNE 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                       PRO FORMA
                                                       LEISURE TIME                                   ADJUSTMENTS
                                                        CASINOS AND                                   ACQUISITION
                                                       RESORTS, INC.   FLORIDA CASINO                 ADJUSTMENTS
                                                            AND           CRUISES,                  ----------------   PRO FORMA
                                                       SUBSIDIARIES         INC.         TOTAL      DEBIT     CREDIT    COMBINED
                                                       -------------   --------------   -------     -----     ------   ----------
Revenue
  Manufacturing......................................   $   28,643         $  --        $28,643     $  --      $ --    $   28,643
  Gaming.............................................           --            --             --        --        --            --
  Other..............................................           --            --             --        --        --            --
                                                        ----------         -----        -------     -----      ----    ----------
        Total revenue................................       28,643            --         28,643        --        --        28,643
                                                        ----------         -----        -------     -----      ----    ----------
Cost of goods sold
  Manufacturing......................................       16,517            --         16,517        --        --        16,517
  Gaming.............................................           --            --             --        --        --            --
  Other..............................................           --            --             --        --        --            --
                                                        ----------         -----        -------     -----      ----    ----------
        Total cost of goods sold.....................       16,517            --         16,517        --        --        16,517
                                                        ----------         -----        -------     -----      ----    ----------
Gross profit
  Manufacturing......................................       12,126            --         12,126        --        --        12,126
  Gaming.............................................           --            --             --        --        --            --
  Other..............................................           --            --             --        --        --            --
                                                        ----------         -----        -------     -----      ----    ----------
        Total gross profit (loss)....................       12,126            --         12,126        --        --        12,126
                                                        ----------         -----        -------     -----      ----    ----------
Selling, general and administrative expenses.........        8,727           318          9,045(4)    140        --         9,185
Research and development costs.......................          642            --            642        --        --           642
Interest expense, net................................          840           426          1,266        --        --         1,266
Litigation...........................................        3,043            --          3,043        --        --         3,043
                                                        ----------         -----        -------     -----      ----    ----------
        Total operating (income) expenses............       13,252           744         13,996       140        --        14,136
                                                        ----------         -----        -------     -----      ----    ----------
Net income (loss) before income tax benefit
  (expense)..........................................       (1,126)         (744)        (1,870)     (140)       --        (2,010)
Income tax benefit (expense).........................          197            --            197        --(3)    547           744
                                                        ----------         -----        -------     -----      ----    ----------
Net income (loss)....................................   $     (929)        $(744)       $(1,673)    $(140)     $547    $   (1,266)
                                                        ==========         =====        =======     =====      ====    ==========
Net income (loss) -- diluted.........................   $     (929)                                                    $   (1,266)
                                                        ==========                                                     ==========
Net income (loss) per common share -- basic..........   $     (.21)                                                    $     (.28)
                                                        ==========                                                     ==========
Net income (loss) per common share --................   $     (.21)                                                    $     (.28)
                                                        ==========                                                     ==========
Weighted average number of common shares
  outstanding -- basic...............................    4,516,528                                                      4,516,528
                                                        ==========                                                     ==========
Weighted average number of common shares
  outstanding -- diluted.............................    4,516,528                                                      4,516,528
                                                        ==========                                                     ==========

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                      AS OF THE YEAR ENDED MARCH 31, 1999

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                                                       PRO FORMA
                                                                                                    ADJUSTMENTS FOR
                                                     LEISURE TIME                                    FLORIDA CASINO
                                                       CASINOS &                                     CRUISES, INC.
                                                     RESORTS, INC.   FLORIDA CASINO                   ACQUISITION
                                                          AND           CRUISES,                   ------------------   PRO FORMA
                                                     SUBSIDIARIES         INC.         TOTAL       DEBIT       CREDIT   COMBINED
                                                     -------------   --------------   -------      ------      ------   ---------
Current assets
  Cash and cash equivalents........................    $  2,540         $   163       $ 2,703      $   --(1)   $2,100    $   603
  Current portion of notes receivable..............           4              --             4          --          --          4
  Trade accounts receivable........................       2,749               2         2,751          --          --      2,751
  Receivable -- other..............................           1              --             1          --          --          1
  Inventories, net.................................       4,068              --         4,068          --          --      4,068
  Prepaid expenses and other.......................         267              --           267          --          --        267
  Deferred tax asset -- current....................          61              --            61          --          --         61
                                                       --------         -------       -------      ------      ------    -------
        Total current assets.......................       9,690             165         9,855          --       2,100      7,755
                                                       --------         -------       -------      ------      ------    -------
Property and equipment, net........................       8,123           2,272        10,395(1)    5,357          --     15,752
Goodwill, net......................................       4,495              --         4,495          --          --      4,495
Non-compete agreement, net.........................       3,889              --         3,889          --          --      3,889
Other assets, net..................................         188              15           203          --          --        203
Deposits...........................................       2,339              --         2,339          --(2)    2,069        270
Deferred tax asset -- long term....................       1,079              --         1,079          --          --      1,079
Long-term portion of notes receivable..............          37              --            37          --          --         37
                                                       --------         -------       -------      ------      ------    -------
        Total assets...............................    $ 29,840         $ 2,452       $32,292      $5,357      $4,169    $33,480
                                                       ========         =======       =======      ======      ======    =======

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Line-of-credit...................................    $      4         $    --       $     4      $   --      $   --    $     4
  Current portion of long-term notes payable.......         402             855         1,257(1)      392          --        865
  Current portion of capital leases................          22              --            22          --          --         22
  Current portion of other long-term liabilities...          80              --            80          --          --         80
  Notes payable -- stockholder.....................          --           2,837         2,837(1)    2,837          --         --
  Accounts payable.................................       2,713             657         3,370          --(1)      195      3,565
  Accrued expenses.................................       4,335             874         5,209(1)      225          --      4,984
  Income taxes payable.............................       2,409              --         2,409          --          --      2,409
  Deferred revenue.................................          38              --            38          --          --         38
                                                       --------         -------       -------      ------      ------    -------
        Total current liabilities..................      10,003           5,223        15,226       3,454         195     11,967
                                                       --------         -------       -------      ------      ------    -------
Long-term liabilities
  Long-term portion of notes payable...............       6,399             834         7,233          --          --      7,233
  Long-term portion of capital leases..............         150              --           150          --          --        150
  Other long-term liabilities......................       4,677           2,069         6,746(2)    2,069          --      4,677
                                                       --------         -------       -------      ------      ------    -------
        Total long-term liabilities................      11,226           2,903        14,129       2,069          --     12,060
                                                       --------         -------       -------      ------      ------    -------
        Total liabilities..........................      21,229           8,126        29,355       5,523         195     24,027
                                                       --------         -------       -------      ------      ------    -------
Commitments and contingencies
Stockholders' equity
  Preferred stock, no par value; 5,000,000 shares
    authorized; none issued........................          --              --            --          --          --         --
  Common stock, $.001 par value; 45,000,000 shares
    authorized; 4,505,380 (1997) and 4,639,154
    (1998) issued and outstanding..................           5              --             5          --          --          5
  Additional paid-in capital.......................       5,147             430         5,577(1)      430(1)      917      6,064
  Retained earnings (accumulated deficit)..........       3,459          (6,104)       (2,645)         --(1)    6,029      3,384
                                                       --------         -------       -------      ------      ------    -------
                                                          8,611          (5,674)        2,937         430       6,946      9,453
                                                       --------         -------       -------      ------      ------    -------
        Total liabilities and stockholders'
          equity...................................    $ 29,840         $ 2,452       $32,292      $5,953      $7,141    $33,480
                                                       ========         =======       =======      ======      ======    =======

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The acquisition of Florida Casino Cruises, Inc. included the following assets and liabilities as detailed below for a total purchase price of $5,086. The Company issued 80,000 shares of common stock valued at $10.00 per share, warrants to purchase 80,000 shares of common stock at $10.00 per share with an imputed value of $117 and paid $4,169 in cash for the outstanding stock of Florida Casino Cruises, Inc. As of March 31, 1999, the Company had advanced $2,069 to Florida Casino Cruises, Inc. prior to the acquisition. The purchase price has been allocated as follows:



                       ASSET CATEGORY                          VALUATION
                       --------------                          ---------
Cash........................................................    $   207
Other assets................................................         19
Property, plant and equipment, net..........................      7,743
Liabilities assumed.........................................     (2,883)
                                                                -------
          Total consideration given.........................    $ 5,086
                                                                =======


     The following adjustments and other information relates to the business combinations between Leisure Time Casinos & Resorts, Inc. and Subsidiaries and Florida Casino Cruises, Inc. Such adjustments were made:

          1 To record the acquisition of Florida Casino Cruises, Inc. at a total purchase price of $4,717.

          2  To offset the advances made to Florida Casino Cruises, Inc.

          3 To recognize pro forma income tax expense (benefit) at a flat 37% effective rate for fiscal year ending June 30, 1998.

          4 To recognize additional depreciation on the vessel acquired in connection with the acquisition of Florida Casino Cruises, Inc. for the year ending June 30, 1998. The vessel is depreciated using the straight line method over 15 years.

     The fiscal year end for Florida Casino Cruises, Inc. is December 31. As such, the pro forma combined statements of income (loss) for the fiscal year ending June 30, 1998 include the results of operations for Florida Casino Cruises, Inc. as of December 31, 1998.

                             INSIDE BACK COVER PAGE



"Imagineering(TM)"
= Imagination + Engineering!



Leisure Time uses "Imagineering(TM)" to provide our customers with solutions to their gaming software problems.



                                [PHOTOS OF GAMES]



4258 Communications Drive Norcross, GA 30093



770.923.9900 Fax 770.923.0097



www.leisuretimecasinos.com

                                1,100,000 SHARES


                              [LEISURE TIME LOGO]


                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                                           , 1999
                            ------------------------

                           SCHNEIDER SECURITIES, INC.


     UNTIL             , 1999, ALL DEALERS SELLING SHARES OF THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses payable by Leisure Time Casinos & Resorts, Inc. ("Leisure Time") in connection with the issuance and distribution of the securities being registered hereby are as follows:

SEC Registration Fee........................................  $  5,050
NASD Filing Fee.............................................  $  2,317
Nasdaq National Market Filing Fee...........................  $ 66,875
Accounting Fees and Expenses................................  $120,000*
Legal Fees and Expenses.....................................  $150,000*
Blue Sky Fees and Expenses..................................  $ 10,000*
Representatives' Non-Accountable Expense Allowance..........  $396,000**
Printing, Freight and Engraving.............................  $140,000*
Miscellaneous...............................................  $  5,758*
                                                              --------
          Total.............................................  $896,000*
                                                              ========

---------------

 * Estimated.

** Estimated based on an assumed offering price of $12.00 per share.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Leisure Time has a $10,000,000 directors and officers liability insurance policy. This insurance policy insures the past, present and future officers and directors of Leisure Time, with certain exceptions, from claims arising out of any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed or attempted, or allegedly committed or attempted.


     Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

     Article Fifth of Leisure Time's Articles of Incorporation, as amended, filed as Exhibit 3.1 to this registration statement provides that a director of Leisure Time shall not be personally liable to Leisure Time or its stockholders for monetary damages for breach of fiduciary duty as a director; except that the provision does not eliminate or limit the liability of a director to Leisure Time or its stockholders for monetary damages otherwise existing for: (i) any breach of the director's duty of loyalty to Leisure Time or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts involving unlawful distributions as specified in the Colorado Business Corporation Act; or (iv) any transaction from which the director derived an improper personal benefit. Further, Article Fifth states that any repeal or modification of the foregoing by the stockholders of Leisure Time shall not adversely affect any right or protection of a director of Leisure Time existing at the time of such repeal or modification.

     Article Sixth of Leisure Time's Articles of Incorporation, as amended, filed as Exhibit 3.1 to this registration statement provides in paragraph 3 that Leisure Time shall indemnify to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of Leisure Time against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of Leisure Time or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at Leisure Time's request. Article Sixth also provides that Leisure Time shall have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.


     Article VI of the Bylaws of Leisure Time, filed as Exhibit 3.3 to this registration statement includes provisions requiring Leisure Time to indemnify any person acting on behalf of Leisure Time who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of Leisure Time, or is or was serving at the request of Leisure Time as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or an employee benefit plan against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself or herself in good faith and that such person reasonably believed (i) in the case of conduct in such person's official capacity with Leisure Time, that such person's conduct was in Leisure Time's best interest, or (ii) in all other cases (except criminal cases) that such person's conduct was at least not opposed to Leisure Time's best interest, or (iii) in the case of any criminal proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in the right of Leisure Time in which the person being indemnified is adjudged liable to Leisure Time or in connection with any proceeding charging that the person being indemnified derived an improper personal benefit, whether or not involving action in an official capacity, in which such person was adjudged liable on the basis that such person derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of Leisure Time shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by Leisure Time to any person being indemnified in advance of the final disposition of the action, suit or proceeding upon receipt of (i) a written affirmation by the person being indemnified as to such person's good faith and belief that such person met the standards of conduct described by the Bylaws, (ii) a written undertaking, executed personally or on behalf of the person being indemnified, to repay such advances if it is ultimately determined that such person did not meet the prescribed standards of conduct, and (iii) a determination is made by a disinterested director of Leisure Time (as described in the Bylaws) that the facts then known to a disinterested director would not preclude indemnification. The Bylaws require that Leisure Time report in writing to stockholders with or before notice of the next meeting of stockholders of any indemnification of or advance of expenses to any director under the indemnification provisions of the Bylaws.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following is information as to all securities of Leisure Time sold by Leisure Time within the past three years which were not registered under the Securities Act of 1933, as amended ("Securities Act"). Leisure Time does not consider issuances of options to employees to purchase Leisure Time's common stock to be sales.


     (a) On May 18, 1996, Leisure Time issued a ten year option to David K. Vanco to purchase 250,000 shares of Leisure Time's common stock at an exercise price of $2.50 per share as consideration for David K. Vanco acting as a finder of financing for Leisure Time. Leisure Time issued the option in reliance on the exemption from registration under Section 4(2) of the Securities Act. Such person had available to him all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (b) On May 29, 1996, Leisure Time issued to ABCD Associates, Ltd. ("ABCD") a $100,000 11% Convertible Promissory Note Due May 29, 1999, in consideration for a ABCD making a $100,000 loan to Leisure Time. The note is convertible into units each consisting of (i) one share of common stock and (ii) one warrant to purchase one share of common stock for $2.50. The conversion price for each unit is $2.50. Beginning on June 29, 1997, and continuing to date, ABCD has converted each monthly payment due on the note into 1,666 shares of common stock and warrants to purchase 1,666 shares of common stock at an exercise price of $2.50 per share. Leisure Time issued the note, the shares of common stock and the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the note and the warrants for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificates evidencing the note and the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.


     (c) On July 8, 1996, Leisure Time issued to Eileen Lynch 13,301 shares of common stock and warrants to purchase 13,301 shares of the common stock exercisable at a price of $2.50 per share in exchange for the conversion of a $28,000 promissory note plus $5,252.50 of interest. Leisure Time issued the shares and warrants in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act. Such person represented to Leisure Time that she acquired the shares and the warrants for her own account and not with a view to distribution and that she had available to her all material information concerning Leisure Time. The certificates evidencing the shares of common stock and the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (d) On July 31, 1996, Leisure Time issued to Paul F. Frymark a $110,000 11% Convertible Promissory Note Due May 30, 1999 as consideration for Paul F. Frymark making a $110,000 loan to Leisure Time. The note is convertible into units each consisting of (i) one share of common stock and (ii) one warrant to purchase one share of common stock for $2.50. The conversion price for each unit is $2.50. Beginning on June 24, 1997, and continuing to date, such person has converted each monthly payment on the note into 1,833 shares of common stock and warrants to purchase 1,833 shares of common stock at an exercise price of $2.50 per share. Leisure Time issued the note, shares of common stock and warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the note, the shares of common stock and the warrants for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the note, the shares of common stock and the warrants each bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (e) On August 9, 1996, Leisure Time issued 90,000 shares of its common stock to Jerry E. Russell for $0.50 per share. Leisure Time issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificate evidencing the shares bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (f) On August 22, 1996, Leisure Time issued to various investors $1,400,000 principal amount of 11% convertible promissory notes due September 1, 1999. The notes are convertible into units, each consisting of (i) one share of common stock, (ii) one warrant to purchase one share of common stock at an exercise price of $1.75 per share and (iii) one warrant to purchase one share of common stock at an exercise price equal to 120% of the initial public offering price of the common stock. Leisure Time issued the notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such persons represented to Leisure Time that they acquired the notes for their own accounts and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the notes bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (g) On August 26, 1996, Leisure Time issued to Lewis J. Thomas 4,892 shares of Leisure Time's common stock and warrants to purchase 4,892 shares of Leisure Time's common stock at an exercise price of $2.50 per share in exchange for the conversion of a $10,080 promissory note plus $2,150 of interest. Leisure Time issued the shares and warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and the warrants for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and the warrants each bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (h) On August 30, 1996, Leisure Time issued 50,000 shares of its common stock to T. D. Reese for $1.00 per share. Leisure Time issued the shares in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificate evidencing the shares bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (i) In September 1996, Leisure Time issued an option to purchase 90,000 shares of its common stock at an exercise price of $0.10 per share to Jerry E. Russell in connection with a loan of $40,000 made by Jerry E. Russell to Leisure Time. Leisure Time issued the option in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the option for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (j) On September 12, 1996, Leisure Time issued warrants to Urban Systems entitling Urban Systems to purchase 8,598 shares of common stock for $2.50 per share in exchange for the extension of certain accounts payable due to Urban Systems. Leisure Time issued the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the warrants for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificate evidencing the warrants bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (k) On October 9, 1996, Leisure Time issued to Mercantile Bank warrants to purchase 35,000 shares of common stock for $1.00 per share in exchange for previous services rendered in 1993. Leisure Time issued the warrants in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the warrants for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificate evidencing the warrants bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (l) On November 25, 1996, Leisure Time issued to Stephen J. Hendricks an option to purchase 40,000 shares of Leisure Time's common stock at an exercise price of $1.00 per share in exchange for previous services rendered from 1993 to 1995. Leisure Time issued the option in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such person had available to him all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (m) On December 31, 1996, Leisure Time issued 18,080 shares of Leisure Time's common stock and warrants to purchase 38,080 shares of Leisure Time's common stock at $2.50 per share to Kerry Lee Hoffman as consideration for Kerry Lee Hoffman acting as a finder of financing for Leisure Time. Leisure Time issued the shares and the warrants in reliance on the exemption from registration under Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and the warrants for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (n) On December 31, 1996, Leisure Time issued 20,000 shares of its common stock to Hoffman Midwest Sales, Inc. in consideration for Hoffman Midwest Sales, Inc. acting as a finder of financing for Leisure Time. Leisure Time issued the shares in reliance on the exemption from registration under Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificate evidencing the shares bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (o) On April 2, 1997, Leisure Time issued to Alan N. Johnson, A. J. Siciliano, Michael A. Siciliano, Elaine M. Barron, Gerald J. Boyle, Sandra J. Boepple, Raymond G. Boyle, Howard P. Boyle, Richard D. Sly, Richard E. Sly and Randi Sly Strittmather options to purchase 41,556, 75,000, 20,000, 20,000, 50,292, 20,000, 20,000, 20,000, 43,000, 20,000 and 20,000 shares of Leisure
Time's common stock, respectively, at an exercise price of $2.50 per share. Leisure Time issued the options in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such persons had available to them all material information concerning Leisure Time. The certificates evidencing the options bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (p) On June 26, 1997, Leisure Time extended the expiration dates of warrants issued to various persons to purchase 128,115 shares of Leisure Time's common stock at a price of $2.50 per share. Leisure Time issued the warrants in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such persons represented to Leisure Time that they originally acquired the warrants for their own account and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (q) On June 30, 1997, Leisure Time issued to David K. Vanco warrants to purchase 11,643 shares of Leisure Time's common stock at an exercise price of $2.80 per share in exchange for David K. Vanco making a loan to Leisure Time. Such person had available to him all material information concerning Leisure Time. The certificate evidencing the warrants bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (r) On December 12, 1997, Leisure Time extended the expiration dates of warrants issued to various persons to purchase 122,907 shares of common stock from March 31, 1998 to March 31, 1999. The extensions were granted due to delays by Leisure Time in conducting a public offering. Leisure Time originally issued the warrants in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act. Such persons represented to Leisure Time that they acquired the warrants for their own account and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (s) Between March 1999 and April 1999, Leisure Time issued 4,000 units consisting of 4,000 shares of its common stock and three year warrants to purchase 4,000 shares of its common stock to several persons for $10.00 per unit. Leisure Time issued the units in reliance upon the exemption from registration provided by Section 4(2) and Regulation D of the Securities Act. Such persons represented to Leisure Time that they acquired the units for their own accounts and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the shares and warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (t) On April 1, 1999, Leisure Time issued 100,000 shares of its common stock and an option to purchase 100,000 shares of its common stock at $6.00 per share to David M. Pote, Jr. in exchange for all of the outstanding stock of RP Capital Corporation. Leisure Time issued the shares and option in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and option for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and option bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (u) In March 1999, fourteen persons exercised outstanding warrants to purchase 60,090 shares of Leisure Time's common stock. Leisure Time issued the shares in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such persons had available to them all material information concerning Leisure Time. The certificates evidencing the shares bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (v) On May 4, 1999, Leisure Time issued 80,000 shares of its common stock and a warrant to purchase 80,000 shares of its common stock at $10.00 per share to J. Kent Manley as part consideration for all of the outstanding stock of Florida Casino Cruises, Inc. Leisure Time issued the shares in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and warrant for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and warrant bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (w) In June 1999, Leisure Time issued an option to purchase 50,000 shares of its common stock at an exercise price of $10.00 per share to Richard A. Harpootlian in consideration of Richard A. Harpootlian providing services in the past to assist Leisure Time in having its data communications device approved for use in the state of South Carolina. Leisure Time issued the option in reliance upon exemption from registration provided by Section 4(2) of the Securities Act. The option is nontransferable other than by will or pursuant to the laws of descent and distribution. Such person had available to him all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (x) In June 1999, Leisure Time issued 9,996 shares of its common stock upon exercise of outstanding warrants that have previously been issued to ABCD as described in paragraph (b) above. Leisure Time issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. ABCD represented to Leisure Time that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.



     (y) In June 1999, David K. Vanco converted his $250,000 11% Convertible Promissory Note Due September 1, 1999, into 200,000 shares of Leisure Time's common stock, warrants to purchase 200,000 shares of Leisure Time's common stock at $1.75 per share and warrants to purchase 200,000 shares of Leisure Time's common stock at 120% of the public offering price per share of Leisure Time's initial public offering. Leisure Time issued the shares of common stock and warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares of common stock and the warrants for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares of common stock and the warrants each bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all exhibits filed as part of this Registration
Statement:


      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
          1.0            -- Form of Underwriting Agreement.*
          1.1            -- Form of Selected Dealers Agreement.*
          2.0            -- Agreement and Plan of Reorganization dated as of August
                            30, 1996, among U.S. Games, Inc., Leisure Time Casinos &
                            Resorts, Inc., Leisure Acquisition, Inc. and Certain
                            Holders of U.S. Games, Inc. Outstanding Stock, Options
                            and Warrants together with Exhibits C, D, E, F, G, H and
                            J thereto. The other schedules and exhibits to the
                            Agreement and Plan of Reorganization are listed therein
                            and copies thereof will be furnished supplementally to
                            the United States Securities and Exchange Commission upon
                            request.*
          2.1            -- Amended and Restated Asset Purchase Agreement dated as of
                            January 31, 1997, between Leisure Time Casinos & Resorts,
                            Inc. and Star of Cincinnati, Inc.*

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
          2.2            -- Accord and Satisfaction and Release of Mortgages
                            Agreement dated as of February 3, 1997, by Leisure Time
                            Casinos & Resorts, Inc., Star of Cincinnati, Inc. and
                            Henry E. Davis Trustee.*
          3.0            -- Articles of Incorporation of Leisure Time Casinos &
                            Resorts, Inc. dated February 4, 1993.*
          3.1            -- Articles of Amendment to the Articles of Incorporation of
                            Leisure Time Casinos & Resorts, Inc. filed on April 3,
                            1997.*
          3.2            -- Articles of Amendment to the Articles of Incorporation of
                            Leisure Time Casinos & Resorts, Inc. filed on May 12,
                            1999.
          3.3            -- Bylaws of Registrant adopted May 12, 1999.
          4.0            -- Form of Representatives Warrant for the Purchase of
                            Common Stock.*
          5.0            -- Opinion of Smith McCullough, P.C. on Legality of Common
                            Stock.
         10.0            -- 1997 Incentive and Nonstatutory Stock Option Plan.*
         10.1            -- Amendment No. 1 to 1997 Incentive and Nonstatutory Stock
                            Option Plan.
         10.2            -- Form of 11% Convertible Promissory Note Due September 1,
                            1999.*
         10.3            -- 11% Convertible Promissory Note Due May 29, 1999.*
         10.4            -- 11% Convertible Promissory Note Due May 30, 1999.*
         10.5            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Alan N.
                            Johnson, Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Alan N. Johnson and Amendment to
                            Employment Agreement dated effective February 22, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Alan N.
                            Johnson.*
         10.6            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Gerald
                            J. Boyle and Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Gerald J. Boyle.*
         10.7            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Elden W.
                            Rance, Amendment to Employment Agreement dated effective
                            September 9, 1998, between Leisure Time Casinos &
                            Resorts, Inc. and Elden W. Rance and Amendment to
                            Employment Agreement dated effective February 22, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Elden W.
                            Rance.*
         10.8            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and R.
                            Thomas Klingel and Amendment to Employment Agreement
                            dated effective September 9, 1998, between Leisure Time
                            Casinos & Resorts, Inc. and R. Thomas Klingel.*
         10.9            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Richard
                            D. Sly and Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Richard D. Sly.*
         10.10           -- Employment Agreement dated effective March 1, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Keko
                            Mottes.*
         10.11           -- Employment Agreement dated effective March 1, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and John J.
                            Pasierb.*
         10.12           -- Employment Agreement dated effective April 20, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Joseph
                            C. Grunda.*

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
         10.13           -- Lease Agreement dated December 1, 1997, between Leisure
                            Time Technology, Inc. and Weeks Realty, L.P.*
         10.14           -- Lease Agreement dated October 31, 1997, between Alan N.
                            Johnson and Leisure Time Casinos & Resorts, Inc.*
         10.15           -- Purchase Agreement dated March 23, 1998, between Lisa
                            Lemon, Inc. and Al Johnson.*
         10.16           -- Amendment to Purchase Agreement dated June 26, 1998,
                            between Lisa Lemon, Inc. and Al Johnson.*
         10.17           -- Assignment dated September 11, 1998, from Al Johnson to
                            Leisure Time Hospitality, Inc.*
         10.18           -- Promissory Note dated September 15, 1998, from Leisure
                            Time Hospitality, Inc. to Lisa Lemon, Inc. and Guaranty
                            of Alan N. Johnson thereof.*
         10.19           -- Mortgage Deed dated September 15, 1998, from Leisure Time
                            Hospitality, Inc. to Lisa Lemon, Inc.*
         10.20           -- Bareboat Charter Party dated as of June 22, 1998, between
                            Florida Casino Cruises, Inc. and Leisure Express Cruise
                            LLC.*
         10.21           -- Addendum to Bareboat Charter Agreement.*
         10.22           -- Purchase Option Agreement dated as of June 22, 1998,
                            between Florida Casino Cruises, Inc. and Leisure Express
                            Cruise, LLC.*
         10.23           -- $3,000,000 Secured Promissory Note dated October 9, 1998, from Leisure Time Cruise Corporation to Foothill Capital
                            Corporation.*
         10.24           -- Security Agreement dated October 9, 1998, between
                            Foothill Capital Corporation and Leisure Time Cruise
                            Corporation.*
         10.25           -- First Preferred Ship Mortgage dated October 9, 1998,
                            between Leisure Time Cruise Corporation and Foothill
                            Capital Corporation.*
         10.26           -- Equipment Security Agreement dated October 9, 1998,
                            between Foothill Capital Corporation and Leisure Time
                            Technology, Inc.*
         10.27           -- Continuing Guaranty dated October 9, 1998, from Leisure
                            Time Technology, Inc. to Foothill Capital Corporation.*
         10.28           -- Continuing Guaranty dated October 9, 1998, from Leisure
                            Time Casinos & Resorts, Inc. to Foothill Capital
                            Corporation.*
         10.29           -- Continuing Guaranty dated October 9, 1998, from Alan N.
                            Johnson to Foothill Capital Corporation.*
         10.30           -- $1,500,000 Promissory Note dated December 17, 1998, from
                            Leisure Belle Cruise LLC to General Electric Capital
                            Corporation.*
         10.31           -- $1,500,000 Loan and Security Agreement dated December 17,
                            1998, between Leisure Belle Cruise, LLC and General
                            Electric Capital Corporation.*
         10.32           -- Guaranty Agreement dated December 17, 1998, from Leisure
                            Time Casinos & Resorts, Inc. to General Electric Capital
                            Corporation.*
         10.33           -- Guaranty Agreement dated December 17, 1998, from Leisure
                            Time Technologies, Inc. to General Electric Capital
                            Corporation.*
         10.34           -- First Preferred Ship Mortgage dated December 17, 1998,
                            from Leisure Belle Cruise, LLC in favor of General
                            Electric Capital Corporation.*
         10.35           -- Consulting Agreement dated March 31, 1998 between Leisure
                            Time Casinos & Resorts, Inc. and A. J. Siciliano.*

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
         10.36           -- Bareboat Charter Party dated as of January 22, 1999,
                            between Florida Casino Cruises, Inc. and Leisure Express,
                            LLC.*
         10.37           -- Purchase Option Agreement dated as of January 22, 1999, between Florida Casino Cruises, Inc. and Leisure Express,
                            LLC.*
         10.38           -- Consulting Agreement dated as of February 1, 1999,
                            between and Kent Manley and Leisure Time Cruise
                            Corporation.*
         10.39           -- Dockage Agreement and Lease dated as of June 1, 1998,
                            between Rowe Square Corporation and Leisure Express
                            Cruise, LLC.*
         10.40           -- Distribution Agreement dated January 23, 1998, between
                            Leisure Time Technology, Inc. and Sao Paulo Games
                            Comercial LTDA.*
         10.41           -- Amendment to the Contract for Distribution dated January
                            22, 1998, between Leisure Time Technology, Inc. and Sao
                            Paulo Games Comercial LTDA.*
         10.42           -- Stock Purchase Agreement dated April 22, 1999, between J.
                            Kent Manley and Leisure Express Cruise, LLC.*
         10.43           -- $2,100,000 Secured Promissory Note dated April 22, 1999, from Leisure Express Cruise, LLC to Foothill Capital
                            Corporation.*
         10.44           -- Security Agreement dated April 22, 1999, between Foothill
                            Capital Corporation and Leisure Express Cruise, LLC.*
         10.45           -- $3,225,000 Secured Promissory Note dated April 22, 1999, from Florida Casino Cruises, Inc. to Foothill Capital
                            Corporation.*
         10.46           -- Security Agreement darted April 22, 1999, between
                            Foothill Capital Corporation and Florida Casino Cruises,
                            LLC.*
         10.47           -- Continuing Guaranty dated April 22, 1999, from Leisure
                            Express Cruise, LLC to Foothill Capital Corporation.*
         10.48           -- First Preferred Ship Mortgage dated April 22, 1999,
                            between Florida Casino Cruises, Inc. and Foothill Capital
                            Corporation.*
         10.49           -- Amendment No. 1 to Loan Documents dated April 22, 1999, between Foothill Capital Corporation and Leisure Time
                            Cruise Corporation.*
         10.50           -- Amendment to and Confirmation of Guaranty dated April 22,
                            1999, by Leisure Time Technology, Inc. in favor of
                            Foothill Capital Corporation.*
         10.51           -- Amendment to and Confirmation of Guaranty dated April 22,
                            1999, by Leisure Time Casinos & Resorts, Inc. in favor of
                            Foothill Capital Corporation.*
         10.52           -- Amendment to and Confirmation of Guaranty dated April 22,
                            1999, by Alan N. Johnson in favor of Foothill Capital
                            Corporation.*
         10.53           -- Second amendment to First Ship Mortgage dated April 22,
                            1999, between Leisure Time Cruise Corporation and
                            Foothill Capital Corporation.*
         10.54           -- Pledge Agreement dated April 22, 1999, between Leisure
                            Express Cruise LLC and Foothill Capital Corporation.*
         10.55           -- Continuing Guaranty dated April 22, 1999, from Leisure
                            Time Cruise Corporation in favor of Foothill Capital
                            Corporation.*
         10.56           -- Continuing Guaranty dated April 22, 1999, from Florida
                            Casino Cruises, Inc. in favor of Foothill Capital
                            Corporation.*
         10.57           -- Continuing Guaranty dated April 22, 1999, from Alan N.
                            Johnson in favor of Foothill Capital Corporation.*
         10.58           -- Master Agreement and Lease between Leisure Express
                            Cruise, LLC and Shoestring Properties Limited Partnership
                            dated April 29, 1999.*

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
         10.59           -- Marina Lease dated April 29, 1999 between Shoestring
                            Properties Limited Partnership and Leisure Time Cruise
                            Corporation.*
         10.60           -- Dockside Lease dated April 29, 1999 between Shoestring
                            Properties Limited Partnership and Leisure Time Cruise
                            Corporation.*
         10.61           -- First Amendment to Lease Agreement dated April 9, 1999
                            between Leisure Time Technology Inc. and Weeks Realty,
                            LP.*
         10.62           -- Form of Unlimited Guaranty in favor of Firestone
                            Financial Corp.
         10.63           -- WCMA Loan and Security Agreement No. 701-07H43 dated
                            November 16, 1998, between Merrill Lynch Business
                            Financial Services, Inc. and Leisure Time Casinos &
                            Resorts, Inc. and Letter Agreement dated February 18,
                            1999.
         10.64           -- Lease dated May 10, 1999, by and between Alan N. Johnson and Leisure Time Casinos & Resorts, Inc.
         10.65           -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Bernard
                            C. Johnson and Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Bernard C. Johnson.
         10.66           -- Promissory Note dated June 18, 1999, from Leisure Time
                            Casinos & Resorts, Inc. to American International
                            Specialty Lines Insurance Company.
         10.67           -- Employment Agreement dated effective July 6, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Eric R.
                            Dey.
         10.68           -- License Agreement effective July 12, 1999, between
                            Radisson Hotels International, Inc. and Leisure Time
                            Hospitality, Inc.
         10.69           -- Form of Custody Agreement.
         21              -- Subsidiaries of the Registrant.*
         23.0            -- Consent of Ehrhardt Keefe Steiner & Hottman PC.
         23.1            -- Consent of Smith McCullough, P.C. (included in Exhibit
                            5.0).
         23.2            -- Consent of Bear Stearns & Co. Inc. dated April 29, 1999.*
         24.0            -- Powers of Attorney.*
         27.0            -- Financial Data Schedule.


---------------


* Previously filed.



ITEM 17. UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

          (2) That for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

             (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon, State of Ohio on July 22, 1999.


                                            LEISURE TIME CASINOS & RESORTS, INC.

                                            By:     /s/ ALAN N. JOHNSON
                                              ----------------------------------
                                              Alan N. Johnson, President and
                                              Chief Executive Officer

                                            By:     /s/ ELDEN W. RANCE
                                              ----------------------------------
                                              Elden W. Rance, Chief Financial
                                                Officer and
                                              Principal Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                                                           TITLE                     DATE
---------                                                           -----                     ----

                /s/ GERALD J. BOYLE*                               Director               July 22, 1999
-----------------------------------------------------
                   Gerald J. Boyle

               /s/ LESTER E. BULLOCK*                              Director               July 22, 1999
-----------------------------------------------------
                  Lester E. Bullock

                 /s/ ALAN N. JOHNSON                               Director               July 22, 1999
-----------------------------------------------------
                   Alan N. Johnson

               /s/ R. THOMAS KLINGEL*                              Director               July 22, 1999
-----------------------------------------------------
                  R. Thomas Klingel

                 /s/ ELDEN W. RANCE                                Director               July 22, 1999
-----------------------------------------------------
                   Elden W. Rance

                 /s/ RICHARD D. SLY*                               Director               July 22, 1999
-----------------------------------------------------
                   Richard D. Sly
               *By /s/ ALAN N. JOHNSON                                                    July 22, 1999
  -------------------------------------------------
          Alan N. Johnson, Attorney-in-Fact

                                 EXHIBIT INDEX


     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
          1.0            -- Form of Underwriting Agreement.*
          1.1            -- Form of Selected Dealers Agreement.*
          2.0            -- Agreement and Plan of Reorganization dated as of August
                            30, 1996, among U.S. Games, Inc., Leisure Time Casinos &
                            Resorts, Inc., Leisure Acquisition, Inc. and Certain
                            Holders of U.S. Games, Inc. Outstanding Stock, Options
                            and Warrants together with Exhibits C, D, E, F, G, H and
                            J thereto. The other schedules and exhibits to the
                            Agreement and Plan of Reorganization are listed therein
                            and copies thereof will be furnished supplementally to
                            the United States Securities and Exchange Commission upon
                            request.*
          2.1            -- Amended and Restated Asset Purchase Agreement dated as of
                            January 31, 1997, between Leisure Time Casinos & Resorts,
                            Inc. and Star of Cincinnati, Inc.*
          2.2            -- Accord and Satisfaction and Release of Mortgages
                            Agreement dated as of February 3, 1997, by Leisure Time
                            Casinos & Resorts, Inc., Star of Cincinnati, Inc. and
                            Henry E. Davis Trustee.*
          3.0            -- Articles of Incorporation of Leisure Time Casinos &
                            Resorts, Inc. dated February 4, 1993.*
          3.1            -- Articles of Amendment to the Articles of Incorporation of
                            Leisure Time Casinos & Resorts, Inc. filed on April 3,
                            1997.*
          3.2            -- Articles of Amendment to the Articles of Incorporation of
                            Leisure Time Casinos & Resorts, Inc. filed on May 12,
                            1999.
          3.3            -- Bylaws of Registrant adopted May 12, 1999.
          4.0            -- Form of Representatives Warrant for the Purchase of
                            Common Stock.*
          5.0            -- Opinion of Smith McCullough, P.C. on Legality of Common
                            Stock.
         10.0            -- 1997 Incentive and Nonstatutory Stock Option Plan.*
         10.1            -- Amendment No. 1 to 1997 Incentive and Nonstatutory Stock
                            Option Plan.
         10.2            -- Form of 11% Convertible Promissory Note Due September 1,
                            1999.*
         10.3            -- 11% Convertible Promissory Note Due May 29, 1999.*
         10.4            -- 11% Convertible Promissory Note Due May 30, 1999.*
         10.5            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Alan N.
                            Johnson, Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Alan N. Johnson and Amendment to
                            Employment Agreement dated effective February 22, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Alan N.
                            Johnson.*
         10.6            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Gerald
                            J. Boyle and Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Gerald J. Boyle.*
         10.7            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Elden W.
                            Rance, Amendment to Employment Agreement dated effective
                            September 9, 1998, between Leisure Time Casinos &
                            Resorts, Inc. and Elden W. Rance and Amendment to
                            Employment Agreement dated effective February 22, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Elden W.
                            Rance.*

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         10.8            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and R.
                            Thomas Klingel and Amendment to Employment Agreement
                            dated effective September 9, 1998, between Leisure Time
                            Casinos & Resorts, Inc. and R. Thomas Klingel.*
         10.9            -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Richard
                            D. Sly and Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Richard D. Sly.*
         10.10           -- Employment Agreement dated effective March 1, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Keko
                            Mottes.*
         10.11           -- Employment Agreement dated effective March 1, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and John J.
                            Pasierb.*
         10.12           -- Employment Agreement dated effective April 20, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Joseph
                            C. Grunda.*
         10.13           -- Lease Agreement dated December 1, 1997, between Leisure
                            Time Technology, Inc. and Weeks Realty, L.P.*
         10.14           -- Lease Agreement dated October 31, 1997, between Alan N.
                            Johnson and Leisure Time Casinos & Resorts, Inc.*
         10.15           -- Purchase Agreement dated March 23, 1998, between Lisa
                            Lemon, Inc. and Al Johnson.*
         10.16           -- Amendment to Purchase Agreement dated June 26, 1998,
                            between Lisa Lemon, Inc. and Al Johnson.*
         10.17           -- Assignment dated September 11, 1998, from Al Johnson to
                            Leisure Time Hospitality, Inc.*
         10.18           -- Promissory Note dated September 15, 1998, from Leisure
                            Time Hospitality, Inc. to Lisa Lemon, Inc. and Guaranty
                            of Alan N. Johnson thereof.*
         10.19           -- Mortgage Deed dated September 15, 1998, from Leisure Time
                            Hospitality, Inc. to Lisa Lemon, Inc.*
         10.20           -- Bareboat Charter Party dated as of June 22, 1998, between
                            Florida Casino Cruises, Inc. and Leisure Express Cruise
                            LLC.*
         10.21           -- Addendum to Bareboat Charter Agreement.*
         10.22           -- Purchase Option Agreement dated as of June 22, 1998,
                            between Florida Casino Cruises, Inc. and Leisure Express
                            Cruise, LLC.*
         10.23           -- $3,000,000 Secured Promissory Note dated October 9, 1998, from Leisure Time Cruise Corporation to Foothill Capital
                            Corporation.*
         10.24           -- Security Agreement dated October 9, 1998, between
                            Foothill Capital Corporation and Leisure Time Cruise
                            Corporation.*
         10.25           -- First Preferred Ship Mortgage dated October 9, 1998,
                            between Leisure Time Cruise Corporation and Foothill
                            Capital Corporation.*
         10.26           -- Equipment Security Agreement dated October 9, 1998,
                            between Foothill Capital Corporation and Leisure Time
                            Technology, Inc.*
         10.27           -- Continuing Guaranty dated October 9, 1998, from Leisure
                            Time Technology, Inc. to Foothill Capital Corporation.*
         10.28           -- Continuing Guaranty dated October 9, 1998, from Leisure
                            Time Casinos & Resorts, Inc. to Foothill Capital
                            Corporation.*

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         10.29           -- Continuing Guaranty dated October 9, 1998, from Alan N.
                            Johnson to Foothill Capital Corporation.*
         10.30           -- $1,500,000 Promissory Note dated December 17, 1998, from
                            Leisure Belle Cruise LLC to General Electric Capital
                            Corporation.*
         10.31           -- $1,500,000 Loan and Security Agreement dated December 17,
                            1998, between Leisure Belle Cruise, LLC and General
                            Electric Capital Corporation.*
         10.32           -- Guaranty Agreement dated December 17, 1998, from Leisure
                            Time Casinos & Resorts, Inc. to General Electric Capital
                            Corporation.*
         10.33           -- Guaranty Agreement dated December 17, 1998, from Leisure
                            Time Technologies, Inc. to General Electric Capital
                            Corporation.*
         10.34           -- First Preferred Ship Mortgage dated December 17, 1998,
                            from Leisure Belle Cruise, LLC in favor of General
                            Electric Capital Corporation.*
         10.35           -- Consulting Agreement dated March 31, 1998 between Leisure
                            Time Casinos & Resorts, Inc. and A. J. Siciliano.*
         10.36           -- Bareboat Charter Party dated as of January 22, 1999,
                            between Florida Casino Cruises, Inc. and Leisure Express,
                            LLC.*
         10.37           -- Purchase Option Agreement dated as of January 22, 1999, between Florida Casino Cruises, Inc. and Leisure Express,
                            LLC.*
         10.38           -- Consulting Agreement dated as of February 1, 1999,
                            between and Kent Manley and Leisure Time Cruise
                            Corporation.*
         10.39           -- Dockage Agreement and Lease dated as of June 1, 1998,
                            between Rowe Square Corporation and Leisure Express
                            Cruise, LLC.*
         10.40           -- Distribution Agreement dated January 23, 1998, between
                            Leisure Time Technology, Inc. and Sao Paulo Games
                            Comercial LTDA.*
         10.41           -- Amendment to the Contract for Distribution dated January
                            22, 1998, between Leisure Time Technology, Inc. and Sao
                            Paulo Games Comercial LTDA.*
         10.42           -- Stock Purchase Agreement dated April 22, 1999, between J.
                            Kent Manley and Leisure Express Cruise, LLC.*
         10.43           -- $2,100,000 Secured Promissory Note dated April 22, 1999, from Leisure Express Cruise, LLC to Foothill Capital
                            Corporation.*
         10.44           -- Security Agreement dated April 22, 1999, between Foothill
                            Capital Corporation and Leisure Express Cruise, LLC.*
         10.45           -- $3,225,000 Secured Promissory Note dated April 22, 1999, from Florida Casino Cruises, Inc. to Foothill Capital
                            Corporation.*
         10.46           -- Security Agreement darted April 22, 1999, between
                            Foothill Capital Corporation and Florida Casino Cruises,
                            LLC.*
         10.47           -- Continuing Guaranty dated April 22, 1999, from Leisure
                            Express Cruise, LLC to Foothill Capital Corporation.*
         10.48           -- First Preferred Ship Mortgage dated April 22, 1999,
                            between Florida Casino Cruises, Inc. and Foothill Capital
                            Corporation.*
         10.49           -- Amendment No. 1 to Loan Documents dated April 22, 1999, between Foothill Capital Corporation and Leisure Time
                            Cruise Corporation.*
         10.50           -- Amendment to and Confirmation of Guaranty dated April 22,
                            1999, by Leisure Time Technology, Inc. in favor of
                            Foothill Capital Corporation.*
         10.51           -- Amendment to and Confirmation of Guaranty dated April 22,
                            1999, by Leisure Time Casinos & Resorts, Inc. in favor of
                            Foothill Capital Corporation.*

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         10.52           -- Amendment to and Confirmation of Guaranty dated April 22,
                            1999, by Alan N. Johnson in favor of Foothill Capital
                            Corporation.*
         10.53           -- Second amendment to First Ship Mortgage dated April 22,
                            1999, between Leisure Time Cruise Corporation and
                            Foothill Capital Corporation.*
         10.54           -- Pledge Agreement dated April 22, 1999, between Leisure
                            Express Cruise LLC and Foothill Capital Corporation.*
         10.55           -- Continuing Guaranty dated April 22, 1999, from Leisure
                            Time Cruise Corporation in favor of Foothill Capital
                            Corporation.*
         10.56           -- Continuing Guaranty dated April 22, 1999, from Florida
                            Casino Cruises, Inc. in favor of Foothill Capital
                            Corporation.*
         10.57           -- Continuing Guaranty dated April 22, 1999, from Alan N.
                            Johnson in favor of Foothill Capital Corporation.*
         10.58           -- Master Agreement and Lease between Leisure Express
                            Cruise, LLC and Shoestring Properties Limited Partnership
                            dated April 29, 1999.*
         10.59           -- Marina Lease dated April 29, 1999 between Shoestring
                            Properties Limited Partnership and Leisure Time Cruise
                            Corporation.*
         10.60           -- Dockside Lease dated April 29, 1999 between Shoestring
                            Properties Limited Partnership and Leisure Time Cruise
                            Corporation.*
         10.61           -- First Amendment to Lease Agreement dated April 9, 1999
                            between Leisure Time Technology Inc. and Weeks Realty,
                            LP.*
         10.62           -- Form of Unlimited Guaranty in favor of Firestone
                            Financial Corp.
         10.63           -- WCMA Loan and Security Agreement No. 701-07H43 dated
                            November 16, 1998, between Merrill Lynch Business
                            Financial Services, Inc. and Leisure Time Casinos &
                            Resorts, Inc. and Letter Agreement dated February 18,
                            1999.
         10.64           -- Lease dated May 10, 1999, by and between Alan N. Johnson and Leisure Time Casinos & Resorts, Inc.
         10.65           -- Employment Agreement dated effective July 1, 1998,
                            between Leisure Time Casinos & Resorts, Inc. and Bernard
                            C. Johnson and Amendment to Employment Agreement dated
                            effective September 9, 1998, between Leisure Time Casinos
                            & Resorts, Inc. and Bernard C. Johnson.
         10.66           -- Promissory Note dated June 18, 1999, from Leisure Time
                            Casinos & Resorts, Inc. to American International
                            Specialty Lines Insurance Company.
         10.67           -- Employment Agreement dated effective July 6, 1999,
                            between Leisure Time Casinos & Resorts, Inc. and Eric R.
                            Dey.
         10.68           -- License Agreement effective July 12, 1999, between
                            Radisson Hotels International, Inc. and Leisure Time
                            Hospitality, Inc.
         10.69           -- Form of Custody Agreement.
         21              -- Subsidiaries of the Registrant.*
         23.0            -- Consent of Ehrhardt Keefe Steiner & Hottman PC.
         23.1            -- Consent of Smith McCullough, P.C. (included in Exhibit
                            5.0).
         23.2            -- Consent of Bear Stearns & Co. Inc. dated April 29, 1999.*
         24.0            -- Powers of Attorney.*
         27.0            -- Financial Data Schedule.


---------------


* Previously filed.